Exhibit 10.1

Execution Version

Published CUSIP Number: 29088UAA5

$520,000,000

CREDIT AGREEMENT

among

Expo Event Midco, Inc.,
as Holdings,

Emerald Expositions Holding, Inc.,
as Borrower,

The Several Lenders from Time to Time Parties Hereto,

Goldman Sachs Bank USA,

as Syndication Agent,

Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc.,
Royal Bank of Canada and UBS Securities LLC,

 as Co-Documentation Agents,

and

Bank of America, N.A.,
as Administrative Agent

Dated as of June 17, 2013

Bank of America, N.A.,
Goldman Sachs Bank USA,

Credit Suisse Securities (USA) LLC,
Morgan Stanley Senior Funding, Inc.,
RBC Capital Markets, LLC* and

 UBS Securities LLC,

 as Joint Lead Arrangers and Joint Bookrunners

* RBC Capital Markets, LLC is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

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SECTION 4.	REPRESENTATIONS AND WARRANTIES	95

4.1	Financial Condition	95
4.2	No Change	96
4.3	Existence; Compliance with Law	96
4.4	Power; Authorization; Enforceable Obligations	96
4.5	No Legal Bar	97
4.6	Litigation	97
4.7	Ownership of Property; Liens	97
4.8	Intellectual Property	97
4.9	Taxes	98
4.10	Federal Regulations	98
4.11	ERISA	98
4.12	Investment Company Act; Other Regulations	98
4.13	Environmental Matters	98
4.14	Accuracy of Information, etc.	99
4.15	Security Documents	99
4.16	Solvency	100
4.17	Patriot Act; FCPA; OFAC	100
4.18	Status as Senior Indebtedness	101

SECTION 5.	CONDITIONS PRECEDENT	101

5.1	Conditions to Closing Date	101
5.2	Conditions to Each Borrowing Date	104

SECTION 6.	AFFIRMATIVE COVENANTS	105

6.1	Financial Statements	105
6.2	Certificates; Other Information	106
6.3	Payment of Taxes	107
6.4	Maintenance of Existence; Compliance with Law	107
6.5	Maintenance of Property; Insurance	108
6.6	Inspection of Property; Books and Records; Discussions	108
6.7	Notices	108
6.8	Environmental Laws	109
6.9	Additional Collateral, etc.	109
6.10	Credit Ratings	111
6.11	Further Assurances	111
6.12	Designation of Unrestricted Subsidiaries	112
6.13	ERISA	112
6.14	Use of Proceeds	112

SECTION 7.	NEGATIVE COVENANTS	112

7.1	Total First Lien Net Leverage Ratio	113
7.2	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock	113
7.3	Limitation on Restricted Payments	118
7.4	Dividend and Other Payment Restrictions Affecting Subsidiaries	125
7.5	Asset Sales	127

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7.6	Transactions with Affiliates	129
7.7	Liens	132
7.8	Merger, Consolidation or Sale of All or Substantially All Assets	132
7.9	Sale Leaseback Transactions	134
7.10	Changes in Fiscal Periods	134
7.11	Negative Pledge Clauses	134
7.12	Lines of Business	134
7.13	Amendments to Organizational Documents	135

SECTION 8.	GUARANTEE	135

8.1	The Guarantee	135
8.2	Obligations Unconditional	135
8.3	Reinstatement	136
8.4	No Subrogation	137
8.5	Remedies	137
8.6	Instrument for the Payment of Money	137
8.7	Continuing Guarantee	137
8.8	General Limitation on Guarantor Obligations	137
8.9	Release of Subsidiary Guarantors	138
8.10	Right of Contribution	138
8.11	Keepwell	138

SECTION 9.	EVENTS OF DEFAULT	138

9.1	Events of Default	138
9.2	Action in Event of Default	141
9.3	Right to Cure	142
9.4	Application of Proceeds	142

SECTION 10.	ADMINISTRATIVE AGENT	143

10.1	Appointment and Authority	143
10.2	Rights as a Lender	144
10.3	Exculpatory Provisions	144
10.4	Reliance by Administrative Agent	145
10.5	Delegation of Duties	146
10.6	Resignation and Removal of Administrative Agent	146
10.7	Non-Reliance on Administrative Agent and Other Lenders	147
10.8	No Other Duties, Etc.	148
10.9	Administrative Agent May File Proofs of Claim	148
10.10	Collateral and Guaranty Matters	148
10.11	Intercreditor Agreements	149
10.12	Withholding Tax Indemnity	150
10.13	Indemnification	150

SECTION 11.	MISCELLANEOUS	151

11.1	Amendments and Waivers	151
11.2	Notices	154
11.3	No Waiver; Cumulative Remedies	155

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11.4	Survival of Representations and Warranties	156
11.5	Payment of Expenses and Taxes	156
11.6	Successors and Assigns; Participations and Assignments	157
11.7	Adjustments; Set-off	163
11.8	Counterparts; Electronic Execution	163
11.9	Severability	164
11.10	Integration	164
11.11	Governing Law	164
11.12	Submission To Jurisdiction; Waivers	164
11.13	Acknowledgements	165
11.14	[Reserved]	165
11.15	Confidentiality	165
11.16	Waivers Of Jury Trial	166
11.17	USA Patriot Act Notification	166
11.18	Maximum Amount	166
11.19	Lender Action	167
11.20	No Fiduciary Duty	167

SCHEDULES:

1.1A	Commitments
1.1B	Mortgaged Properties
4.9	Taxes
4.15(a)	UCC Filing Jurisdictions
5.1(h)	Local Counsel

EXHIBITS:

A	Form of Pledge and Security Agreement
B	Form of Compliance Certificate
C	[Reserved]
D	Form of Assignment and Assumption
E	Form of Exemption Certificate
F-1	Form of Revolving Loan Note
F-2	Form of Swingline Loan Note
F-3	Form of Term Loan Note
G	Intercreditor Terms
H	Form of Guarantor Joinder Agreement
I	Form of Borrowing Request
J	Form of Solvency Certificate

-iv-

CREDIT AGREEMENT (this “Agreement”), dated as of June 17, 2013, among Expo Event Midco, Inc., a Delaware corporation (“Holdings”), Emerald Expositions Holding, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors (this and each other capitalized term used herein without definition having the meaning assigned to such term in Section 1.1) from time to time party hereto, the several banks, financial institutions, institutional investors and other entities from time to time party hereto as lenders (the “Lenders”), the Issuing Lenders from time to time party hereto and Bank of America, N.A., as Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of May 4, 2013 (such agreement, together with all schedules and exhibits thereto, as amended, supplemented or otherwise modified from time to time in a manner that would not result in a failure of the condition precedent set forth in Section 5.1(b)(i), the “Acquisition Agreement”), by and between Expo Event Transco, Inc., a Delaware corporation, as buyer (“Buyer”), and VNU International B.V., a company incorporated under the laws of the Netherlands, as seller (“Seller”), Buyer will acquire (the “Acquisition”) from Seller all of the capital stock of Nielsen Business Media Holding Company, a Delaware corporation (“NBM Holding”);

WHEREAS, in connection with the Acquisition, Buyer will be merged with and into NBM Holding, with the Borrower as the surviving corporation, and change its name to Emerald Expositions Holding, Inc.; and

WHEREAS, to finance a portion of the Acquisition and for other purposes described herein, the Lenders have agreed to extend certain credit facilities to the Borrower in an aggregate amount not to exceed $520,000,000, consisting of (i) Term Loans in an aggregate principal amount of $430,000,000 and (ii) Revolving Commitments (which Revolving Commitments shall include subfacilities as set forth herein with respect to L/C Commitments and Swingline Commitments) in an aggregate principal amount of $90,000,000.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1.     DEFINITIONS

1.1       Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, (c) the Eurodollar Base Rate that would then be in effect for a Eurodollar Loan with an Interest Period of one month plus 1% (provided that, for the avoidance of doubt, the Eurodollar Base Rate for any day (for purposes of the definition of “ABR”) shall be based on the rate determined on such day at approximately 11:00 A.M. (London, England time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association (or any successor thereto if the British Bankers’ Association is no longer making such a rate available) as an authorized vendor for the purpose of displaying such rates)) and (d) in the case of any Term Loan, 2.25% per annum. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acceptable Price”: as defined in the definition of “Dutch Auction.”

“Accepting Lenders”: as defined in Section 2.27(a).

“Acquired Indebtedness”: with respect to any specified Person:

(a)       Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of such specified Person; and

(b)       Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

provided that any Indebtedness of such Person that is extinguished, redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such other Person becomes a Subsidiary of the specified Person will not be Acquired Indebtedness.

“Acquisition”: as defined in the recitals hereto.

“Acquisition Agreement”: as defined in the recitals hereto.

“Acquisition Agreement Representations”: such of the representations and warranties made by or on behalf of the Borrower in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Buyer has the right to terminate its obligations, or decline to consummate the Acquisition, under the Acquisition Agreement as a result of a breach of such representations and warranties.

“Additional Lender”: at any time, any bank or other financial institution that agrees to provide any portion of any (a) Revolving Commitment Increase or Incremental Term Loans pursuant to an Incremental Amendment in accordance with Section 2.24 or (b) Permitted Credit Agreement Refinancing Debt pursuant to a Refinancing Amendment in accordance with Section 2.25; provided that (i) the Administrative Agent, the Issuing Lender and the Swingline Lender shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Additional Lender if such consent would be required under Section 11.6(b) for an assignment of Loans or Revolving Commitments, as applicable, to such Additional Lender, (ii) the Borrower shall have consented to such Additional Lender and (iii) if such Additional Lender is an Affiliated Lender, such Additional Lender must comply with the limitations and restrictions set forth in Section 11.6(b)(iv).

“Administrative Agent”: Bank of America, together with its affiliates, as the administrative agent for the Lenders and as the collateral agent for the Secured Parties under this Agreement and the other Loan Documents, together with any of its successors in such capacities.

“Affiliate”: with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliated Lender”: the Sponsor, any Debt Fund Affiliate or any Non-Debt Fund Affiliate.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Applicable Discount”: as defined in the definition of “Dutch Auction.”

“Applicable Margin”: with respect to:

(a)       any Revolving Loan, (i) initially, 4.25% per annum in the case of Eurodollar Loans and 3.25% per annum in the case of ABR Loans and (ii) from and after the first Business Day immediately following the delivery to the Administrative Agent of a Compliance Certificate (pursuant to Section 6.2(c)) for any fiscal quarter of the Borrower ending more than six months following the Closing Date wherein the Total First Lien Net Leverage Ratio is less than or equal to 3.50 to 1.00, 4.00% per annum in the case of Eurodollar Loans and 3.00% per annum in the case of ABR Loans;

(b)       any Term Loan other than any Incremental Term Loan or any Other Term Loan, 4.25% per annum in the case of Eurodollar Loans and 3.25% per annum in the case of ABR Loans;

(c)       any Incremental Term Loan, the Applicable Margin shall be as set forth in the Incremental Amendment relating to the Incremental Term Commitment in respect of such Incremental Term Loan;

(d)       any Other Term Loan or any Other Revolving Loan, the Applicable Margin shall be as set forth in the Refinancing Amendment relating to such Loan; and

(e)       any Extended Term Loan or any Extended Revolving Loan, the Applicable Margin shall be as set forth in the Loan Modification Agreement relating to such Loan.

“Applicable Requirements”: in respect of any Indebtedness, Indebtedness that satisfies the following requirements:

(a)       such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions), in each case prior to the date that is 91 days after the then Latest Maturity Date at the time such Indebtedness is incurred;

(b)       if such Indebtedness is secured by the Collateral, a Senior Representative acting on behalf of the holders of such Indebtedness has become party to an Intercreditor Agreement (or any Intercreditor Agreement has been amended or replaced in a manner reasonably acceptable to the

Administrative Agent, which results in such Senior Representative having rights to share in the Collateral on a pari passu basis or a junior-lien basis, as applicable);

(c)       if such Indebtedness is secured on a pari passu basis by the Collateral, it is in the form of debt securities or other Indebtedness that is not in the form of a credit facility;

(d)       to the extent such Indebtedness is secured, it is not secured by any property or assets of Holdings, the Borrower or any Restricted Subsidiary other than the Collateral (it being agreed that such Indebtedness shall not be required to be secured by all of the Collateral); provided that Indebtedness that may be incurred by Non-Guarantor Subsidiaries pursuant to Section 7.2 may be secured by assets of Non-Guarantor Subsidiaries;

(e)       if such Indebtedness is permitted under Section 7.2 and such Indebtedness is incurred by (i) any Non-Guarantor Subsidiary, such Indebtedness shall not be guaranteed by any Loan Party and (ii) the Borrower or any Guarantor, such Indebtedness shall not be guaranteed by any Person other than the Borrower or any Guarantor and shall not have any obligors other than the Borrower or any Guarantor; and

(f)        the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions and financial covenants) are (i) taken as a whole, not materially more favorable to the providers of such Indebtedness than those set forth in the Loan Documents or (ii) on market terms for “high yield” notes of the type being incurred at the time of incurrence (it being agreed that, subject to clause (c) above, such Indebtedness may be in the form of notes or a credit agreement), except in each case for covenants or other provisions contained in such Indebtedness that are applicable only after the then Latest Maturity Date;

provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements of this definition, shall be conclusive evidence that such terms and conditions satisfy the requirements of this definition, unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Applicable Total First Lien Net Leverage Ratio Level”: on a Pro Forma Basis, as at the last day of any period of four consecutive fiscal quarters of the Borrower commencing with the fiscal quarter ending September 30, 2013, 6.00 to 1.00.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Electronic Communications”: as defined in Section 11.2.

“Approved Fund”: as defined in Section 11.6(b)(ii).

“Asset Sale”:

(1)       the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale Leaseback

Transaction) of the Borrower or any Restricted Subsidiary of the Borrower (each referred to in this definition as a “disposition”) or

(2)       the issuance or sale of Equity Interests of any Restricted Subsidiary of the Borrower (other than (1) directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law or (2) Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued in compliance with Section 7.2, other than to the Borrower or another Restricted Subsidiary of the Borrower (whether in a single transaction or a series of related transactions), in each case other than:

(a)       a sale, exchange or other disposition of cash, Cash Equivalents or Investment Grade Securities or obsolete, damaged, unnecessary, unsuitable or worn out equipment or any sale or disposition of property or assets in connection with scheduled turnarounds, maintenance and equipment and facility updates or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;

(b)       the sale, conveyance or other disposition of all or substantially all of the assets of the Borrower in a manner pursuant to Section 7.8;

(c)       any Permitted Investment or Restricted Payment that is permitted to be made, and is made, under Section 7.3;

(d)       any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate Fair Market Value of less than $5,000,000;

(e)       any transfer or disposition of property or assets by a Restricted Subsidiary of the Borrower to the Borrower or by the Borrower or a Restricted Subsidiary of the Borrower to a Restricted Subsidiary of the Borrower that is a Guarantor hereunder;

(f)        sales of assets received by the Borrower or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(g)       any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h)       the unwinding of any Hedging Obligations;

(i)        the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale in the ordinary course of business or the conversion of accounts receivable into a notes receivable;

(j)        the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(k)       any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including Sale Leaseback Transactions permitted by this Agreement;

(l)        any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Similar Business of comparable or greater market value or usefulness to the business of the Borrower and its Restricted Subsidiaries, as a whole, as determined in good faith by the

Borrower, which in the event of an exchange of assets with a Fair Market Value in excess of (i) $5,000,000 shall be evidenced by an Officer’s Certificate and (ii) $10,000,000 shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Borrower;

(m)      the grant in the ordinary course of business of any license or sub-license of patents, trademarks, know-how and any other intellectual property;

(n)       any sale or other disposition deemed to occur with creating, granting or perfecting a Lien not otherwise prohibited by this Agreement or the Loan Documents;

(o)       the surrender or waiver or contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(p)       foreclosures, condemnations or any similar action on assets; and

(q)       the sale (without recourse) of receivables (and related assets) pursuant to factoring arrangements entered into in the ordinary course of business.

“Assignee”: as defined in Section 11.6(b)(i).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.

“Attributable Debt”: in respect of a Sale Leaseback Transaction, at the time of determination, the present value of the obligation of the Group Member that acquires, leases or licenses back the right to use all or a material portion of the subject property for net rental, license or other payments during the remaining term of the lease, license or other arrangement included in such Sale Leaseback Transaction including any period for which such lease, license or other arrangement has been extended or may, at the sole option of the other party (or parties) thereto, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Auction Purchase”: a purchase of Loans or Commitments pursuant to a Dutch Auction (x) in the case of a Permitted Auction Purchaser, in accordance with the provisions of Section 11.6(b)(iii) or (y) in the case of an Affiliated Lender, in accordance with the provisions of Section 11.6(b)(iv).

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Bank of America” means Bank of America, N.A., a national banking association, acting in its individual capacity, and its successors.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy”, as now and hereinafter in effect, or any successor statute.

“Beneficiary”: the Administrative Agent, each Issuing Lender, each Lender, each Qualified Counterparty and each Cash Management Provider.

“Beneficially Own”: as defined within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; “Beneficial Ownership” shall have a correlative meaning.

“Benefited Lender”: as defined in Section 11.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”: as to any Person, the board of directors or managers, sole member or managing member, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duty authorized committee thereof.

“Borrower”: as defined in the preamble hereto.

“Borrowing” a Revolving Borrowing, a Swingline Borrowing or a Term Borrowing, as the context may require.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Request”: a certificate duly executed by a Responsible Officer (or, with respect to a Borrowing Request from Buyer delivered prior to the Closing Date in respect of the Borrowings to be made on the Closing Date, the chief executive officer, president, vice president or chief financial officer of Buyer) substantially in the form of Exhibit I.

“Business”: as defined in Section 4.13(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Buyer”: as defined in the recitals hereto.

“Calculation Period”: as defined in Section 7.2(a).

“Cancellation” or “Cancelled”: the cancellation, termination and forgiveness by Permitted Auction Purchaser of all Loans, Commitments and related Obligations acquired in connection with an Auction Purchase or other acquisition of Term Loans, which cancellation shall be consummated as described in Section 11.6(b)(iii)(C) and the definition of “Eligible Assignee.”

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person or any Restricted Subsidiary during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of the Borrower and the Restricted Subsidiaries.

“Capital Stock”: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligations”: at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP. For the avoidance of doubt, “Capitalized Lease Obligations” shall not include obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Closing Date.

“Cash Collateral”: as defined in the definition of “Collateralize.”

“Cash Collateralize”: as defined in Section 3.2(b).

“Cash Contribution Amount”: the aggregate amount of cash contributions made to the capital of the Borrower or any Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents”:

(1)       U.S. dollars, Canadian dollars, pounds sterling, euros, the national currency of any participating member state of the European Union and local currencies held by the Borrower and Restricted Subsidiaries from time to time in the ordinary course of business in connection with any business conducted by such Person in such foreign jurisdiction;

(2)       securities issued or directly and fully guaranteed or insured by the government of the United States, Canada or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3)       certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500,000,000, or the foreign currency equivalent thereof, and whose long-term debt is rated with an Investment Grade Rating by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4)       repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)       commercial paper issued by a corporation (other than an Affiliate of the Borrower) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6)       readily marketable direct obligations issued by any state or commonwealth of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)       Indebtedness issued by Persons (other than the Sponsor or any of its Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;

(8)       investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above; and

(9)       instruments equivalent to those referred to in clauses (1) through (7) above denominated in Euro or pound sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with (a) any business conducted by any Restricted Subsidiary organized in such jurisdiction or (b) any Investment in the jurisdiction where such Investment is made.

“Cash Management Agreement”: any agreement to provide Cash Management Services.

“Cash Management Obligations”: all obligations, including guarantees thereof, of any Group Member to a Cash Management Provider that has appointed in writing the Administrative Agent as its collateral agent in a manner reasonably acceptable to the Administrative Agent and has agreed in writing with the Administrative Agent that it is providing Cash Management Services to one or more Group Members arising from transactions in the ordinary course of business of any Group Member, to the extent such obligations are primary obligations of a Loan Party or are guaranteed by a Loan Party.

“Cash Management Provider”: any Person that, as of the Closing Date or as of the date it enters into any Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a counterparty to such Cash Management Agreement.

“Cash Management Services”: any cash management facilities or services, including (i) treasury, depositary and overdraft services, automated clearinghouse transfer of funds (ii) foreign exchange, netting and currency management services and (iii) purchase cards, credit or debit cards, electronic funds transfer, automated clearinghouse arrangements or similar services.

“Change in Law”: (a) the adoption or taking effect of any Requirement of Law after the Closing Date, (b) any change in any Requirement of Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the Closing Date or (c) the compliance by any Lender or the Issuing Lender with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) of the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case constitute a “Change in Law” regardless of the date enacted, adopted or issued.

“Change of Control”: at any time, (a) prior to a Qualified Public Offering, the Permitted Investors (i) shall fail to have the right, directly or indirectly, by voting power, contract or otherwise, to elect or designate for election at least a majority of the board of directors of Holdings or (ii) shall fail to Beneficially Own Capital Stock of Holdings representing a majority of the voting power represented by the issued and outstanding Capital Stock of Holdings, (b) after a Qualified Public Offering, any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Investors, shall Beneficially Own Capital Stock of Holdings representing more than 35.0% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Holdings and the percentage of the aggregate ordinary voting power represented by such Capital Stock Beneficially Owned by such person or group exceeds the percentage of the aggregate ordinary voting power represented by Capital Stock of Holdings then Beneficially Owned by the Permitted Investors, unless (i) the Permitted Investors have, at such time, the right or the ability, directly or indirectly, by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Holdings or (ii) during any period of twelve (12) consecutive months immediately prior to such time, a majority of the seats (other than vacant seats) on the board of directors of Holdings shall be occupied by persons who were (x) members of the board of directors of Holdings on the Closing Date or nominated by one or more Permitted Investors or Persons nominated by one or more Permitted Investors or (y) appointed by directors so nominated, (c) Holdings shall cease to Beneficially Own, directly or indirectly, 100% of the issued and outstanding Capital Stock of the Borrower or (d) a “change of control” or similar event shall occur under the Senior Notes or other Indebtedness of the Borrower and the Restricted Subsidiaries the outstanding principal amount of which exceeds $15,000,000 in the aggregate.

“Class”: (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Lenders or Term Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Commitments, Other Revolving Commitments, Extended Revolving Commitments, Term Commitments, Incremental Term Commitments, Other Term Commitments or Extended Term Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Loans, Other Revolving Loans, Extended Revolving Loans, Term Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans. Other Term Commitments, Extended Term Commitments, Other Term Loans, Extended Term Loans, Other Revolving Commitments, Extended Revolving Commitments (and the Other Revolving Loans and Extended Revolving Loans made pursuant thereto) and Incremental Term Loans made pursuant to any Incremental Amendment that have different terms and conditions shall be construed to be in different Classes.

“Closing Date”: June 17, 2013.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all of the assets and property of the Loan Parties and any other Person, now owned or hereafter acquired, whether real, personal or mixed, upon which a Lien is purported to be created by any Security Document; provided, however, that the Collateral shall not include (i) Excluded Assets, (ii) any Capital Stock or any assets of any Excluded Foreign Subsidiary described in clause (ii) or (iii) of the definition of Excluded Foreign Subsidiary and (iii) any Capital Stock of an Excluded Foreign Subsidiary described in clause (i) of the definition of Excluded Foreign Subsidiary representing in excess of 65% of the total outstanding voting Capital Stock of such Excluded Foreign Subsidiary.

“Collateralize”: to (i) pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lenders and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent or (ii) issue back to back letters of credit for the benefit of the Issuing Lender in a form and substance reasonably satisfactory to the Administrative Agent, in each case, in an amount not less than 103% of the outstanding L/C Obligations.

“Commitment”: as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee”: as defined in Section 2.8(a).

“Commitment Fee Rate”: initially, 0.50% per annum, and from and after the first Business Day immediately following the delivery to the Administrative Agent of a Compliance Certificate (pursuant to Section 6.2(c)) for any fiscal quarter of the Borrower ending more than six months following the Closing Date wherein the Total First Lien Net Leverage Ratio is less than or equal to 3.50 to 1.00, 0.375% per annum.

“Commitment Letter”: the commitment letter, dated as of May 4, 2013, among Bank of America, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Bank USA, Credit Suisse AG, Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, UBS Loan Finance LLC, UBS Securities LLC and Holdings.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with Holdings or the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings or the Borrower and that is treated as a single employer under Section 414 of the Code.

“Company Material Adverse Effect”: any material adverse change, event, circumstance or development with respect to the Business or the Company Group; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a “Company Material Adverse Effect”:

(a)       changes that are the result of economic or political factors affecting the national, regional or world economy, acts of war (whether or not declared) or terrorism or acts of God unless there is a disproportionate impact on the Business;

(b)       changes that are the result of factors generally affecting the industries or markets in which the Company Group operates unless there is a disproportionate impact on the Business;

(c)       any adverse change, effect or circumstance arising out of or resulting from the pendency or announcement of the transactions contemplated by the Acquisition Agreement;

(d)       changes in Law, rule or regulations or generally accepted accounting principles or the interpretation thereof; and

(e)       any action taken to the extent expressly permitted or required by the Acquisition Agreement.

For the purposes of the foregoing definition of “Company Material Adverse Effect” only (i) the “Company” shall mean Nielsen Business Media Holding Company, a Delaware corporation; (ii) the “Company Group” shall mean the Company, Nielsen Business Media, Inc., Foremost Exhibits, Inc., and Rangefinder Publishing Co., Inc.; (iii) the “Business” shall mean the business, of the Company by and through the Company Group, of operating business-to-business tradeshows, conferences, publications and digital media in the following industries and markets: General Merchandise, Sports, Retail and Hospitality Design, Jewelry, Photography, Apparel, Building, Healthcare and Military; (iv) “Law” shall mean any U.S. or foreign federal, national, state, municipal or local statute, law, code, rule, regulation, ordinance, constitution, treaty, Order or other requirement or rule of law (including common law) or other pronouncement of any Governmental Entity having the effect of law (including, for the avoidance of doubt, any laws relating to gaming, anti-corruption and anti-money laundering); (v) “Order” shall mean any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Entity or arbitrator; and (vi) “Governmental Entity” shall mean any federal, state or local court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated June 2013 and furnished to certain Lenders.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and the Restricted Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Loans to the extent otherwise included therein.

“Consolidated EBITDA”: with respect to the Borrower and its Restricted Subsidiaries for any period, the Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period:

(1)       increased (without duplication) by:

(a)       provision for taxes based on income or profits or capital, including state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income, including an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 7.3(b)(xii) which shall be included as though such amounts had been paid as income taxes directly by such Person; plus

(b)       consolidated Fixed Charges of such Person for such period (including (x) bank fees and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(t) through (1)(y) thereof, in each case, to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)       Consolidated Non-Cash Charges of such Person for such period to the extent such non-cash charges were deducted (and not added back) in computing Consolidated Net Income; plus

(d)       any expenses (including legal and professional expenses) or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the Incurrence of Indebtedness permitted to be Incurred by this Agreement, including a refinancing thereof (whether or not successful), and any amendment or modification to the terms of any such transaction, including such fees, expenses or charges related to the Transactions, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e)       the amount of any cash restructuring costs and expenses included in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Closing Date, costs related to the closure and/or consolidation of facilities and the amount of cash corporate or overhead expenses incurred as a result of the transition to operating as a stand-alone entity included in such period in computing Consolidated Net Income; plus

(f)        any other non-cash charges, including any write offs or write downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g)       the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h)       the amount of management, monitoring, consulting and advisory fees (including termination fees) and related expenses paid or accrued in such period to the Investors to the extent otherwise permitted under Section 7.6 to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(i)        the amount of cost savings, operating expense reductions, restructuring charges and expenses and synergies that are expected to be realized as a result of actions taken or expected to be taken within 12 months after the date of any acquisition, disposition, restructuring or the implementation of an initiative, as applicable (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, restructuring charges and expenses and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such actions are to be taken within 12 months after the consummation of the acquisition, disposition, restructuring or the implementation of an initiative, as applicable, which is expected to result in cost savings, operating expense reductions, restructuring charges and expenses or synergies, (B) no cost savings, operating expense reductions, restructuring charges and expenses or synergies shall be added pursuant to this defined term to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period and (C) the aggregate amount of cost savings, operating expense reductions, restructuring charges and expenses and synergies added pursuant to this clause (i) and clause (j) below in any period of four consecutive fiscal quarters (together, the “Specified EBITDA Adjustments”) shall not exceed 15.0% of Consolidated EBITDA (prior to giving effect to this clause (i) and clause (j) below) in the aggregate for any period of four consecutive fiscal quarters (which adjustments may be incremental to pro forma adjustments made pursuant to the second paragraph of the definition of “Fixed Charge Coverage Ratio”); plus

(j)        expected cost savings, operating expense reductions, restructuring charges and expenses and synergies related to the Transactions projected by the Borrower in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken (in the good faith determination of the Borrower) within 12 months after the Closing Date, provided that the aggregate amount of cost savings, operating expense reductions, restructuring charges and expenses and synergies added pursuant to this clause (j) and clause (i) above in any period of four consecutive fiscal quarters shall not exceed 15.0% of Consolidated EBITDA (prior to giving effect to this clause (j) and clause (i) above) in the aggregate for any period of four consecutive fiscal quarters (which adjustments may be incremental to pro forma adjustments made pursuant to the second paragraph of the definition of “Fixed Charge Coverage Ratio”); plus

(k)       any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interest of the Borrower (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 7.3(a)(3) to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(l)        for purposes of determining compliance with the maximum Total First Lien Net Leverage Ratio required under Section 7.1, the Cure Amount, if any, received by the Borrower for such period and permitted to be included in Consolidated EBITDA pursuant to Section 9.3; plus

(m)      the tax effect of any items excluded from the calculation of Consolidated Net Income pursuant to clauses (1), (3), (4) and (8) of the definition thereof;

(2)       decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period; and

(3)       increased (by losses) or decreased (by gains) by (without duplication) the application of FASB Interpretation No. 45 (Guarantees).

“Consolidated Interest Expense”: with respect to any Person and its Restricted Subsidiaries for any period, the sum, without duplication, of

(1)       consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease  Obligations, and (e) net payments and receipts (if any) pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with the Transactions or any acquisition, (u) penalties and interest relating to taxes, (v) any “additional interest” or “penalty interest” with respect to any securities, (w) any accretion or accrued interest of discounted liabilities, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (y) any expensing of bridge, commitment and other financing fees; plus

(2)       consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)       interest income for such period;

provided that, for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

Notwithstanding the foregoing, any additional charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity— Overall—Recognition” to any series of Preferred Stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options— Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.

“Consolidated Net Income”: with respect to the Borrower and its Restricted Subsidiaries for any period, the aggregate of the Net Income of the Borrower and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(1)       any after-tax effect of extraordinary, non-recurring, non-operating or unusual gains, losses, income or expenses (including all fees and expenses relating thereto) (including costs and expenses relating to the Transactions which shall include, for the avoidance of doubt, one-time, non-recurring expenses incurred as a result of the transition of the Borrower to operating as a stand-alone entity in connection with the Transactions), severance, relocation costs, consolidation and closing costs, integration and facilities opening costs, business optimization costs, transition costs, restructuring costs, signing, retention or completion bonuses and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2)       the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP, shall be excluded,

(3)       any net after-tax effect of income or loss from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(4)       any net after-tax effect of gains or losses (including all fees and expenses relating thereto) attributable to business dispositions or asset dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,

(5)       the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a Guarantor), shall be excluded; provided that the Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6)       solely for the purpose of the definition of Excess Cash Flow and determining the amount available for Restricted Payments under Section 7.3(a)(3)(A), the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to the Borrower or any Restricted Subsidiary in respect of such period, to the extent not already included therein,

(7)       effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill and other intangible assets, in process research and development, post-employment benefits, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP and related authoritative pronouncements resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8)       any net after-tax income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded,

(9)       any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets or investments in debt and equity securities or as a result of a change in law or regulations, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10)     any non-cash compensation charge or expense, including any such charge arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Borrower or any of its direct or indirect parent companies in connection with the Transactions, including any expense resulting from the application of Statement of Financial Accounting Standards No. 123R shall be excluded, provided that any subsequent settlement in cash shall reduce Consolidated Net Income for the period in which such payment occurs,

(11)     any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, Equity Offering, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transactions consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12)     accruals and reserves that are established and not reversed within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP shall be excluded,

(13)     an amount equal to the amount of tax distributions actually made to holders of Capital Stock of such Person or any parent company of such Person in respect of such period in accordance with Section 7.3(b)(xii) shall be excluded as though such amounts had been paid as income taxes directly by such Person for such period,

(14)     any charges resulting from the application of Accounting Standards Codification Topic 805 “Business Combinations,” Accounting Standards Codification Topic 350 “Intangibles— Goodwill and Other,” Accounting Standards Codification Topic 360-10-35-15 “Impairment or Disposal of Long-Lived Assets,” Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” or Accounting Standards Codification Topic 820 “Fair Value Measurements and Disclosures” shall be excluded,

(15)      non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition” shall be excluded,

(16)     the following items shall be excluded:

(a)       any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; and

(b)       any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

Solely for purposes of calculating Consolidated EBITDA, the Net Income of the Borrower and its Restricted Subsidiaries shall be calculated without deducting the income attributable to the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties shall be included.

In addition, to the extent not already accounted for in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) the amount of proceeds received during such period from business interruption insurance in respect of insured claims for such period, (ii) the amount of proceeds as to which the Borrower has determined there is reasonable evidence it will be reimbursed by the insurer in respect of such period from business interruption insurance (with a deduction for any amount so added back to the extent denied by the applicable carrier in writing within 180 days or not so reimbursed within 365 days) and (iii) reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

Notwithstanding the foregoing, (x) for the purpose of Section 7.3 only (other than clauses (a)(3)(E) and (a)(3)(F) therein), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Borrower and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Borrower and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Borrower or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (a)(3)(E) and (a)(3)(F) therein and (y) for the purpose of the definition of Excess Cash Flow only, there shall be excluded the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any Restricted Subsidiary.

“Consolidated Non-Cash Charges”: with respect to the Borrower and its Restricted Subsidiaries for any period, the aggregate depreciation, amortization (including amortization of intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees, the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of the Borrower’s outstanding Indebtedness and commissions, discounts, yield and other fees and charges but excluding amortization of prepaid cash expenses that were paid in a prior period), non-cash impairment, non-cash compensation, non-cash rent and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided that if any non-cash charges referred to in this definition represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent paid.

“Consolidated Total Debt”: as of any date of determination, the aggregate principal amount of Indebtedness described in clauses (1)(a), (1)(b) and (1)(d) of the definition of “Indebtedness” of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, including, without duplication, the outstanding principal amount of the Term Loans.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Consolidated Working Capital Adjustment”: for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than (in which case the Consolidated Working Capital Adjustment will be a negative number)) Consolidated Working Capital as of the end of such period.

“Contingent Obligations”: with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, any obligation of such Person, whether or not contingent:

(1)       to purchase any such primary obligation or any property constituting direct or indirect security therefore,

(2)       to advance or supply funds:

(a)       for the purchase or payment of any such primary obligation; or

(b)       to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)       to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness”: Indebtedness of the Borrower or any Guarantor in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions, any contributions received in connection with the exercise of the Cure Right or any such cash contributions that have been used to make a Restricted Payment) made to the capital of the Borrower after the Closing Date, provided that:

(1)       such Contribution Indebtedness is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the Incurrence date thereof; and

(2)       such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the Incurrence date thereof.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.

“Co-Documentation Agents”: collectively, the Co-Documentation Agents listed on the cover page hereof.

“Cure Amount”: as defined in Section 9.3(a).

“Cure Period”: as defined in Section 9.3(a).

“Cure Right”: as defined in Section 9.3(a).

“Debt Fund Affiliate”: an Affiliate of the Sponsor (other than Holdings or a subsidiary of Holdings) that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business and which is not managed on a day to day basis by Persons responsible for the management of the Borrower on a day to day basis.

“Debtor Relief Laws”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds”: as defined in Section 2.11(f).

“Default”: any of the events specified in Section 9.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has refused (whether verbally or in writing) to fund (and has not retracted such refusal), or has failed to fund, any portion of the Term Loans, Revolving Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder (collectively, its “Funding Obligations”) within one (1) Business Day of the date required to be funded by such Lender hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing), (b) has notified the Administrative Agent or a Loan Party in writing that it does not intend to (or will not be able to) satisfy such Funding Obligations or has made a public statement to that effect with respect to its Funding Obligations or under any other agreement in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, (d) has failed, within three (3) Business Days after written request by the Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its Funding Obligations; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon the Administration Agent’s receipt of such confirmation, or (e) has, or has a direct or indirect parent company that has, (i) admitted in writing that it is insolvent or pay its debts as they become due, (ii) become the subject of a proceeding under any Debtor Relief Law, (iii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a substantial part of its assets or a custodian appointed for it, (iv) is or becomes subject to a forced liquidation, (v) makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such person or its assets to be insolvent or bankrupt or (vi) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Defaulting Lender Fronting Exposure”: at any time there is a Defaulting Lender, (a) with respect to an Issuing Lender, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations of such Issuing Lender other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Designated Non-cash Consideration”: the Fair Market Value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock”: Preferred Stock of the Borrower or any direct or indirect parent of the Borrower, as applicable (other than Disqualified Stock), that is issued for cash (other than to the Borrower or any of the Subsidiaries or an employee stock ownership plan or trust established by the Borrower or any of the Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 7.3(a)(3).

“Disposition”: with respect to any property (including Capital Stock of the Borrower or any Restricted Subsidiary), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer or other disposition thereof (including by merger or consolidation or amalgamation and excluding the granting of a Lien permitted hereunder) and any issuance of Capital Stock of any Restricted Subsidiary. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock”: any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, in each case at the option of the holder thereof), or upon the happening of any event:

(1)       matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders  of such Capital Stock than the Asset Sale and Change of Control provisions applicable to this Facility and any prepayment requirement triggered thereby may not become operative until compliance with the Asset Sale and Change of Control provisions applicable to this Facility),

(2)       is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3)       is redeemable at the option of the holder thereof, in whole or in part, in each case prior to 91 days after the maturity date of the Term Facility; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, however, that any Capital Stock held by any future, current or former employee, director, manager or consultant (or their respective trusts, estates, investment funds, investment vehicles or immediate family members), of the Borrower, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of the Borrower (or the compensation committee thereof), in each case pursuant to any stockholders’ agreement, management equity plan, stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings, the Borrower or its subsidiaries; and provided, further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any state within the United States or the District of Columbia.

“Dutch Auction”: one or more purchases (each, a “Purchase”) by a Permitted Auction Purchaser or an Affiliated Lender (either, a “Purchaser”) of Term Loans; provided that, each such Purchase is made on the following basis:

(a)       (i) the Purchaser will notify the Administrative Agent in writing (a “Purchase Notice”) (and the Administrative Agent will deliver such Purchase Notice to each relevant Lender) that such Purchaser wishes to make an offer to purchase from each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis Term Loans, in an aggregate principal amount as is specified by such Purchaser (the “Term Loan

Purchase Amount”) with respect to each applicable tranche, subject to a range or minimum discount to par expressed as a price at which range or price such Purchaser would consummate the Purchase (the “Offer Price”) of such Term Loans to be purchased (it being understood that different Offer Prices and/or Term Loan Purchase Amounts, as applicable, may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this definition); provided that the Purchase Notice shall specify that each Return Bid (as defined below) must be submitted by a date and time to be specified in the Purchase Notice, which date shall be no earlier than the second Business Day following the date of the Purchase Notice and no later than the fifth Business Day following the date of the Purchase Notice and (ii) the Term Loan Purchase Amount specified in each Purchase Notice delivered by such Purchaser to the Administrative Agent shall not be less than $10,000,000 in the aggregate;

(b)       such Purchaser will allow each Lender holding the Class of Term Loans subject to the Purchase Notice to submit a notice of participation (each, a “Return Bid”) which shall specify (i) one or more discounts to par of such Lender’s tranche or tranches of Term Loans subject to the Purchase Notice expressed as a price (each, an “Acceptable Price”) (but in no event will any such Acceptable Price be greater than the highest Offer Price for the Purchase subject to such Purchase Notice) and (ii) the principal amount of such Lender’s tranches of Term Loans at which such Lender is willing to permit a purchase of all or a portion of its Term Loans to occur at each such Acceptable Price (the “Reply Amount”);

(c)       based on the Acceptable Prices and Reply Amounts of the Term Loans as are specified by the Lenders, the Administrative Agent in consultation with such Purchaser, will determine the applicable discount (the “Applicable Discount”) which will be the lower of (i) the lowest Acceptable Price at which such Purchaser can complete the Purchase for the entire Term Loan Purchase Amount and (ii) in the event that the aggregate Reply Amounts relating to such Purchase Notice are insufficient to allow such Purchaser to complete a purchase of the entire Term Loan Purchase Amount or the highest Acceptable Price that is less than or equal to the Offer Price;

(d)       such Purchaser shall purchase Term Loans from each Lender with one or more Acceptable Prices that are equal to or less than the Applicable Discount at the Applicable Discount (such Term Loans being referred to as “Qualifying Loans” and such Lenders being referred to as “Qualifying Lenders”), subject to clauses (e), (f), (g) and (h) below;

(e)       such Purchaser shall purchase the Qualifying Loans offered by the Qualifying Lenders at the Applicable Discount; provided that if the aggregate principal amount required to purchase the Qualifying Loans would exceed the Term Loan Purchase Amount, such Purchaser shall purchase Qualifying Loans ratably based on the aggregate principal amounts of all such Qualifying Loans tendered by each such Qualifying Lender;

(f)        the Purchase shall be consummated pursuant to and in accordance with Section 11.6(b) and, to the extent not otherwise provided herein, shall otherwise be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, Interest Periods, and other notices by such Purchaser) reasonably acceptable to the Administrative Agent (provided that, subject to the proviso of clause (g) of this definition, such Purchase shall be required to be consummated no later than five Business Days after the time that Return Bids are required to be submitted by Lenders pursuant to the applicable Purchase Notice);

(g)       upon submission by a Lender of a Return Bid, subject to the foregoing clause (f), such Lender will be irrevocably obligated to sell the entirety or its pro rata portion (as applicable pursuant to clause (e) above) of the Reply Amount at the Applicable Discount plus accrued and unpaid interest through the date of purchase to such Purchaser pursuant to Section 11.6(b) and as otherwise provided herein; provided that as long as no Return Bids have been submitted each Purchaser may rescind its Purchase Notice by notice to the Administrative Agent; and

(h)       purchases by a Permitted Auction Purchaser of Qualifying Loans shall result in the immediate Cancellation of such Qualifying Loans.

“ECF Percentage”: 75%; provided that the ECF Percentage shall be reduced to (i) 50% if the Total First Lien Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 4.00 to 1.00 and greater than 3.50 to 1.00, (ii) 25% if the Total First Lien Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.50 to 1.00 and greater than 3.00 to 1.00, and (iii) 0% if the Total First Lien Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.00 to 1.00.

“Eligible Assignee”: (a) any Lender, any Affiliate of a Lender and any Approved Fund (any two or more Approved Funds with respect to a particular Lender being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, financial institution, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys commercial loans in the ordinary course; provided that “Eligible Assignee” (x) shall include (i) Debt Fund Affiliates and Affiliated Lenders, subject to the provisions of Section 11.6(b)(iv) and (ii) Permitted Auction Purchasers, subject to the provisions of Section 11.6(b)(iii), and solely to the extent that such Permitted Auction Purchasers purchase or acquire Term Loans pursuant to a Dutch Auction and effect a Cancellation immediately upon such contribution, purchase or acquisition pursuant to documentation reasonably satisfactory to the Administrative Agent and (y) shall not include any natural person or the Borrower, Holdings or any of their Affiliates (other than as set forth in this definition).

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning Materials of Environmental Concern, human health and safety with respect to exposure to Materials of Environmental Concern, and protection or restoration of the environment as now or may at any time hereafter be in effect.

“Equity Contribution”: equity contributions, exchanges or substitutions (including (i) rollover equity in the Borrower converted into or exchanged for Capital Stock of Holdings, (ii) rollover equity for which Capital Stock of Holdings is issued in substitution and (iii) Capital Stock committed to be issued in respect of compensation plans existing on the Closing Date) in the form of (a) common stock or preferred stock or convertible preferred stock that is not Disqualified Stock, in each case having customary provisions or (b) other Capital Stock having terms reasonably acceptable to the Joint Lead Arrangers, in each case (other than in the case of rollover equity and Capital Stock committed to be issued in respect of compensation plans existing on the Closing Date) made in cash directly or indirectly to Holdings by the Permitted Investors and further contributed to Buyer, and in an aggregate amount

 (rounded to the nearest percentage point) of not less than 25.0% of the sum of the pro forma total debt and equity capitalization of Holdings and its Subsidiaries after giving effect to the Transactions (the “Total Capitalization”); provided that rollover equity in the Borrower converted into Capital Stock of Holdings will not exceed 5.0% of the Total Capitalization.

“Equity Interests”: Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering”: any public or private sale after the Closing Date of common stock or Preferred Stock of the Borrower or any direct or indirect parent of the Borrower, as applicable (other than Disqualified Stock), other than:

(1)           public offerings with respect to such Person’s common stock registered on Form S-8;

(2)           issuance to any Restricted Subsidiary of the Borrower; and

(3)           any such public or private sale that constitutes an Excluded Contribution.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the greater of (a) in the case of any Term Loan, 1.25% per annum and (b) the rate per annum determined by reference to the British Bankers’ Association Interest Settlement Rates for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period (as set forth by Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association (or any successor thereto if the British Bankers’ Association is no longer making such a rate available) as an authorized information vendor for the purpose of displaying such rates). In the event that the rate referenced in clause (b) of the preceding sentence is not available, the rate referenced in clause (b) of the preceding sentence shall be determined by reference to the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by Bank of America for deposits (for delivery on the first day of the relevant Interest Period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Eurodollar Base Rate is then being determined (or such other amount as may be reasonably determined by the Administrative Agent) with maturities comparable to such period as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: as defined in Section 9.1.

“Excess Cash Flow”: for any Excess Cash Flow Period, the excess, if any, of

(a)          the sum, without duplication, of

(i)          Consolidated Net Income for such Excess Cash Flow Period,

(ii)         the amount of all non-cash charges (including depreciation and amortization and reserves for future expenses) deducted in arriving at such Consolidated Net Income,

(iii)        the Consolidated Working Capital Adjustment for such Excess Cash Flow Period,

(iv)        the aggregate net amount of non-cash loss on the Disposition of property by the Borrower and the Restricted Subsidiaries during such Excess Cash Flow Period (other than sales in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income,

(v)         the amount of tax expense in excess of the amount of taxes paid in cash during such Excess Cash Flow Period to the extent such tax expense was deducted in determining Consolidated Net Income for such period, and

(vi)        cash receipts in respect of Swap Contracts during such Excess Cash Flow Period to the extent not otherwise included in Consolidated Net Income, over

(b)          the sum, without duplication, of

(i)          the amount of all non-cash credits included in arriving at such Consolidated Net Income,

(ii)         the aggregate amount actually paid by the Borrower and the Restricted Subsidiaries in cash during such Excess Cash Flow Period on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures other than Indebtedness under the Revolving Loans and Capital Expenditures made in such Excess Cash Flow Period where a certificate in the form contemplated by the following clause (iii) was previously delivered),

(iii)        Capital Expenditures and Permitted Acquisitions that any Group Member shall, during such Excess Cash Flow Period, become obligated to make within the 100 day period following the end of such Excess Cash Flow Period but that are not made during such Excess Cash Flow Period; provided that the Borrower shall deliver a certificate to the Administrative Agent not later than 100 days after the end of such Excess Cash Flow Period, signed by a Responsible Officer of the Borrower and certifying that such Capital Expenditures or Permitted Acquisition, as applicable, will be made in the following Excess Cash Flow Period; provided, further, however, that if such Capital Expenditures or

Permitted Acquisition, as applicable, are not actually made in cash within 100 days after the end of such Excess Cash Flow Period, such amount shall be added back to Excess Cash Flow for the subsequent Excess Cash Flow Period,

(iv)        to the extent not deducted in determining Consolidated Net Income, Permitted Tax Distributions and taxes of any Group Member that were paid in cash during such Excess Cash Flow Period,

(v)         all mandatory prepayments of the Term Loans pursuant to Section 2.11 made during such Excess Cash Flow Period as a result of any Asset Sale or Recovery Event, but only to the extent that such Asset Sale or Recovery Event resulted in a corresponding increase in Consolidated Net Income,

(vi)        the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such Excess Cash Flow Period on account of Permitted Acquisitions (including any earn-out payments, but excluding (x) the principal amount of Indebtedness incurred in connection with such expenditures other than Indebtedness under any revolving credit facility and (y) the proceeds of equity contributions to, or equity issuances by, Holdings, which are contributed to the Borrower to finance such expenditures),

(vii)       to the extent not funded with the proceeds of Indebtedness (other than Indebtedness in respect of any revolving credit facility (other than the Revolving Facility)), the aggregate amount of all regularly scheduled principal amortization payments of Funded Debt made on their due date during such Excess Cash Flow Period (including payments in respect of Capitalized Lease Obligations to the extent not deducted in the calculation of Consolidated Net Income),

(viii)      to the extent not funded with the proceeds of Indebtedness (other than Indebtedness in respect of any revolving credit facility), the aggregate amount of all optional prepayments, repurchases and redemptions of Indebtedness (other than (x) the Loans and (y) in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) made during the Specified Period for such Excess Cash Flow Period,

(ix)        the aggregate net amount of non-cash gains on the Disposition of property by the Borrower and the Restricted Subsidiaries during such Excess Cash Flow Period (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income,

(x)         to the extent not funded with proceeds of Indebtedness (other than any revolving credit facility), the aggregate amount of all Investments made in cash pursuant to Section 7.3(a) during such Excess Cash Flow Period,

(xi)        any cash payments that are made during such Excess Cash Flow Period and have the effect of reducing an accrued liability that was not accrued during such period,

(xii)       the amount of taxes paid in cash during such Excess Cash Flow Period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(xiii)      to the extent not funded with the proceeds of Indebtedness (other than any revolving credit facility) or deducted in determining Consolidated Net Income, Restricted Payments made under Section 7.3(b)(iv), (b)(v), (b)(vi), (b)(viii), (b)(xii) and (b)(xiii),

(xiv)      the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and any Restricted Subsidiary during such period that are required to be made in connection with any prepayment or satisfaction and discharge of Indebtedness,

(xv)       cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income,

(xvi)      the amount of cash payments made in respect of pensions and other post-employment benefits in such period to the extent not deducted in arriving at such Consolidated Net Income,

(xvii)     the amount of cash and Cash Equivalents subject to cash collateral or other deposit arrangements made with respect to Letters of Credit or Swap Contracts; provided, that if such cash and Cash Equivalents cease to be subject to those arrangements, such amount shall be added back to Excess Cash Flow for the subsequent Excess Cash Flow Period when such arrangements cease,

(xviii)    a reserve established by the Borrower in good faith in respect of deferred revenue that any Group Member generated during such Excess Cash Flow Period; provided that, to the extent all or any portion of such deferred revenue is not returned to customers during the immediately succeeding Excess Cash Flow Period or otherwise included in the Consolidated Net Income in the immediately subsequent year, such deferred revenue shall be added back to Excess Cash Flow for such subsequent Excess Cash Flow Period, and

(xix)       amounts added to Consolidated Net Income pursuant to clauses (1), (3), (4) and (11) of the definition of “Consolidated Net Income.”

“Excess Cash Flow Application Date”: as defined in Section 2.11(b).

“Excess Cash Flow Period”: each fiscal year of the Borrower beginning with the fiscal year ending December 31, 2014.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Assets”: shall mean (i) Non-Material Property and all leasehold property, (ii) any vehicles and other assets subject to certificates of title, (iii) letter of credit rights and tort claims, (iv) any assets the granting of a security interest in which is prohibited by law (including restrictions in respect of margin stock and financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations) or requires third-party consents (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, the granting or assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding any applicable prohibition) or results in material adverse tax, accounting or regulatory consequences as determined by the Borrower, (v) any margin stock and Capital Stock in Excluded Subsidiary, (vi) any assets where the cost of obtaining a security interest in, or perfection of a security interest in, such assets exceeds the practical benefit to the Lenders afforded thereby (as reasonably determined by the Borrower and the Administrative Agent), (vii) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby, (viii) any lease, license or agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the

Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition, (ix) any cash and Cash Equivalents (other than proceeds of Collateral as to which perfection of the security interest in such proceeds is accomplished solely by the filing of UCC financing statement), deposit and securities accounts (including securities entitlements and related assets) and any other assets requiring perfection through control agreements or perfection by “control” (other than in respect of certificated equity interests in the Borrower and material wholly-owned Restricted Subsidiaries otherwise required to be pledged), (x) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law and (xi) the assets of any Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code.

“Excluded Contributions”: the net cash proceeds and Cash Equivalents received by or contributed to the Borrower or the Guarantors after the Closing Date from:

(1)           contributions to its common or preferred equity capital, and

(2)           the sale (other than to the Borrower or a Restricted Subsidiary or management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Refunding Capital Stock, Disqualified Stock and Designated Preferred Stock) of the Borrower or any direct or indirect parent, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Borrower on the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, the proceeds of which are excluded from the calculation set forth in Section 7.3(a)(3).

“Excluded ECP Guarantor”: in respect of any Swap Obligation, any Loan Party that is not a Qualified ECP Guarantor at the time such Swap Obligation is incurred.

“Excluded Foreign Subsidiary”: any (i) U.S. Owned DRE or First-Tier Foreign Subsidiary, (ii) Subsidiary the Capital Stock of which is directly or indirectly owned by any First-Tier Foreign Subsidiary, and (iii) any Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code and the Capital Stock of which is directly or indirectly owned by any U.S. Owned DRE.

“Excluded Subsidiary”: any Subsidiary of Holdings (i) that is not a Wholly Owned Subsidiary (provided that such Subsidiary shall cease to be an Excluded Subsidiary at the time such Subsidiary becomes a Wholly Owned Subsidiary), (ii) which is an Immaterial Subsidiary (provided that such Subsidiary shall cease to be an Excluded Subsidiary at the time such Subsidiary is no longer an Immaterial Subsidiary), (iii) for which the granting of a pledge or security interest would be prohibited or restricted by applicable law (including financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations), whether on the Closing Date or thereafter or by contract existing on the Closing Date, or, if such Subsidiary is acquired after the Closing Date, by contract existing when such Subsidiary is acquired (so long as such prohibition is not created in contemplation of such acquisition), including any requirement to obtain the consent of any Governmental Authority or third party or (iv) for which the granting of a pledge or security interest would result in material adverse tax consequences (as reasonably determined in good faith by the Borrower in consultation with the Administrative Agent).

“Excluded Swap Obligation”: any obligation (a “Swap Obligation”) of any Excluded ECP Guarantor to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act.

“Existing 2014 Indenture”: the Indenture, dated as of January 27, 2009 (as amended, supplemented or otherwise modified from time to time prior to the Closing Date), among Nielsen Finance LLC, Nielsen Finance Co., the guarantors named therein and Law Debenture Trust Company of New York, as trustee for the 11.625% Senior Notes due 2014.

“Existing 2018 Indenture”: the Indenture, dated as of October 12, 2010 (as amended, supplemented or otherwise modified from time to time prior to the Closing Date), among Nielsen Finance LLC, Nielsen Finance Co., the guarantors named therein and Law Debenture Trust Company of New York, as trustee for the 7.75% Senior Notes due 2018.

“Existing 2020 Indenture”: the Indenture, dated as of October 2, 2012 (as amended, supplemented or otherwise modified from time to time prior to the Closing Date), among Nielsen Finance LLC, Nielsen Finance Co., the guarantors named therein and Law Debenture Trust Company of New York, as trustee for the 4.500% Senior Notes due 2020.

“Existing Credit Agreement”: the Third Amended and Restated Credit Agreement, dated as of February 28, 2013 (as amended, supplemented or otherwise modified from time to time prior to the Closing Date), among Nielsen Finance, LLC, TNC (US) Holdings Inc. and Nielsen Holding and Finance B.V., as borrowers, Citibank, N.A. as administrative agent, and the other parties party thereto.

“Existing Debt Release/Repayment”: (i) the release of the Borrower and its Subsidiaries as guarantors under the Existing Credit Agreement and the Existing Indentures and, in the case of the Existing Credit Agreement, the termination and release of all security interests and Liens granted by the Borrower and its Subsidiaries in connection therewith and (ii) the repayment in full of the Existing Seller Loan and the termination of the related loan documentation.

“Existing Indentures”: collectively, the Existing 2014 Indenture, the Existing 2018 Indenture and the Exiting 2020 Indenture.

“Existing Seller Loan”: the certain loan made by Nielsen Finance LLC to Nielsen Business Media, Inc. in the principal amount of $733,733,771.44 as of March 31, 2013.

“Extended Revolving Commitments”: one or more Classes of extended Revolving Commitments that result from a Permitted Amendment.

“Extended Revolving Loans”: the Revolving Loans made pursuant to any Extended Revolving Commitment or otherwise extended pursuant to a Permitted Amendment.

“Extended Term Commitments”: one or more Classes of extended Term Commitments hereunder that result from a Permitted Amendment.

“Extended Term Loans”: one or more classes of extended Term Loans that result from a Permitted Amendment.

“Facility”: (a) any Term Facility and (b) any Revolving Facility, as the context may require.

“FATCA”: as defined in Section 2.19(a).

“Fair Market Value”: with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Borrower).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers (or, if such day is not a Business Day, for the next preceding Business Day), as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Bank of America from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”: (a) the last Business Day of each March, June, September and December (commencing on September 30, 2013), (b) the Revolving Termination Date and (c) the date the Total Revolving Commitments are reduced to zero.

“Financial Compliance Date”: any date on which the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C Obligations (in the case of L/C Obligations in excess of $5,000,000) of the Borrower exceeds 25.0% of the Revolving Commitments as of such date.

“Financial Covenant Event of Default”: as defined in Section 9.2(b).

“First Priority Refinancing Revolving Facility”: as defined in the definition of “Permitted First Priority Refinancing Debt.”

“First-Tier Foreign Subsidiary”: any Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code and whose Capital Stock is directly owned by (i) the Borrower or (ii) any Domestic Subsidiary of the Borrower other than any U.S. Owned DRE.

“Fixed Charge Coverage Ratio”: with respect to the Borrower and its Restricted Subsidiaries for any period, the ratio of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period to the Fixed Charges of the Borrower and its Restricted Subsidiaries for such period. In the event that the Borrower or any of its Restricted Subsidiaries Incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers (including the Transactions), consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and operational changes, that the Borrower or any of its Restricted Subsidiaries has both determined to make and made after the Closing Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers (including the Transactions), consolidations, discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became the Borrower or Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period shall have made or effected any Investment, acquisition, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, or operational change that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation, or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower to the extent identifiable and supportable. Any such pro forma calculation may include, without duplication, adjustments appropriate to reflect cost savings, operating expense reductions, restructuring charges and expenses and synergies reasonably expected to result from the applicable event to the extent set forth in the definition of “Consolidated EBITDA” (collectively, the “Fixed Charge Coverage Acquisition Adjustments” and, together with the “Pro Forma Basis Acquisition Adjustments,” the “Acquisition Adjustments”); provided that all Acquisition Adjustments shall not, together with the Specified EBITDA Adjustments, exceed 25.0% of Consolidated EBITDA (before giving effect to such Specified EBITDA Adjustments and Acquisition Adjustments)).

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

For purposes of this definition:

(1)           if any periodic tradeshow, exhibition, conference or other event (a “Periodic Event”) that is typically produced by the Borrower or any Restricted Subsidiary one time per quarterly period, semiannual period, fiscal year or Multi-Year Period (as defined below), as the case may be (each such period, an “Event Period”), shall have occurred more than once during such Event Period, the tradeshow gross margin related to the occurrences of such Periodic Event in such Event Period other than the most recently completed occurrence shall be excluded;

(2)           the tradeshow gross margin related to any Periodic Event that will be typically produced by the Borrower or any Restricted Subsidiary one time in a period of two or more fiscal years (a “Multi-Year Period”) shall be prorated across such Multi-Year Period by dividing the tradeshow gross margin of such Periodic Event at occurrence by the number of fiscal years in such Multi-Year Period, and the calculation of the Fixed Charge Coverage Ratio for each fiscal year in such Multi-Year Period shall only include such pro rata amount; and

(3)           if any Periodic Event shall not have occurred during an Event Period (a “Lapsed Event Period”), but is scheduled to occur (i) within the immediately following fiscal year for purposes of a Periodic Event that is not a multi-year Periodic Event or (ii) within the immediately succeeding Event Period for purposes of a multi-year Periodic Event, then the calculation of the Fixed Charge Coverage Ratio relating to the Lapsed Event Period shall include the tradeshow gross margin of the most recently completed occurrence of the Periodic Event preceding the Lapsed Event Period, as if such Periodic Event had occurred during the Lapsed Event Period.

The adjustments and tradeshow gross margin described in clauses (1) through (3) of this paragraph (each, for purposes of this definition, a “scheduling adjustment”) shall be calculated by a responsible financial or accounting officer of the Borrower in good faith in a manner consistent with the scheduling adjustments included in the pro forma financial statements for the twelve months ended March 31, 2013 and, for the avoidance of doubt, shall be made without duplication in all respects.

“Fixed Charges”: with respect to any Person for any period, the sum of

(1)           Consolidated Interest Expense of such Person for such period, and

(2)           all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries;

provided, however, that, notwithstanding the foregoing, any charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of Preferred Stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options— Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Forms”: as defined in Section 2.19(d).

“Funded Debt”: as to any Person, all Indebtedness described in clauses (a), (c) and (e) of the definition of “Indebtedness” of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Default”: as defined in Section 2.17(d).

“Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States of America that are in effect on the Closing Date. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then at the Borrower’s request, the Administrative Agent shall enter into negotiations with the Borrower in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred (other than for purposes of delivery of financial statements under Section 6.1(a) and (b)). “Accounting Changes” refers to changes in accounting principles (i) required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC or (ii) otherwise proposed by the Borrower to, and approved by, the Administrative Agent.

“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”: any nation or government, any state, province or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Member”: the collective reference to Holdings, the Borrower and the Restricted Subsidiaries.

“guarantee”: as to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness of another Person.

“Guarantee”: as defined in Section 8.1.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor Joinder Agreement”: an agreement substantially in the form of Exhibit H.

“Guarantor Obligations”: as defined in Section 8.1.

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.

“Hedging Obligations”: with respect to any Person, the obligations of such Person under:

(1)           currency exchange, interest rate or commodity Swap Agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)           other agreements or arrangements designed to manage or protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holdings”: as defined in the preamble hereto.

“Immaterial Subsidiary”: each Subsidiary (i) which, as of the most recent fiscal quarter of the Borrower, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 6.1 (or, prior to delivery of the financial statements for the fiscal year of the Borrower ending December 31, 2013, for which financial statements have been delivered pursuant to Section 5.1(d)), contributed less than five percent (5%) of Consolidated EBITDA for such period and (ii) which had assets with a fair market value of less than five percent (5%) of the Total Assets as of such date; provided that, if at any time the aggregate amount of Consolidated EBITDA or Total Assets attributable to all Subsidiaries that are Immaterial Subsidiaries exceeds ten percent (10%) of Consolidated EBITDA for any such period or ten percent (10%) of Total Assets as of the end of any such fiscal quarter, the Borrower (or, in the event the Borrower has failed to do so within twenty (20) days, the Administrative Agent) shall designate sufficient Subsidiaries as “Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall no longer constitute Immaterial Subsidiaries under this Agreement.

“Incremental Amendment”: as defined in Section 2.24(c).

“Incremental Facility Closing Date”: as defined in Section 2.24(c).

“Incremental Revolving Lender”: as defined in Section 2.24(a).

“Incremental Revolving Loans”: as defined in Section 2.24(a).

“Incremental Term Commitments”: as defined in Section 2.24(a).

“Incremental Term Lender”: as defined in Section 2.24(a).

“Incremental Term Loans”: as defined in Section 2.24(a).

“Incremental Term Loan Maturity Date”: the date on which an Incremental Term Loan matures as set forth in the Incremental Amendment relating to such Incremental Term Loan.

“Incremental Term Percentage”: as to any Incremental Term Lender at any time, the percentage which such Lender’s Incremental Term Commitments then constitutes of the aggregate Incremental Term Commitments then outstanding.

“Incremental Yield Differential”: as defined in Section 2.24(a)(viii).

“Incur”: with respect to any Indebtedness, issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness”: with respect to any Person:

(1)           the principal and premium (if any) of any Indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, assets or business, except (x) any such balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor and (y) any acquisition earn-out obligations, (d) in respect of Capitalized Lease Obligations or (e) representing any Hedging Obligations, other than Hedging Obligations that are incurred in the normal course of business and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP, provided that Indebtedness of any direct or indirect parent of the Borrower appearing upon the balance sheet of the Borrower solely by reason of push-down accounting under GAAP shall be excluded;

(2)           to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations described in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)           to the extent not otherwise included, obligations described in clause (1) of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided that (a) Contingent Obligations Incurred in the ordinary course of business, (b) Other Obligations associated with other post-employment benefits and pension plans, (c) any operating leases as such an instrument would be determined in accordance with GAAP on the date of this Agreement, (d) in connection with the purchase by the Borrower or its Restricted Subsidiaries of any business, post-closing payment adjustments to which the seller may be entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing until 30 days after such obligation becomes contractually due and payable, (e) deferred or prepaid revenues, (f) any Capital Stock other than Disqualified Stock, (g) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller and (h) premiums payable to, and advance commissions or claims payments from, insurance companies, shall in each case be deemed not to constitute Indebtedness.

“Indemnitee”: as defined in Section 11.5.

“Indemnified Liabilities”: as defined in Section 11.5.

“Independent Financial Advisor”: an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Borrower, its direct or indirect parent or the Borrower, qualified to perform the task for which it has been engaged.

“Initial Term Loan”: a Loan made pursuant to Section 2.1.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property Security Agreements”: the Trademark Security Agreement and the Copyright Security Agreement, each dated as of the date hereof, by the applicable grantors party thereto in favor of the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent and each as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the respective terms thereof and with this Agreement, and any additional agreements or documents granting or purporting to grant a Lien on intellectual property of any Loan Party for the benefit of any Secured Party.

“Intercreditor Agreement”: any intercreditor agreement executed in connection with any transaction requiring such agreement to be executed pursuant to the terms hereof, among the Administrative Agent, the Borrower, the Guarantors and one or more Senior Representatives in respect of such Indebtedness or any other party, as the case may be, substantially on terms set forth on Exhibit G (except to the extent otherwise reasonably agreed by the Borrower and the Required Lenders, which changes will be deemed approved by each Lender who has not objected within five (5) Business Days following the posting thereof by the Administrative Agent to the Lenders (or such other time as reasonably agreed by the Administrative Agent and the Borrower)) and such other terms that are reasonably satisfactory to the Administrative Agent, in each case, as amended, restated, supplemented, replaced or otherwise modified from time to time with the consent of the Administrative Agent (such consent not be unreasonably withheld, conditioned or delayed).

“Interest Payment Date”: (a) as to any ABR Loan (including any Swingline Loan), the last Business Day of each March, June, September and December (commencing on September 30, 2013) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any

Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan, except in the case of the repayment or prepayment of all Loans or, as to any Revolving Loan, the Revolving Termination Date or such earlier date on which the Revolving Commitments are terminated), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the last Business Day of each March, June, September and December, and the Revolving Termination Date.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           the Borrower may not select an Interest Period under any Revolving Facility that would extend beyond the Revolving Termination Date and the Borrower (with respect to the Term Loans other than the Incremental Term Loans) and the Borrower (with respect to the Incremental Term Loans) may not select an Interest Period under the Term Facility beyond the date final payment is due on the Term Loans;

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iv)          the Borrower shall select Interest Periods so as not to require a scheduled payment of any Eurodollar Loan during an Interest Period for such Loan; and

(v)           if the Borrower shall fail to specify the Interest Period in any notice of borrowing of, conversion to, or continuation of, Eurodollar Loans, the Borrower shall be deemed to have selected an Interest Period of one month.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities”:

(1)           securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)           securities that have an Investment Grade Rating;

(3)           investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(4)           corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments”: with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, directors, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.3:

(1)           “Investments” shall include the portion (proportionate to the applicable Holdings’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)           the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less

(b)           the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)           any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Borrower.

For the avoidance of doubt, a guarantee by the Borrower or a Restricted Subsidiary of the obligations of another Person (the “primary obligor”) shall not be deemed to be an Investment by the Borrower or such Restricted Subsidiary in the primary obligor to the extent that such obligations of the primary obligor are in favor of the Borrower or any Restricted Subsidiary.

“IRS”: as defined in Section 11.6(c)(i).

“Issuing Lender”: Bank of America or any of its affiliates, each in its capacity as issuer of any Letter of Credit, and such other Lenders or Affiliates of Lenders that are reasonably acceptable to the Administrative Agent and the Borrower that agrees, pursuant to an agreement with and in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, to be bound by the terms hereof applicable to such Issuing Lender.

“Joint Bookrunners”: collectively, the Joint Bookrunners listed on the cover page hereof.

“Joint Lead Arrangers”: collectively, the Joint Lead Arrangers listed on the cover page hereof.

“Latest Maturity Date”: at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loans, Other Term Loan, any Other Term Commitment, any Other Revolving Loan or any Other Revolving Commitment.

“L/C Advance”: with respect to each L/C Participant, such L/C Participant’s funding of its participation in any Letter of Credit in accordance with Section 3.4(a).

“L/C Borrowing”: an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or Refinanced as a Revolving Borrowing.

“L/C Commitment”: $30,000,000.

“L/C Credit Extension”: with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 3.9 and, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lenders”: as defined in the preamble hereto; provided that, unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Issuing Lender.

“Letter of Credit Application”: an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Lender.

“Letter of Credit Expiration Date”: the day that is five (5) Business Days prior to the scheduled Revolving Termination Date (or, if such day is not a Business Day, the immediately preceding Business Day).

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made or maintained by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, any Intercreditor Agreement, the Notes, the Security Documents, a Refinancing Amendment, if any, an Incremental Amendment, if any, and a Loan Modification Agreement, if any.

“Loan Modification Agreement”: as defined in Section 2.27(b).

“Loan Modification Offer”: as defined in Section 2.27(a).

“Loan Parties”: the collective reference to the Borrower and the Guarantors.

“Majority Facility Lenders”: (a) with respect to any Revolving Facility, the Majority Revolving Lenders with respect to such Revolving Facility and (b) with respect to any Term Facility, the Majority Term Lenders with respect to such Term Facility.

“Majority Revolving Lenders”: at any time with respect to any Revolving Facility, (i) prior to the termination of all Revolving Commitments with respect to any Revolving Facility, non- Defaulting Lenders holding more than 50% of the Total Revolving Commitments and (ii) after the termination of all the Revolving Commitments with respect to such Revolving Facility, non-Defaulting Lenders holding more than 50% of the Total Revolving Extensions of Credit with respect to such Revolving Facility.

“Majority Term Lenders”: at any time with respect to any Term Facility, Term Lenders that are non-Defaulting Lenders having Term Loans and unused and outstanding Term Commitments with respect to such Term Facility representing more than 50% of the sum of all Term Loans outstanding and unused and outstanding Term Commitments with respect to such Term Facility at such time.

“Management Agreement”: one or more management services agreements, dated on or about the Closing Date between the Borrower or any of its Affiliates and the Sponsor, or a successor agreement between the Borrower or any of its Affiliates and the Sponsor, as may be amended, supplemented or otherwise modified from time to time; provided that such amendments, supplements or modifications are not materially adverse to the Lenders as determined in good faith by the Borrower.

“Management Stockholders”: the members of management of Holdings or its Subsidiaries and their Control Investment Affiliates who are holders of Capital Stock of Holdings or any direct or indirect parent company of Holdings on the Closing Date or will become holders of such Capital Stock after giving effect to the Transactions.

“Mandatory Prepayment Date”: as defined in Section 2.11(f).

“Margin Stock”: as set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, liabilities, operations, financial condition or operating results of the Borrower and the Restricted Subsidiaries taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their obligations under the Loan Documents or (c) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent, any Lender or any Secured Party hereunder or thereunder.

“Materials of Environmental Concern”: any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, any petroleum or petroleum products, asbestos, polychlorinated biphenyls, lead or lead-based paints or materials, radon, urea-formaldehyde insulation, molds fungi, mycotoxins, and radioactivity, or radiofrequency radiation that are regulated pursuant to Environmental Law or may have an adverse effect on human health or the environment.

“Material Property”: any individual fee owned real property with a fair market value equal to or greater than $3,000,000.

“Maximum Amount”: as defined in Section 11.18(a).

“Minimum Extension Condition”: as defined in Section 2.27(c).

“Moody’s”: Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Property”: the real properties as to which, pursuant to Section 6.9(b) or otherwise, the Administrative Agent, for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages, including each real property identified as a “Mortgaged Property” on Schedule 1.1B.

“Mortgage”: each of the mortgages, deeds of trust, and deeds to secure debt or such equivalent documents hereafter entered into and executed and delivered by one or more of the Loan Parties (or any Group Member required to become a Loan Party pursuant to the terms of the Loan Documents) to the Administrative Agent, in each case, in form and substance reasonably acceptable to the Administrative Agent.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale, any Recovery Event or any other sale of assets the proceeds thereof actually received in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, and other bona fide fees, costs and expenses actually incurred in connection therewith, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale, Recovery Event or other sale of assets (other than any Lien pursuant to a Security Document), (iii) taxes paid and the Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable taxes required to be paid by any Group Member in connection with such Asset Sale, Recovery Event or other sale of assets, (iv) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to the seller’s indemnities and representations and warranties to the purchaser in respect of such Asset Sale, Recovery Event or other sale of assets owing by any Group Member in connection therewith and which are reasonably expected to be required to be paid; provided that to the extent such indemnification payments are not made and are no longer reserved for, such reserve amount shall constitute Net Cash Proceeds, (v) cash escrows to any Group Member from the sale price for such Asset Sale, Recovery Event or other sale of assets; provided that any cash released from such escrow shall constitute Net Cash Proceeds upon such release, (vi) in the case of a Recovery Event, costs of preparing assets for transfer upon a taking or condemnation and (vii) other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits, and tax credit carry forwards, and similar tax attributes or deductions and any tax sharing arrangements), and (b) in connection with any issuance or sale of Capital Stock or any incurrence or issuance of Indebtedness, the cash proceeds received from any such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other bona fide fees and expenses actually incurred in connection therewith.

“Net Income”: with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“New York UCC”: the Uniform Commercial Code as in effect from time to time in the State of New York.

“Non-Debt Fund Affiliate”: any Affiliate of Holdings other than (i) Holdings or any Subsidiary of Holdings, (ii) any Debt Fund Affiliate and (iii) any natural person.

“Non-Excluded Taxes”: as defined in Section 2.19(a).

“Non-Guarantor Subsidiary”: (a) any Subsidiary of Holdings (i) that is not a Wholly Owned Subsidiary (provided that such Subsidiary shall cease to be a Non-Guarantor Subsidiary at the time such Subsidiary becomes a Wholly Owned Subsidiary), (ii) which is an Immaterial Subsidiary (provided that such Subsidiary shall cease to be a Non-Guarantor Subsidiary at the time such Subsidiary is no longer an Immaterial Subsidiary), (iii) for which the provision of a Guarantee would be prohibited or restricted by applicable law (including financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations), whether on the Closing Date or thereafter or by contract existing on the Closing Date, or, if such Subsidiary is acquired after the Closing Date, by contract existing when such Subsidiary is acquired (so long as such prohibition is not created in contemplation of such acquisition), including any requirement to obtain the consent of any Governmental Authority or third party, (iv) for which the provision of a Guarantee would result in material adverse tax consequences (as reasonably determined by the Borrower in consultation with the Administrative Agent) or (v) for which the cost of providing a Guarantee is excessive in relation to the value afforded thereby (as reasonably determined by the Borrower and the Administrative Agent) and (b) any domestic captive insurance company, not-for-profit subsidiary or special purpose entity; provided that, notwithstanding the foregoing clauses (a) and (b), the Borrower may in its sole discretion designate any Non-Guarantor Subsidiary as a Subsidiary Guarantor.

“Non-Material Property”: any individual fee owned real property other than Material Real Property.

“Non-U.S. Lender”: as defined in Section 2.19(d).

“Note”: a Term Loan Note, a Revolving Loan Note or a Swingline Loan Note.

“Notice of Intent to Cure”: a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent, with respect to each period of four consecutive fiscal quarters for which a Cure Right will be exercised, on the earlier of the date the financial statements required under Section 6.1(a) or (b) have been or were required to have been delivered with respect to the most recent end of such period of four fiscal quarters, which certificate shall contain a computation of the applicable Event of Default and notice of intent to cure such Event of Default through the issuance of Permitted Cure Securities as contemplated under Section 9.3.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans or the maturity of Cash Management Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, and all other obligations and liabilities of the Borrower or any other Loan Party (including with respect to guarantees) to the Administrative Agent, any Lender or any other Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other Loan Document or any other document made, delivered or given in connection herewith or therewith or any Specified Swap Agreement (other than, in the case of any Excluded ECP Guarantor, any Excluded Swap Obligations arising thereunder) or any Specified Cash Management Agreement, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower or any Guarantor pursuant to any Loan Document), guarantee obligations or otherwise.

“OFAC”: as defined in Section 4.17(c)(v).

“Offer Price”: as defined in the definition of “Dutch Auction.”

“Officer”: the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, President, any Executive Vice President, Senior Vice President, Vice President or Assistant Vice President, the Controller, the Treasurer, the Assistant Treasurer or the Secretary of the Borrower.

“Officer’s Certificate”: a certificate signed on behalf of the Borrower by any one Officer of the Borrower, who must be the principal executive officer, the principal financial officer, the treasurer, the controller, the general counsel or the principal accounting officer of the Borrower that meets the requirements set forth in this Agreement.

“Organizational Document”: (i) relative to each Person that is a corporation, its charter and its by-laws (or similar documents), (ii) relative to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents), (iii) relative to each Person that is a limited partnership, its certificate of formation and its limited partnership agreement (or similar documents), (iv) relative to each Person that is a general partnership, its partnership agreement (or similar document) and (v) relative to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.

“Other Applicable Indebtedness”: as defined in Section 2.11(c).

“Other Obligations”: any principal, interest, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Other Obligations with respect to the Loans shall not include fees or indemnification in favor of third parties other than the Secured Parties.

“Other Revolving Commitments”: one or more Classes of revolving credit commitments hereunder or extended Revolving Commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Loans”: the Revolving Loans made pursuant to any Other Revolving Commitment.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Other Term Commitments”: one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans”: one or more Classes of Term Loans that result from a Refinancing Amendment.

“Outstanding Amount”: (a) with respect to the Term Loans, Revolving Loans and Swing Line Loans on any date, the amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant”: as defined in Section 11.6(c).

“Participant Register”: as defined in Section 11.6(c).

“Patriot Act”: the USA PATRIOT Improvement and Reauthorization Act of 2005, Pub. L. 109-77, signed into law March 9, 2006, as amended.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: as defined in clause (23) of the definition of “Permitted Investments.”

“Permitted Amendment”: an amendment to this Agreement and the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.27, providing for an extension of the maturity date applicable to the Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) a change to the Applicable Margin with respect to the Loans and/or Commitments of the Accepting Lenders and/or (b) a change to the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders.

“Permitted Asset Swap”: the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 7.5.

“Permitted Auction Purchaser”: any Group Member.

“Permitted Credit Agreement Refinancing Debt”: (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred or Other Revolving Commitments obtained pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or Refinance, in whole or part, existing Term Loans, outstanding Revolving Loans or (in the case of Other Revolving Commitments obtained pursuant to a Refinancing Amendment) Revolving Commitments hereunder (including any successive Permitted Credit Agreement Refinancing Debt) (any such extended, renewed, replaced or Refinanced Term Loans, Revolving Loans or Revolving Commitments, “Refinanced Credit Agreement Debt”); provided that (i) such extending, renewing or refinancing Indebtedness (including, if such Indebtedness includes or relates to any Other Revolving Commitments, the unused portion of such Other Revolving Commitments) is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Credit Agreement Debt (and, in the case of Refinanced Credit Agreement Debt consisting, in whole or in part, of unused Revolving Commitments or Other Revolving Commitments, the amount thereof) plus an amount equal to unpaid and accrued interest and premium thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount), (ii) in the case of Other Revolving Commitments and Other Revolving Loans, there shall be no required repayment thereof (other than in connection with a voluntary reduction of commitments or availability thereunder) prior to the maturity thereof and (iii) such Refinanced Credit Agreement Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Permitted Credit Agreement Refinancing Debt is issued, incurred or obtained; provided that to the extent that such Refinanced Credit Agreement Debt consists, in whole or in part, of Revolving Commitments or Other Revolving Commitments (or Revolving Loans or Other Revolving Loans incurred pursuant to any Revolving Commitments or Other Credit Revolving Commitments), such Revolving Commitments or Other Revolving Commitments, as applicable, shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Permitted Credit Agreement Refinancing Debt is issued, incurred or obtained.

“Permitted Cure Securities”: any Qualified Equity Interest in Holdings.

“Permitted First Priority Refinancing Debt”: any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or senior secured term loans (each, a “First Priority Refinancing Term Facility”) or one or more senior secured revolving credit facilities (each, a “First Priority Refinancing Revolving Facility”); provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Debt in respect of Term Loans (including portions of Classes of Term Loans, Other Term Loans or Incremental Term Loans) or outstanding Revolving Loans and (iii) such Indebtedness complies with the Permitted Refinancing Requirements; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this definition shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)). Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Investments”:

(1)           Investments by the Borrower or any Restricted Subsidiary in any other Restricted Subsidiary, provided that if the Restricted Subsidiary receiving the Investment is a Non-Guarantor Subsidiary and the Investment is made by a Loan Party in that Restricted Subsidiary, the aggregate Fair Market Value of such Investment (being measured at the time such Investment is made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this proviso, shall not exceed the greater of $50,000,000 and 4.50% of Total Assets (at the time such Investment is made) in the aggregate;

(2)           any Investment in Cash Equivalents or Investment Grade Securities;

(3)           (x) any Investment by the Borrower or any Guarantor in a Person if as a result of such Investment (a) such Person becomes a Guarantor, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Borrower or a Guarantor and (y) any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4)           any Investment in securities or other assets, including earnouts, not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 7.5 or any other disposition of assets not constituting an Asset Sale;

(5)           any Investment (x) existing on the Closing Date, (y) made pursuant to binding commitments in effect on the Closing Date and (z) that replaces, Refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y), provided that any such Investment is in an amount that does not exceed the amount replaced, Refinanced, refunded, renewed or extended;

(6)           loans and advances to, and guarantees of Indebtedness of, employees of the Borrower (or any of its direct or indirect parent companies) or a Restricted Subsidiary not in excess of $5,000,000 outstanding at any one time, in the aggregate;

(7)           any Investment acquired by the Borrower or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Borrower of such other Investment or accounts receivable, (b) in good faith settlement of delinquent obligations of, and other disputes with Persons who are not Affiliates or (c) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)           Hedging Obligations permitted under Section 7.2(b)(xii);

(9)           additional Investments by the Borrower or any of its Restricted Subsidiaries having an aggregate Fair Market Value (being measured at the time such Investment is made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (9), not to exceed the greater of $50,000,000 and 4.50% of Total Assets (at the time such Investment is made) in the aggregate;

(10)         loans and advances to (or guarantees of Indebtedness of) officers, directors and employees for business related travel expenses (including entertainment expense), moving and relocation expenses, tax advances, payroll advances and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent company thereof under compensation plans approved by the Board of Directors of the Borrower in good faith;

(11)         Investments the payment for which consists of Equity Interests of the Borrower (other than Disqualified Stock) or any direct or indirect parent of the Borrower, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 7.3(a)(3);

(12)         any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 7.6 (except transactions described in clauses (b)(ii), (b)(v), (b)(ix)(B), (b)(xxiii) and (b)(xxiv) therein);

(13)         Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(14)         guarantees issued in accordance with Section 7.2 and Section 6.9;

(15)         any Investment by the Borrower or any Guarantor in the Borrower (in the case of any Guarantor) or other Guarantors and Investments by Restricted Subsidiaries that are not Guarantors in other Restricted Subsidiaries that are not Guarantors;

(16)         Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(17)         Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with Section 7.5;

(18)         Investments in joint ventures of the Borrower or any of its Restricted Subsidiaries having an aggregate Fair Market Value (being measured at the time such Investment is made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (18), not to exceed the greater of $25,000,000 and 2.50% of Total Assets (at the time such Investment is made) in the aggregate;

(19)         Investments of a Restricted Subsidiary of the Borrower acquired after the Closing Date or of an entity merged into or consolidated with a Restricted Subsidiary of the Borrower in a transaction that is not prohibited by Section 7.8 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(20)         advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business;

(21)         the acquisition of assets or Capital Stock solely in exchange for the issuance of common equity securities of the Borrower;

(22)         Investments in any Similar Business having an aggregate Fair Market Value (being measured at the time such Investment is made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (22), not to exceed the greater of $25,000,000 and 2.50% of Total Assets (at the time such Investment is made) in the aggregate; and

(23)          acquisitions by the Borrower or any Restricted Subsidiary of the majority of the Capital Stock of Persons or of assets constituting a division or business unit of, or all or substantially all of the assets of a Person (each a “Permitted Acquisition”); provided that (i) no Default or Event of Default has occurred or is continuing both before and after giving effect to such Permitted Acquisition, (ii) the line of business of the acquired entity shall be similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses conducted by the Borrower and its Restricted Subsidiaries, (iii) any Person acquired shall become, and any Person acquiring assets shall be, a Restricted Subsidiary (unless designated as an Unrestricted Subsidiary) and (iv) Holdings, the Borrower or such Restricted Subsidiary, as applicable, shall take, and shall cause such Person to take, all actions required under Section 6.9 in connection therewith, provided, further, that with respect to the acquisition of any Person that does not become a Guarantor, the consideration provided by the Borrower or a Restricted Subsidiary that is a Guarantor will be limited to an aggregate Fair Market Value (being measured at the time such Investment is made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this proviso, not to exceed the greater of $40,000,000 and 3.75% of Total Assets (at the time such acquisition is made) in the aggregate.

“Permitted Investors”: the collective reference to the Sponsor, the Management Stockholders and each other Person that is an investor in Holdings or the immediate parent of Holdings on the Closing Date.

“Permitted Liens”: with respect to any Person:

(1)           pledges or deposits by such Person in connection with workmen’s compensation, employment or unemployment insurance and other types of social security legislation, employee source deductions, goods and services taxes, sales taxes, municipal taxes, corporate taxes and pension fund obligations, or good faith deposits, prepayments or cash pledges to secure bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, performance and return of money bonds and other similar obligations incurred in the ordinary course of business, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds or statutory bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)           Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums which have not yet been due or payable for more than 30 days or which are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien);

(3)           Liens for taxes, assessments or other governmental charges (i) which have not yet been due or payable for more than 30 days or (ii) which are being contested in good faith by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien and for which adequate reserves are being maintained to the extent required by GAAP;

(4)           Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)           minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building code or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)           Liens Incurred to secure Other Obligations in respect of Indebtedness permitted to be Incurred pursuant to Section 7.2(b)(i), (b)(iv), (b)(vi), (b)(vii), (b)(xv) or (b)(xvi); provided that, (A) in the case of Section 7.2(b)(vii), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any income or profits thereof, (B) in the case of Section 7.2(b)(iv) and (b)(vi) such Indebtedness complies with the Applicable Requirements and (C) in the case of Section 7.2(b)(xv), such guarantee may only be subject to Liens to the extent the underlying Indebtedness may be subject to any Liens;

(7)           Liens existing on the Closing Date;

(8)           Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary of the Borrower (other than the proceeds or products of such assets or property or shares of stock or improvements thereon);

(9)           Liens on assets or on property at the time the Borrower or a Restricted Subsidiary of the Borrower acquired such assets or property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary of the Borrower; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets or property owned by the Borrower or any Restricted Subsidiary of the Borrower (other than the proceeds or products of such assets or property or shares of stock or improvements thereon);

(10)         Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary of the Borrower permitted to be Incurred pursuant to Section 7.2;

(11)         [Reserved];

(12)         Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)         leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights) in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(14)         Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(15)         Liens in favor of the Borrower or any Guarantor;

(16)         deposits made in the ordinary course of business to secure liability to insurance carriers;

(17)         Liens on the Equity Interests of Unrestricted Subsidiaries and joint ventures that are not Restricted Subsidiaries;

(18)         grants of software and other technology licenses in the ordinary course of business;

(19)         judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(20)         Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(21)         Liens Incurred to secure Cash Management Obligations in the ordinary course of business;

(22)         Liens on equipment of the Borrower or any Restricted Subsidiary of the Borrower granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;

(23)         Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (10), (15), (25) and (38) of this definition of “Permitted Liens”; provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus proceeds or products of such property or improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (15), (25) and (38) of this definition of “Permitted Liens” at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay accrued and unpaid interest, any fees and expenses, including any premium and defeasance costs, related to such refinancing, refunding, extension, renewal or replacement;

(24)         other Liens securing obligations which obligations, taken together with all obligations permitted to be secured pursuant to this clause (24), in the aggregate do not exceed $30,000,000 at any one time outstanding;

(25)         Liens securing Indebtedness permitted to be incurred pursuant to Section 7.2 and satisfying the Applicable Requirements in an amount not to exceed the maximum amount of Indebtedness such that the Total Net Secured Leverage Ratio (at the time of incurrence of such Indebtedness after giving pro forma effect thereto in a manner consistent with the calculation of the Fixed Charge Coverage Ratio) would not be greater than 4.50 to 1.00;

(26)         Liens on receivables and related assets including proceeds thereof being sold in factoring arrangements entered into in the ordinary course of business;

(27)          Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(28)          Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(29)          Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.2; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;

(30)          restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;

(31)          customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures and partnerships;

(32)          any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Borrower or any Restricted Subsidiary;

(33)          Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(34)          Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection; (ii) attaching to a commodity trading account in the ordinary course of business; and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking industry;

(35)          Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement in connection with an Investment permitted hereunder;

(36)          customary Liens on deposits required in connection with the purchase of property, equipment and inventory, in each case incurred in the ordinary course of business;

(37)          Liens securing the Obligations created pursuant to any Loan Document, any Specified Swap Agreement and any Specified Cash Management Agreement;

(38)          Liens securing or arising pursuant to Sale Leaseback Transactions permitted pursuant to Section 7.9; and

(39)          Liens on assets of Non-Guarantor Subsidiaries, provided such Liens secure obligations of Non-Guarantor Subsidiaries that are otherwise permitted hereunder and such Liens only encumber assets of such Non-Guarantor Subsidiaries.

The Borrower may classify (or later reclassify) any Lien in one or more of the above categories (including in part in one category and in part in another category). For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Priority Liens”: with respect to Collateral other than Capital Stock, Liens permitted by Section 7.3.

“Permitted Refinancing Requirements”: with respect to any Indebtedness incurred by the Borrower to Refinance, in whole or part, any other Indebtedness (such other Indebtedness, “Refinanced Debt”):

(a)          with respect to all such Indebtedness:

(i)          the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to, the providers of such Indebtedness than those applicable to the Refinanced Debt (except for financial covenants or other covenants or provisions applicable only to periods after the Latest Maturity Date at the time of such Refinancing, as may be agreed by the Borrower and the providers of such Indebtedness);

(ii)          if such Indebtedness is guaranteed, it is not guaranteed by any Restricted Subsidiary other than the Subsidiary Guarantors; and

(iii)         the proceeds of such Indebtedness are applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of the outstanding amount (and, if such Indebtedness constitutes Refinancing Revolving Debt, pro rata reductions of the Revolving Commitments) of the Refinanced Debt;

(b)          if such Indebtedness constitutes Refinancing Revolving Debt:

(i)          such Indebtedness does not mature (or require commitment reductions or amortization) prior to the final stated maturity date of the Refinanced Debt; and

(ii)         such Indebtedness includes provisions providing for the pro rata treatment of payment, repayment, borrowings, participations and commitment reductions of the Revolving Facility and such Indebtedness;

(c)          if such Indebtedness constitutes Refinancing Term Debt:

(i)          such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions), in each case prior to the date that is 91 days after the then Latest Maturity Date at the time such Indebtedness is incurred;

(ii)         such Indebtedness does not have a shorter Weighted Average Life to Maturity than the Refinanced Debt; and

(iii)        such Indebtedness shares not greater than ratably in (or, if such Indebtedness constitutes Unsecured Refinancing Term Debt or Second Priority Refinancing Term Debt, on a junior basis with respect to) any voluntary or mandatory prepayments of any Term Loans then outstanding; and

(d)          if such Indebtedness is secured:

(i)          such Indebtedness is not secured by any assets other than the Collateral (it being understood that such Indebtedness shall not be required to be secured by all of the Collateral); and

(ii)         a Senior Representative acting on behalf of the providers of such Indebtedness shall have become party to an Intercreditor Agreement (or any Intercreditor Agreement shall have been amended or replaced in a manner reasonably acceptable to the Administrative Agent, which results in such Senior Representative having rights to share in the Collateral as provided in the definition of Permitted First Priority Refinancing Debt, in the case of First Priority Refinancing Revolving Debt or First Priority Refinancing Term Debt, or in the definition of Permitted Second Priority Refinancing Debt, in the case of Second Priority Refinancing Revolving Debt or Second Priority Refinancing Term Debt).

“Permitted Second Priority Refinancing Debt”: any secured Indebtedness incurred by the Borrower in the form of one or more series of second lien secured notes or second lien secured term loans (each, a “Second Priority Refinancing Term Facility”) or one or more revolving credit facilities (each, a “Second Priority Refinancing Revolving Facility”); provided that (i) such Indebtedness is secured by the Collateral on a second lien, subordinated basis (with respect to liens only) to the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Debt in respect of Term Loans (including portions of Classes of Term Loans, Other Term Loans or Incremental Term Loans) or outstanding Revolving Loans and (iii) such Indebtedness complies with the Permitted Refinancing Requirements; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this definition shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)). Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Tax Distributions”: payments made pursuant to Section 7.3(b)(xii).

“Permitted Unsecured Refinancing Debt”: any unsecured Indebtedness incurred by the Borrower in the form of one or more series of senior unsecured notes or term loans (each, an “Unsecured Refinancing Term Facility”) or one or more revolving credit facilities (each, an “Unsecured Refinancing Revolving Facility”); provided that (i) such Indebtedness constitutes Permitted Credit Agreement Refinancing Debt in respect of Term Loans (including portions of Classes of Term Loans, Other Term Loans or Incremental Term Loans) or outstanding Revolving Loans and (ii) such Indebtedness complies with the Permitted Refinancing Requirements; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this definition shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)). Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person”: any natural person, corporation, limited partnership, general partnership, limited liability company, limited liability partnership, joint venture, association, joint stock company, trust, bank trust company, land trust, business trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity whether legal or not.

“Plan”: at a particular time, any employee benefit plan that is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, other than a Predecessor Plan.

“Platform”: as defined in Section 6.2(a).

“Predecessor Plan”: any employee benefit plan that is covered by Title IV of ERISA sponsored by VNU International B.V. or one of its affiliates, which plan is no longer sponsored by or contributed to by the Borrower or a Commonly Controlled Entity after the Closing Date.

“Preferred Stock”: any Equity Interest with preferential right of payment of dividends or redemptions upon liquidation, dissolution, or winding up.

“Prime Rate”: the rate of interest per annum announced from time to time by Bank of America as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Bank of America in connection with extensions of credit to debtors).

“Private Lender Information”: any information and documentation that is not Public Lender Information.

“Pro Forma Balance Sheet”: as defined in Section 4.1(a).

“Pro Forma Basis”: for the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if, at any time during such Reference Period, the Borrower or any Restricted Subsidiary shall have made any Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if, during such Reference Period, the Borrower or any Restricted Subsidiary shall have made an acquisition of assets constituting at least a division of a business unit of, or all or substantially all of the assets of, any Person, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such acquisition of assets constituting at least a division of a business unit of, or all or substantially all of the assets of, any Person, occurred on the first day of such Reference Period (including, in each such case, such pro forma adjustments relating to a specific transaction or event and reflective of actual or reasonably anticipated synergies and cost savings expected to be realized or achieved in the twelve months following such transaction or event, which pro forma adjustments shall be certified by the chief financial officer, treasurer, controller or comptroller of the Borrower (collectively, the “Pro Forma Basis Acquisition Adjustments”); provided that all

Acquisition Adjustments shall not, together with the Specified EBITDA Adjustments, exceed 25.0% of Consolidated EBITDA (before giving effect to such Specified EBITDA Adjustments and Acquisition Adjustments)). The term “Disposition” in this definition shall not include dispositions of inventory and other ordinary course dispositions of property.

“Projections”: as defined in Section 6.2(d).

“Properties”: as defined in Section 4.13(a).

“Pro Rata Share”: with respect to (i) any Revolving Facility, and each Revolving Lender’s share of such Revolving Facility, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Commitments of such Revolving Lender under such Revolving Facility at such time and the denominator of which is the amount of the aggregate Revolving Commitments under such Revolving Facility at such time; provided that if such Revolving Commitments have been terminated, then the Pro Rata Share of each Revolving Lender shall be determined based on the Pro Rata Share of such Revolving Lender under such Revolving Facility immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof, (ii) any Term Facility, and each Term Lender and such Term Lender’s share of all Term Commitments or Term Loans under such Term Facility, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Term Commitments of such Term Lender under such Term Facility at such time and the denominator of which is the amount of the aggregate Term Commitments under such Term Facility at such time; provided that if any Term Loans are outstanding under such Term Facility, then the Pro Rata Share of each Term Lender shall be a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Term Loans of such Term Lender under such Term Facility at such time and the denominator of which is the amount of the aggregate Term Loans at such time; provided, further, that if all Term Loans under such Term Facility have been repaid, then the Pro Rata Share of each Term Lender under such Term Facility shall be determined based on the Pro Rata Share of such Term Lender under such Term Facility immediately prior to such repayment and (iii) with respect to each Lender and all Loans and Outstanding Amounts at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the Outstanding Amount with respect to Loans and Commitments of such Lender at such time (plus such Lender’s obligation to purchase participations in undrawn Letters of Credit) and the denominator of which is the Outstanding Amount (in aggregate) plus the amount of all Lenders’ obligations to purchase participations in undrawn Letters of Credit at such time; provided that if all Outstanding Amounts have been repaid or terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Public Lender Information”: information and documentation that is either exclusively (i) of a type that would be publicly available if the Borrower, Holdings and their respective Subsidiaries were public reporting companies or (ii) not material with respect to the Borrower, Holdings and their respective Subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws.

“Public Market”: at any time after (a) a Public Offering has been consummated and (b) at least 15.0% of the total issued and outstanding common equity of Holdings or Holdings’ direct or indirect parent has been distributed by means of an effective registration statement under the Securities Act or sale pursuant to Rule 144 under the Securities Act.

“Public Offering”: an initial underwritten public offering of common Capital Stock of Holdings or Holdings’ direct or indirect parent pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (other than a registration statement on Form S-8 or any successor form).

“Purchase”: as defined in the definition of “Dutch Auction.”

“Purchase Notice”: as defined in the definition of “Dutch Auction.”

“Purchaser”: as defined in the definition of “Dutch Auction.”

“Qualified Counterparty”: any Person that, as of the Closing Date or as of the date it enters into any Specified Swap Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a counterparty to such Specified Swap Agreement.

“Qualified ECP Guarantor”: in respect of any Swap Obligation, any Loan Party that has total assets exceeding $10,000,000 (or total assets exceeding such other amount so that such Loan Party is an “eligible contract participant” as defined in the Commodity Exchange Act) at the time such Swap Obligation is incurred.

“Qualified Equity Interests”: any Capital Stock that is not a Disqualified Stock.

“Qualified Public Offering”: a Public Offering that results in a Public Market.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation, eminent domain or similar proceeding relating to any asset of any Group Member.

“Refinance”: in respect of any Indebtedness, to refinance, discharge, redeem, defease, refund, extend, renew or repay any Indebtedness with the proceeds of other Indebtedness, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness in whole or in part; “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinanced Credit Agreement Debt”: as defined in the definition of “Permitted Credit Agreement Refinancing Debt.”

“Refinanced Debt”: as defined in the definition of “Permitted Refinancing Requirements.”

“Refinancing Amendment”: an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Permitted Credit Agreement Refinancing Debt being incurred pursuant thereto, in accordance with Section 2.25.

“Refinancing Revolving Debt”: any First Priority Refinancing Revolving Facility, Second Priority Refinancing Revolving Facility or Unsecured Refinancing Revolving Facility.

“Refinancing Term Debt”: Indebtedness under any First Priority Refinancing Term Facility, Second Priority Refinancing Term Facility or Unsecured Refinancing Term Facility.

“Refunded Swingline Loans”: as defined in Section 2.7(b).

“Refunding Capital Stock”: as defined in Section 7.3(b)(ii).

“Register”: as defined in Section 11.6(b)(vi).

“Registered Equivalent Notes”: with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party in connection therewith that are not applied to repay the Term Loans or reduce the Revolving Commitments pursuant to Section 2.11(c).

“Reinvestment Event”: as defined in Section 2.11(c).

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire, replace, reconstruct or repair assets useful in the business of the Borrower and the Restricted Subsidiaries or in connection with a Permitted Acquisition.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event (or, if later, 180 days after the date the Borrower or a Restricted Subsidiary thereof has entered into a binding commitment to reinvest the Net Cash Proceeds of such Reinvestment Event prior to the expiration of such one year period) and (b) the date on which the Borrower shall have notified the Administrative Agent in writing that it has determined not to acquire, replace, reconstruct or repair assets useful in the business of the Borrower and the Restricted Subsidiaries or in connection with a Permitted Acquisition.

“Related Business Assets”: assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reply Amount”: as defined in the definition of “Dutch Auction.”

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Repricing Indebtedness”: as defined in the definition of “Repricing Transaction.”

“Repricing Transaction”: means, other than in the context of a transaction involving a Change of Control or the financing of any Significant Acquisition, (i) the repayment, prepayment,

refinancing, substitution or replacement of all or a portion of the Term Facility with the incurrence of any Indebtedness (“Repricing Indebtedness”) having an effective interest cost or weighted average yield (taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (A) the weighted average life to maturity of such term loans and (B) four years), but excluding any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared ratably with all lenders or holders of such term loans in their capacities as lenders or holders of such term loans) that is less than the effective interest cost or weighted average yield of the Term Facility and (ii) any amendment, waiver, consent or modification to this Agreement relating to the interest rate for, or weighted average yield (to be determined on the same basis as that described in clause (i) above) of, the Term Facility directed at, or the result of which would be, the lowering of the effective interest cost or weighted average yield applicable to the Term Facility.

“Required Lenders”: at any time, non-Defaulting Lenders holding more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding, (ii) the Total Incremental Term Commitments then in effect, and (iii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer, treasurer, controller, comptroller, secretary or vice president of any Group Member, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller or comptroller of the Borrower.

“Restricted”: when referring to cash or Cash Equivalents of the Borrower and the Restricted Subsidiaries, means that such cash or Cash Equivalents (i) unless addressed in clause (ii) below, appear (or would be required to appear) as “restricted” on the consolidated balance sheet of the Company, (ii) are subject to any Lien in favor of any Person other than (x) the Administrative Agent for the benefit of the Secured Parties and (y) other Liens permitted under clauses (3), (10), (13), (15), (21), (23), (25), (29), (33), (34), (37) and (39) of the definition of “Permitted Liens” above, other than consensual Liens on assets which constitute Collateral and rank prior to the Liens in favor of the Secured Parties on the Collateral or (iii) are not otherwise generally available for use by such Person; provided that, in addition to the foregoing, for any date of determination, an amount equal to the aggregate amount, as of such date of determination, of any cash or Cash Equivalents on the consolidated balance sheet of the Company in respect of the reserves described in clause (b)(xviii) of the definition of Excess Cash Flow shall be deemed to be “Restricted” for all purposes under this Agreement.

“Restricted Investment”: an Investment other than a Permitted Investment.

“Restricted Payments”: as defined in Section 7.3(a).

“Restricted Subsidiary”: at any time any direct or indirect Subsidiary of the Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon an Unrestricted Subsidiary’s ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Retired Capital Stock”: as defined in Section 7.3(b)(ii).

“Return Bid”: as defined in the definition of “Dutch Auction.”

“Revolving Borrowing”: a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption, Refinancing Amendment or Incremental Amendment pursuant to which such Lender became a party hereto, as applicable, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $90,000,000.

“Revolving Commitment Increase”: as defined in Section 2.24(a).

“Revolving Commitment Increase Lender”: as defined in Section 2.24(d).

“Revolving Commitment Period”: the period from and including the Closing Date to but excluding the Revolving Termination Date.

“Revolving Excess”: as defined in Section 2.11(e).

“Revolving Extensions of Credit”: as to any Revolving Lender at any time to an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: any Class of Revolving Commitments and the extensions of credit made thereunder, as the context may require.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loan Note”: a promissory note substantially in the form of Exhibit F-1.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding; provided that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”: the fifth anniversary of the Closing Date.

“S&P”: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor to the rating agency business thereof.

“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions the Borrower or any Restricted Subsidiary sells substantially all of its right, title and interest in any property and, in connection therewith, the Borrower or a Restricted Subsidiary acquires, leases or licenses back the right to use all or a material portion of such property.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Priority Refinancing Revolving Facility”: as defined in the definition of  “Permitted Second Priority Refinancing Debt.”

“Second Priority Refinancing Term Facility”: as defined in the definition of “Permitted Second Priority Refinancing Debt.”

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders (including the Issuing Lender in its capacity as such), any Qualified Counterparties and any Cash Management Providers.

“Securities Act”: the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement”: the Pledge and Security Agreement to be executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Security Documents”: the collective reference to the Security Agreement, the Intellectual Property Security Agreements, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Notes”: the $200,000,000 9.000% senior notes of the Borrower due 2021 issued on the Closing Date.

“Senior Representative”: with respect to any series of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt or any series of Indebtedness permitted under Section 7.2(b)(vi), the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Significant Acquisition”: a Permitted Acquisition the result of which is that Consolidated EBITDA, determined on a Pro Forma Basis after giving effect thereto, is equal to or greater than 125.0% of Consolidated EBITDA immediately prior to the consummation of such Permitted Acquisition, in each case with respect to the Borrower and its Restricted Subsidiaries based on the most recently completed period of four consecutive fiscal quarters for which the financial statements and certificates required by Section 6.1(a) or (b), as the case may be, have been or were required to have been delivered.

“Significant Subsidiary”: at any date of determination, each Restricted Subsidiary or group of Restricted Subsidiaries of the Borrower that would be a “Significant Subsidiary” within the meaning of Rule 1-02 of the Securities Act as such rule is in effect of the Closing Date.

“Similar Business”: any business engaged in by the Borrower, any Restricted Subsidiaries of the Borrower, or any direct or indirect parent on the date of the Closing Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and the Restricted Subsidiaries are engaged on the date of the Closing Date.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvency Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit J.

“Solvent”: with respect to any Person and its Subsidiaries on a consolidated basis, means that as of any date of determination, (a) the sum of the “fair value” of the assets of such Person will, as of such date, exceed the sum of all debts of such Person as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability on existing debts of such Person as such debts become absolute and matured, as such quoted term is determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct any business in which it is or is about to become engaged and (d) such Person does not intend to incur, or believe or reasonably should believe that it will incur, debts beyond its ability to pay as they mature. For purposes of this definition, (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, subordinated, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such liabilities meet the criteria for accrual under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 5).

“Specified Class”: as defined in Section 2.27(a).

“Specified EBITDA Adjustments”: as defined in the definition of “Consolidated EBITDA.”

“Specified Representations”: the representations and warranties set forth in Sections 4.3(a), 4.4(a), 4.4(c), 4.5 (but only with respect to the Organizational Documents of Holdings and the Group Members), 4.10, 4.12, 4.15, 4.16, 4.17 (but only with respect to Buyer with respect to 4.17(b), 4.17(c) and 4.17(d)) and 4.18.

“Specified Cash Management Agreement”: any Cash Management Agreement entered into by any Group Member, on the one hand, and any Cash Management Provider, on the other hand.

“Specified Period”: as to (i) the Excess Cash Flow Period ending December 31, 2014, the period commencing on January 1, 2014 and ending on the day immediately preceding the Excess Cash Flow Application Date that occurs in calendar year 2015 and (ii) any subsequent Excess Cash Flow Period, the period commencing on the Excess Cash Flow Application Date that occurs during such period and ending on the day immediately preceding the Excess Cash Flow Application Date that occurs in the next succeeding Excess Cash Flow Period.

“Specified Swap Agreement”: any Swap Agreement entered into by any Group Member, on the one hand, and any Qualified Counterparty, on the other hand, in respect of interest rates, currencies and commodities to the extent permitted under Section 7.2.

“Sponsor”: Onex Corporation, Onex Partners III GP LP and/or one or more other investment funds advised, managed or controlled by Onex Corporation and, in each case (whether individually or as a group) their Affiliates and any investment funds that have granted to the foregoing control in respect of their investment in the Borrower or any of its Restricted Subsidiaries, but, in any event, excluding any of their respective portfolio companies.

“Spot Currency Exchange Rate”: as defined in Section 1.2(b).

“Subordinated Indebtedness”: (a) with respect to the Borrower, any Indebtedness of the Borrower which is by its terms contractually subordinated in right of payment to the Loans or the Senior Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms contractually subordinated in right of payment to its Guarantee.

“Subsidiary”: with respect to any Person (1) any corporation, partnership, limited liability company, unlimited liability company, association, joint venture or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions having the power to direct or cause the direction of the management and policies thereof at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor”: each Restricted Subsidiary of Holdings other than (i) any Excluded Foreign Subsidiary, (ii) any Non-Guarantor Subsidiary and (iii) the Borrower.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of the Subsidiaries shall be a Swap Agreement.

“Swap Obligation”: as defined in the definition of “Excluded Swap Obligation”.

“Swingline Borrowing”: a borrowing consisting of simultaneous Swingline Loans of the same Type.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $15,000,000.

“Swingline Lender”: Bank of America, in its capacity as the lender of Swingline Loans.

“Swingline Loan Note”: a promissory note substantially in the form of Exhibit F-2.

“Swingline Loans”: as defined in Section 2.6.

“Swingline Participation Amount”: as defined in Section 2.7(c).

“Syndication Agent”: the Syndication Agent listed on the cover page hereof.

“Taxes”: as defined in Section 2.19(a).

“Term Borrowing”: a borrowing consisting of simultaneous Term Loans of the same Type.

“Term Commitment”: as to any Lender, (i) the obligation of such Lender, if any, to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A, (ii) the Incremental Term Commitments, if any, issued after the Closing Date pursuant to Section 2.24 or (iii) Other Term Commitments, if any, issued after the Closing Date pursuant to a Refinancing Amendment entered into pursuant to Section 2.25. The original aggregate amount of the Term Commitments is $430,000,000.

“Term Facility”: any Class of Term Loans, as the context may require.

“Term Lenders”: each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”: an Initial Term Loan, an Other Term Loan or an Incremental Term Loan, as the context requires.

“Term Loan Maturity Date”: the seventh anniversary of the Closing Date.

“Term Loan Note”: a promissory note substantially in the form of Exhibit F-3, as it may be amended, supplemented or otherwise modified from time to time.

“Term Loan Purchase Amount”: as defined in the definition of “Dutch Auction.”

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Title Policy”: a lender’s policy of title insurance utilizing the American Land Title Association 2006 Form extended coverage, or such other form as is reasonably acceptable to the Administrative Agent or, if applicable, a binding marked commitment to issue such policy with a final policy to be dated the date of recording of the Mortgages, issued by a title company selected by the Borrower and reasonably acceptable to the Administrative Agent, insuring the Lien of the applicable Mortgage in an amount at least equal to the fair market value (as determined by the Borrower) of such real property (or such lesser amount as shall be agreed to by the Administrative Agent in its reasonable discretion) in favor of the Administrative Agent for the benefit of the Secured Parties, subject only to those exceptions which are either Liens permitted by Section 7.7 or are otherwise reasonably approved by the Administrative Agent and containing such endorsements as the Administrative Agent shall reasonably require.

“Total Assets”: the total consolidated assets of the Borrower and the Restricted Subsidiaries of the Borrower, as shown on the most recent consolidated or combined, as applicable, balance sheet of the Borrower and its Restricted Subsidiaries.

“Total Capitalization”: as defined in the definition of “Equity Contribution.”

“Total First Lien Net Leverage Ratio”: as at the last day of any period, the ratio of (a) the excess of (i) Consolidated Total Debt on such day consisting of Indebtedness (x) constituting the Obligations, (y) that is secured on a pari passu basis with the Obligations or (z) that was incurred pursuant to Section 7.2(b)(vii) over (ii) an amount equal to the Unrestricted cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries on such date, to (b) Consolidated EBITDA, calculated on a Pro Forma Basis for such period, and with such pro forma or scheduling adjustments to Consolidated Total Debt and Consolidated EBITDA as are appropriate and consistent with the pro forma or scheduling adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” (except that, for purposes of determining the amount of Consolidated Total Debt pursuant to clause (i) of this definition, the amount of revolving Indebtedness under this Agreement and any other revolving credit facility shall be computed based upon the period-ending value of such Indebtedness during the applicable period).

“Total Incremental Term Commitments”: at any time, the aggregate amount of the Incremental Term Commitments then in effect.

“Total Net Secured Leverage Ratio”: as at the last day of any period, the ratio of (a) the excess of (i) the amount of Consolidated Total Debt that is secured on such day over (ii) an amount equal to the Unrestricted cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries on such date, to (b) Consolidated EBITDA of the Borrower and the Restricted Subsidiaries, calculated on a Pro Forma Basis for such period, and with such pro forma or scheduling adjustments to Consolidated Total Debt and Consolidated EBITDA as are appropriate and consistent with the pro forma or scheduling adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” (except that, for purposes of determining the amount of Consolidated Total Debt pursuant to clause (i) of this definition, the amount of revolving Indebtedness under this Agreement and any other revolving credit facility shall be computed based upon the period-ending value of such Indebtedness during the applicable period).

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transactions”: (a) the consummation of the Acquisition and the Equity Contribution, (b) the issuance and sale of the Senior Notes on or prior to the Closing Date, (c) the execution and delivery of the Loan Documents to be entered into on the Closing Date and the funding of the Loans on the Closing Date, (d) the Existing Debt Release/Repayment and (e) the payment of fees and expenses incurred in connection therewith.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“United States”: the United States of America.

“Unrestricted”: when referring to cash or Cash Equivalents, means that such cash or Cash Equivalents are not Restricted.

“Unrestricted Subsidiary”: (i) any Subsidiary (other than a Subsidiary in existence as of the Closing Date) of Holdings (other than the Borrower) designated by the board of directors of Holdings as an Unrestricted Subsidiary pursuant to Section 6.12 subsequent to the Closing Date and (ii) any Subsidiary of an Unrestricted Subsidiary.

“Unsecured Refinancing Revolving Facility”: as defined in the definition of “Permitted Unsecured Refinancing Debt.”

“Unsecured Refinancing Term Facility”: as defined in the definition of “Permitted Unsecured Refinancing Debt.”

“U.S. Owned DRE”: any entity (i) that is a Subsidiary of the Borrower or any Domestic Subsidiary of the Borrower and (ii) substantially all of the material assets of which are Capital Stock of one or more controlled foreign corporations within the meaning of Section 957 of the Code.

“Voting Stock”: with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity”: when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

1.2       Other Interpretive Provisions.

(a)       Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)       As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP; (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, real property, leasehold interests and contract rights, (v) the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person and (vi) references to agreements or other Contractual Obligations (including any of the Loan Documents) shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time. For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, any requisite currency translation shall be based on the rate of exchange between the applicable currency and Dollars (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent (the “Spot Currency Exchange Rate”)) in effect on the Business Day immediately preceding the date of such transaction (except for such other time periods as provided for in Section 7.2) or determination and shall not be affected by subsequent fluctuations in exchange rates.

(c)       The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and clause, paragraph, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)       The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3       Accounting. For purposes of all financial definitions and calculations in this Agreement, including the determination of Excess Cash Flow, there shall be excluded for any period the effects of purchase accounting (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in component amounts required or permitted by GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, post-employment benefits, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the Transactions, any acquisition consummated prior to the Closing Date, any Permitted Acquisitions, or the amortization or write-off of any amounts thereof.

SECTION 2.     AMOUNT AND TERMS OF COMMITMENTS

2.1       Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a single Term Loan to the Borrower on the Closing Date in Dollars and in an amount not to exceed the amount of the Term Commitment of such Lender on the Closing Date. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12. The Term Commitments (excluding any Incremental Term Commitments or Other Term Commitments) shall automatically terminate at 5:00 P.M., New York City time, on the Closing Date.

2.2       Procedure for Borrowing of Term Loans. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (A) 12:00 noon, New York City time, on the anticipated Closing Date, in the case of ABR Loans, and (B) 2:00 P.M., New York City time, three Business Days prior to the Closing Date, in the case of Eurodollar Loans) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying (x) the amount to be borrowed and (y) instructions for remittance of the Term Loans to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 1:00 P.M., New York City time, on the Closing Date, each such Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by the Borrower, with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders and in like funds as received by the Administrative Agent.

2.3       Repayment of Term Loans.

(a)       The principal amount of the Term Loans (excluding Other Term Loans, Incremental Term Loans and, solely in the case of clause (ii), Extended Term Loans) of each Term Lender shall be repaid (i) on the last Business Day of each March, June, September and December, commencing with the last Business Day of September 2013, in an amount equal to 0.25% of the aggregate principal amount of the Term Loans outstanding on the Closing Date and (ii) on the Term Loan Maturity Date, in an amount equal to the aggregate principal amount outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b)       To the extent not previously paid, (i) each Incremental Term Loan shall be due and payable on the Incremental Term Loan Maturity Date applicable to such Incremental Term Loan, (ii) each Other Term Loan shall be due and payable on the maturity date thereof as set forth in the Refinancing Amendment applicable thereto together and (iii) each Extended Term Loan shall be due and payable on the maturity date thereof as set forth in the Permitted Amendment applicable thereto together, in each case, with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

2.4       Revolving Commitments.

(a)       Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower in Dollars from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period

the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(b)       The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date, together with accrued and unpaid interest on the Revolving Loans, to but excluding the date of payment.

2.5       Procedure for Borrowing of Revolving Loans. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that (x) any such borrowings on the Closing Date shall not in the aggregate exceed the sum of (i) $10,000,000 (exclusive of any Letters of Credit issued on the Closing Date) and (ii) at the Borrower’s election, an amount sufficient to fund all upfront or similar fees or original issue discount payable by the Borrower or any Restricted Subsidiary to the Lenders providing Commitments in the initial primary syndication thereof or to the providers of any other financing (including the Senior Notes) for the Transactions and/or to fund working capital and (y) the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 2:00 P.M., New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) 12:00 Noon, New York City time, on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor and (iv) instructions for remittance of the applicable Loans to be borrowed. Unless otherwise agreed by the Administrative Agent in its sole discretion, no Revolving Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 30 days after the Closing Date. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $500,000 or a whole multiple of $250,000 in excess thereof (or, if the then aggregate Available Revolving Commitments of the Lenders are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof; provided that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by the Borrower, with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6       Swingline Commitment.

(a)       Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such

Swingline Loan, the aggregate amount of the Available Revolving Commitments of the Lenders would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b)       The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Termination Date.

2.7       Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a)       Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 2:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Promptly thereafter, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Borrower an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender by crediting such account as is designated in writing to the Swingline Lender by the Borrower.

(b)       The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.

(c)       If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 9.1(g) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b) or upon the request of the Swingline Lender, purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans or that the Swingline Lender otherwise requests Revolving Lenders to purchase participation interests in.

(d)       Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)       Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(f)        Notwithstanding anything to the contrary contained in Sections 2.6 and 2.7 or elsewhere in this Agreement, (i) the Swingline Lender shall not be obligated to make any Swingline Loan at a time when a Revolving Lender is a Defaulting Lender unless the Swingline Lender has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swingline Loans, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ Pro Rata Share of the outstanding Swingline Loans, and (ii) the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Loan Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default in accordance with Section 11.1.

2.8       Commitment Fees, etc.

(a)       The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender, in accordance with its Revolving Percentage, a commitment fee (the “Commitment Fee”) equal to the Commitment Fee Rate times the actual daily amount by which the Total Revolving Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.24. The Commitment Fee shall accrue at all times during the Revolving Commitment Period, including at any time during which one or more of the conditions in Section 5 is not satisfied, and shall be due and payable in arrears on each applicable Fee Payment Date. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Commitment Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Commitment Fee Rate separately for each period during such quarter that such Commitment Fee Rate was in effect.

(b)       The Borrower agrees to pay to the Administrative Agent and the Joint Lead Arrangers (and their respective affiliates) the fees in the amounts and on the dates as set forth in any fee agreements (including the Commitment Letter) with such Persons and to perform any other obligations contained therein.

2.9       Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than two Business Days’ notice (to the extent there are no Revolving Loans outstanding at such time) or not less than three Business Days’ notice (in any other case) to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments. Any termination or reduction of Revolving Commitments pursuant to this Section 2.9 shall be accompanied by prepayment of the Revolving Loans and/or Swingline Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced; provided that if the aggregate principal amount of Revolving Loans and Swingline Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, Collateralize outstanding Letters of Credit, in each case, in a manner reasonably satisfactory to the Administrative Agent. Any such reduction shall be in an amount equal to $1,000,000 or a whole multiple thereof or, if less than $1,000,000, the amount of the Revolving Commitments, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect; provided, further, that if any such notice of termination of the Revolving Commitments indicates that such termination is to be made in connection with a Refinancing of the Facilities, such notice of termination may be revoked if such Refinancing is not consummated and any Eurodollar Loan that was the subject of such notice shall be continued as an ABR Loan. Each prepayment of the Loans under this Section 2.9 (except in the case of Revolving Loans that are ABR Loans (to the extent all Revolving Loans are not being prepaid) and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.10     Optional Prepayments.

(a)       The Borrower may at any time and from time to time prepay the Loans, in whole or in part, in each case, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 2:00 P.M., New York City time, three Business Days prior to the prepayment date, in the case of Eurodollar Loans, and no later than 12:00 Noon, New York City time, on the prepayment date, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20; and provided, further, that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a Refinancing of the Facilities, such notice of prepayment may be revoked if such Refinancing is not consummated and any Eurodollar Loan that was the subject of such notice shall be continued as an ABR Loan. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans, other than in connection with a repayment of all Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of (x) in the case of ABR Loans, $500,000 or a whole multiple of $100,000 in excess thereof and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple of $10,000 in excess thereof.

(b)       Notwithstanding anything herein to the contrary, in the event that, on or prior to the first anniversary following the Closing Date, the Borrower (x) makes any prepayment of Term Loans with the proceeds of any Repricing Transaction described under clause (i) of the definition of Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction under clause (ii) of the definition of Repricing Transaction, the Borrower shall on the date of such prepayment or amendment, as applicable, pay to each Lender (I) in the case of such clause (x), 1.00% of the principal amount of the Term Loans so prepaid and (II) in the case of such clause (y), 1.00% of the aggregate amount of the Term Loans affected by such Repricing Transaction and outstanding on the effective date of such amendment.

2.11     Mandatory Prepayments and Commitment Reductions.

(a)       If any Indebtedness shall be incurred by any Group Member (other than any Indebtedness permitted to be incurred by any such Person in accordance with Section 7.2), concurrently with, and as a condition to closing of such transaction, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Loans as set forth in clause (g) of this Section 2.11.

(b)       Subject to clause (d) of this Section 2.11, if, for any Excess Cash Flow Period, there shall be Excess Cash Flow, an amount equal to the excess of (i) ECF Percentage of such Excess Cash Flow over (ii) to the extent not funded with (x) the proceeds of Indebtedness constituting “long term indebtedness” under GAAP (other than Indebtedness in respect of any revolving credit facility) or (y) the proceeds of Permitted Cure Securities applied pursuant to Section 9.3, the aggregate amount of (1) all Purchases by any Permitted Auction Purchaser (determined by the actual cash purchase price paid by such Permitted Auction Purchaser for such Purchase and not the par value of the Loans purchased by such Permitted Auction Purchaser) pursuant to a Dutch Auction permitted hereunder and (2) voluntary prepayments of Term Loans and Revolving Loans (but, in the case of Revolving Loans, only to the extent of a concurrent and permanent reduction in the Revolving Commitments) made by the Borrower during the Specified Period for such Excess Cash Flow Period, shall, on the relevant Excess Cash Flow Application Date, be applied toward the prepayment of the Loans as set forth in clause (g) of this Section 2.11. Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than (i) 10 Business Days after the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders or (ii) if such financial statements are actually delivered prior to the date on which they are required to be delivered pursuant to Section 6.1(a), the last Business Day of the calendar month in which such financial statements are actually delivered (but in no event later than the date set forth in clause (i) of this sentence).

(c)       Subject to clause (d) of this Section 2.11, if, on any date, the Borrower or any Restricted Subsidiary shall receive Net Cash Proceeds from any Asset Sale or any Recovery Event in excess of $5,000,000 in any fiscal year, then, unless no Default or Event of Default has occurred and is continuing and the Borrower has determined in good faith that such Net Cash Proceeds shall be reinvested in its business (a “Reinvestment Event”), then such Net Cash Proceeds shall be applied within five Business Days of such date to prepay (A) outstanding Term Loans in accordance with this Section 2.11 and (B) at the Borrower’s option, outstanding Indebtedness that is secured by the Collateral on a pari passu basis incurred (x) as Permitted First Priority Refinancing Debt or (y) pursuant to Section 7.2(b)(vi) (collectively, “Other Applicable Indebtedness”); provided that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to any Asset Sale or Recovery Event, shall be applied to prepay the outstanding Loans as set forth in Section 2.11(g). Any such Net Cash Proceeds may be applied to Other Applicable Indebtedness only to (and not in excess of) the extent to which a mandatory prepayment in respect of such Asset Sale or Recovery Event is required under the terms of such Other Applicable Indebtedness (with any remaining Net Cash Proceeds applied to prepay outstanding Term Loans in accordance with the terms hereof), unless such application would result in the holders of Other Applicable Indebtedness receiving in excess of their pro rata share (determined on the basis of the aggregate outstanding principal amount of Term Loans and Other Applicable Indebtedness at such time) of such Net Cash Proceeds relative to Term Lenders, in which case such Net Cash Proceeds may only be applied to Other Applicable Indebtedness on a pro rata basis with outstanding Term Loans. To the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased, repaid or prepaid with any such Net Cash Proceeds, the declined amount of such Net Cash Proceeds shall promptly (and, in any event, within 10 Business Days after the date of such rejection) be applied to prepay Term Loans in accordance with the terms hereof (to the extent such Net Cash Proceeds would otherwise have been required to be applied if such Other Applicable Indebtedness was not then outstanding).

(d)       Notwithstanding anything to the contrary in this Agreement (including clauses (b) and (c) above), to the extent that any of or all the Net Cash Proceeds of any Asset Sale or Recovery Event by a Foreign Subsidiary (a “Foreign Disposition”) or Excess Cash Flow attributable to Foreign Subsidiaries (or foreign branches of Domestic Subsidiaries) are prohibited or delayed by applicable local law from being repatriated to the United States (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors), the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times set forth in this Section 2.11 but may be retained by the applicable Foreign Subsidiary or branch so long, but only so long, as such applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary or branch to promptly take commercially reasonable actions to permit such repatriation without violating applicable local law or incurring material adverse Tax cost consequences), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under such applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than 10 Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.11.

(e)       In the event the aggregate amount of Revolving Loans, L/C Obligations and Swingline Loans then outstanding exceeds (the “Revolving Excess”) the Total Revolving Commitments then in effect, the Borrower shall immediately repay Swingline Loans and Revolving Loans and Collateralize Letters of Credit to the extent necessary to remove such Revolving Excess.

(f)        The Borrower shall deliver to the Administrative Agent notice of each prepayment required under this Section 2.11 not less than five Business Days prior to the date such prepayment shall be made (each such date, a “Mandatory Prepayment Date”). Such notice shall set forth (i) the Mandatory Prepayment Date and (ii) the principal amount of each Loan (or portion thereof) to be prepaid. The Administrative Agent will promptly notify each applicable Lender of such notice and of each such Lender’s Pro Rata Share of the prepayment. Each such Lender may reject all of its Pro Rata Share of the prepayment (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 P.M., New York City time, one (1) Business Day after the date of such Lender’s receipt of such notice from the Administrative Agent. Each Rejection Notice from a given Lender shall specify the principal amount of the prepayment to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the prepayment to be rejected, any such failure will be deemed an acceptance of the total amount of such prepayment. Subject to any requirements of the Senior Notes and any other Indebtedness, any Declined Proceeds may be retained by the Borrower. The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.11, a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment.

(g)       Amounts to be applied in connection with prepayments made pursuant to this Section 2.11 shall be applied to the prepayment of the Term Loans in accordance with Section 2.17(b); provided that at any time after the Term Loans have been repaid or prepaid in full, the provisions of this sentence notwithstanding, any prepayments required by this Section 2.11 shall be applied first, to prepay any outstanding Revolving Loans, and second, to Collateralize any outstanding Letters of Credit, in each case, without any reduction of the Revolving Commitments. The application of any prepayment of Loans pursuant to this Section 2.11 shall be made on a pro rata basis regardless of Type. Each prepayment of the Loans under this Section 2.11 (except in the case of Revolving Loans that are ABR Loans (to the extent all Revolving Loans are not being prepaid) and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.12     Conversion and Continuation Options.

(a)       The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the Business Day preceding the proposed conversion date; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); and provided, further, that, no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)       Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that, to the extent the Required Lenders provide written notice thereof to the Borrower, no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing; and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13     Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $500,000 or a whole multiple of $100,000 in excess thereof and (b) no more than 10 Eurodollar Tranches shall be outstanding at any one time.

2.14     Interest Rates and Payment Dates.

(a)       Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)       Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)       (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and (ii) if all or a portion of (x) any interest payable on any Loan or Reimbursement Obligation, (y) any Commitment Fee or (z) any other amount payable hereunder or under any other Loan Document shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)       Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to Section 2.14(c) shall be payable from time to time on demand.

2.15     Computation of Interest and Fees.

(a)       Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted from a Eurodollar Loan, the date of conversion of such Eurodollar Loan to such ABR Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted to a Eurodollar Loan, the date of conversion of such ABR Loan to such Eurodollar Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(b)       Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16     Inability to Determine Interest Rate; Illegality.

(a)       If prior to the first day of any Interest Period (i) the Administrative Agent or the Majority Facility Lenders in respect of the relevant Facility shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or (ii) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such

Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent (which the Administrative Agent agrees to do promptly once such condition no longer exists), no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

(b)          Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i)       such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii)      such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans (the interest rate on which shall, if necessary to avoid illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the ABR), in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in clause (a) above.

In the event any Lender shall exercise its rights under paragraphs (i) or (ii) of this clause (b), all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

For purposes of this clause (b) a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

(c)          If any Secured Party determines, acting reasonably, that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Secured Party to hold or benefit from a Lien over real property of the Loan Parties pursuant to any law of the United States or any State thereof, such Secured Party may notify the Administrative Agent and disclaim any benefit of such security interest to the extent of such illegality; provided that such determination or disclaimer shall not invalidate, render unenforceable or otherwise affect in any manner such Lien for the benefit of any other Secured Party.

2.17       Pro Rata Treatment and Payments.

(a)          Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any Commitment Fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages, Incremental Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b)       Each payment (including each prepayment) on account of principal of and interest on the Term Loans shall be made pro rata to the Term Lenders according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each optional prepayment of the Term Loans made pursuant to Section 2.10 shall be applied as directed by the Borrower in the notice described in Section 2.10 and, if no direction is given by the Borrower, in the direct order of maturity. The amount of each mandatory prepayment of the Term Loans pursuant to Section 2.11 (other than any such prepayment pursuant to Section 2.11(b)) shall be applied as directed by the Borrower in the notice described in Section 2.11 and, if no direction is given by the Borrower, in the direct order of maturity. The amount of each mandatory prepayment of the Term Loans pursuant to Section 2.11(b) shall be applied in the direct order of maturity. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata to the Revolving Lenders according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(c)       All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. Any payments received after such time shall be deemed to be received on the next Business Day at the Administrative Agent’s sole discretion. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Except as otherwise provided hereunder, if any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be required on the immediately preceding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)       Unless the Administrative Agent shall have been notified in writing by any Lender prior to the time of any Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor (a “Funding Default”), such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the

Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(e)       Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower are making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.18     Requirements of Law.

(a)       Subject to clause (c) of this Section 2.18, if any Change in Law shall (i) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application, any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes, which shall be governed solely by Section 2.19 and changes in the rate of tax on the overall net income of such Lender or changes in Eurocurrency Reserve Requirements reflected in the Eurodollar Rate), (ii) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate or (iii) impose on such Lender any other condition, and the result of any of the foregoing is to increase the cost to such Lender by an amount that such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)       Subject to clause (c) of this Section 2.18, if any Lender shall have determined that compliance by such Lender (or any corporation controlling such Lender) with any Change in Law regarding capital adequacy or liquidity shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Loans or Letters of Credit to a level below that which such Lender or such corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor (setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(b)), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)       Notwithstanding anything to the contrary in this Agreement (including clauses (a) and (b) above), reimbursement pursuant to this Section 2.18 for (A) increased costs arising from any market disruption (i) shall be limited to circumstances generally affecting the banking market and (ii) may only be requested by Lenders representing the Majority Facility Lenders with respect to the applicable Facility and (B) increased costs because of any Change in Law resulting from clause (i) or (ii) of the proviso to the definition of “Change in Law” may only be requested by a Lender imposing such increased costs on borrowers similarly situated to the Borrower under syndicated credit facilities comparable to those provided hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The Borrower shall pay such Lender the additional amount shown as due on any such certificate promptly after, and in any event within, 10 Business Days of, receipt thereof. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19     Taxes.

(a)       All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, including any penalties, interest and additional amounts with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (collectively, “Taxes”), excluding (i) net income Taxes and franchise taxes (which franchise taxes are imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (ii) branch profits taxes imposed on the Administrative Agent or any Lender by the United States of America or any similar tax imposed by any other jurisdiction described in clause (i) above, (iii) United States withholding Taxes to the extent imposed on amounts payable to any Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled at the time of designation of a new lending office (or assignment, if any) to receive additional amounts from the Borrower with respect to such Taxes pursuant to this paragraph (a), (iv) Taxes that are attributable to a Lender’s failure to comply with the requirements of paragraph (d), (e) or (g) of this Section 2.19 and (v) United States federal withholding Taxes imposed by sections 1471 through 1474 of the Code as in existence on the date of this Agreement (and any amended versions of such provisions that are substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder and official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (“FATCA”) (such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings, the “Non-Excluded Taxes”). If any Non-Excluded Taxes or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. The Borrower shall indemnify the Administrative Agent and each Lender within 10 Business Days after written demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes (including Non-

Excluded Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) paid by such Person and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate stating the amount of such payment or liability and setting forth in reasonable detail the calculation thereof delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error. Statements payable by the Borrower pursuant to this Section 2.19 shall be submitted to the Borrower at the address specified under Section 11.2.

(b)       In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)       Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d)       The Administrative Agent and each Lender (or Assignee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two original copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit E-1 and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents; provided that, in the case of a Non- U.S. Lender that is not the beneficial owner, such Non-U.S. Lender shall deliver to the Borrower and the Administrative Agent two executed original copies of U.S. Internal Revenue Service Form W-8IMY, accompanied by Form W-8ECI, Form W-8BEN, a statement substantially in the form of Exhibit E-2 or Exhibit E-3, Form W-9, and/or other certification documents from each beneficial owner, as applicable (in each case, or any subsequent versions thereof or successors thereto); provided further that if the Non- U.S. Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, such Non-U.S. Lender may provide a statement substantially in the form of Exhibit E-4 on behalf of each such direct or indirect partner). The Administrative Agent and any Lender (or Assignee) that is not a Non-U.S. Lender shall deliver to the Borrower and the Administrative Agent two original copies of U.S. Internal Revenue Service Form W-9, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Person claiming complete exemption from backup withholding on all payments by the Borrower under this Agreement and the other Loan Documents. The forms and certification referenced in the previous two sentences (the “Forms”) shall be delivered by the Administrative Agent and each Lender on or before the date it becomes a party to this Agreement. In addition, the Administrative Agent and each Lender shall deliver the Forms promptly upon the obsolescence or invalidity of any Forms previously delivered by the Administrative Agent and such Lender and upon the written request of the Borrower or the

Administrative Agent. The Administrative Agent and each Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered Form to the Borrower (or any other form or certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph (d), the Administrative Agent and each Lender shall not be required to deliver any Form pursuant to this paragraph (d) that the Administrative Agent and such Lender is not legally able to deliver.

(e)       The Administrative Agent and each Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that the Administrative Agent or such Lender, as applicable, is legally entitled to complete, execute and deliver such documentation and in the Administrative Agent’s or such Lender’s judgment, as applicable, such completion, execution or submission would not materially prejudice the legal position of the Administrative Agent and such Lender.

(f)        If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.19 with respect to the Non- Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)       If a payment made to the Administrative Agent or a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Administrative Agent and such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)       The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(i)        For purposes of this Section 2.19, the term Lender shall include any Issuing Lender.

2.20     Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21     Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Sections 2.18 or 2.19(a).

2.22     Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Sections 2.16, 2.18 or 2.19(a), (b) becomes a Defaulting Lender or otherwise defaults in its obligation to make Loans hereunder or (c) has not consented to a proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 11.1 that requires the consent of all Lenders or all Lenders under a particular Facility or each Lender affected thereby and which has been approved by the Required Lenders as provided in Section 11.1, with a Lender or Eligible Assignee; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) in the case of clause (a), prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Sections 2.16, 2.18 or 2.19(a), (iii) the replacement financial institution or other Eligible Assignee shall purchase, at par, all Loans and other amounts (or, in the case of clause (c) as it relates to provisions affecting a particular Facility, Loans or other amounts owing under such Facility)

owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution or other Eligible Assignee, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be deemed to have made such replacement in accordance with the provisions of Section 11.6, (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Sections 2.16, 2.18, 2.19(a) or 2.19(c), as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Upon any such assignment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof (or, in the case of clause (c) as it relates to provisions affecting a particular Facility, a Lender under such Facility); provided that any rights of such replaced Lender to indemnification hereunder shall survive as to such replaced Lender. Each Lender, the Administrative Agent and the Borrower agrees that in connection with the replacement of a Lender and upon payment to such replaced Lender of all amounts required to be paid under this Section 2.22, the Administrative Agent and the Borrower shall be authorized, without the need for additional consent from such replaced Lender, to execute an Assignment and Assumption on behalf of such replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent or the Borrower and, to the extent required under Section 11.6, the Borrower and the Swingline Lender and the Issuing Lender, shall be effective for purposes of this Section 2.22 and Section 11.6. Notwithstanding anything to the contrary in this Section 2.22, in the event that a Lender which holds Loans or Commitments under more than one Facility does not agree to a proposed amendment, supplement, modification, consent or waiver which requires the consent of all Lenders under a particular Facility, the Borrower shall be permitted to replace the non-consenting Lender with respect to the affected Facility and may, but shall not be required to, replace such Lender with respect to any unaffected Facilities.

2.23        Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 11.6) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.

2.24        Incremental Credit Extensions.

(a)          The Borrower may, at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of term loans (the commitments thereof, the “Incremental Term Commitments”, the loans thereunder, the “Incremental Term Loans”, and a Lender making such loans, an “Incremental Term Lender”) and/or one or more increases in the amount of the Revolving Commitments (each such increase, a “Revolving Commitment Increase”, the loans thereunder, the “Incremental Revolving Loans”, and a Lender making such a commitment, an “Incremental Revolving Lender”); provided that:

(i)          in the case of any such Revolving Commitment Increase, after giving effect to such Revolving Commitment Increase, the Total First Lien Net Leverage Ratio shall be less than or equal to the Applicable Total First Lien Net Leverage Ratio Level on a Pro Forma Basis (but without giving effect to the cash proceeds remaining on the balance sheet of any Incremental Revolving Loans incurred pursuant to such Revolving Commitment Increase) as of the most recently completed period of four consecutive fiscal quarters for which the financial statements and certificates required by Section 6.1(a) or (b), as the case may be, have been or were required to have been delivered (calculated assuming that such Revolving Commitment

Increase is fully drawn throughout such period), whether or not a Financial Compliance Date has occurred and is continuing;

(ii)          after giving effect to any such Revolving Commitment Increase and any such Incremental Term Loans, the aggregate amount of Revolving Commitment Increases and Incremental Term Loans shall not exceed an amount equal to the sum of (x) an unlimited amount at any time so long as the Total First Lien Net Leverage Ratio on a Pro Forma Basis (but without giving effect to the cash proceeds remaining on the balance sheet of such Incremental Term Loans or of any Incremental Revolving Loans incurred pursuant to such Revolving Commitment Increase) as of the most recently completed period of four consecutive fiscal quarters for which the financial statements and certificates required by Section 6.1(a) or (b), as the case may be, have been or were required to have been delivered (calculated assuming that such Revolving Commitment Increase is fully drawn throughout such period) does not exceed 4.50 to 1.00, plus (y) $100,000,000 less the aggregate principal amount of Indebtedness incurred under Section 7.2(b)(vi) (provided that, for the avoidance of doubt, the amount available to the Borrower pursuant to this clause (y) shall be available at all times and shall not be subject to the ratio test described in foregoing clause (x));

(iii)         the Incremental Term Loans and Incremental Revolving Loans shall rank pari passu in right of payment and of security with the other Loans and Commitments hereunder;

(iv)         the Incremental Term Loans shall not mature earlier than the Term Loan Maturity Date and the Incremental Revolving Loans shall not mature earlier than the Revolving Termination Date;

(v)          the Incremental Term Loans shall have a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of the Term Loans;

(vi)         subject to clauses (iv) and (v) above, (x) the interest rates (and, in the case of any Incremental Term Loan subject to clauses (iv) and (v) above, the amortization schedule) applicable to any such Incremental Term Loans or Revolving Commitment Increase shall be determined by the Borrower and the applicable Incremental Term Lenders or Incremental Revolving Lenders, as the case may be, and (y) any such Revolving Commitment Increase shall not have amortization or scheduled mandatory commitment reductions (other than at the maturity thereof);

(vii)        no Default or Event of Default shall exist on the Incremental Facility Closing Date with respect to any Incremental Amendment entered into in connection therewith (and after giving effect to any Incremental Term Loans and/or Incremental Revolving Loans made thereunder);

(viii)       with respect to any Incremental Amendment, if the all-in-yield (whether in the form of interest rate margins, original issue discount, upfront fees or a Eurodollar Base Rate or ABR floor greater than 1.25% or 2.25%, respectively, in the case of any Incremental Term Loan, or any Eurodollar Base Rate or ABR floor in the case of any Revolving Commitment Increase, with such increased amount being equated to interest margin for purposes of determining any increase to the Applicable Margin under the Term Facility or Revolving Facility) with respect to the Incremental Term Loans and/or Revolving Commitment Increase made thereunder (as determined by the Borrower and the applicable Incremental Term Lenders and/or Incremental Revolving Lenders) exceeds the all-in yield (after giving effect to interest rate margins (including the Eurodollar Base Rate and ABR floors), original issue discount (equated to interest based on an assumed four-year life to maturity) and upfront fees (which shall be deemed to constitute like amount of original issue discount), but excluding any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders providing such Incremental Term Loan, which shall not be included and equated to the interest rate) with respect to the existing Term Loans or Revolving Commitments, as the case may be, by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Incremental Yield Differential”), then, upon the effectiveness of such Incremental Amendment, the Applicable Margin then in effect for Term Loans and/or Revolving Commitments, as applicable, shall automatically be increased by the Incremental Yield Differential; and

(ix)          the Incremental Term Loans and Revolving Commitment Increases may be denominated in any currency acceptable to the Administrative Agent and the applicable Incremental Term Lenders or Incremental Revolving Lenders, as the case may be.

(b)          Except as set forth in Section 2.24(a), the Incremental Term Loans and Incremental Revolving Loans shall be treated substantially the same as the Term Loans and the Revolving Loans, including with respect to mandatory and voluntary prepayments (unless the applicable Incremental Term Lenders and/or Incremental Revolving Lenders agree to a less than pro rata share of such prepayments) and Guarantees. Each notice from the Borrower to the Administrative Agent pursuant to Section 2.24(a) shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Revolving Commitment Increase.

(c)          Incremental Term Loans may be made, and Revolving Commitment Increases may be provided, by any existing Lender or any Additional Lender (provided that no Lender shall be obligated to make a portion of any Incremental Term Loan or to provide a portion of any Revolving Commitment Increase), in each case on terms permitted in this Section 2.24, and, to the extent not permitted in this Section 2.24, all terms and documentation with respect to any Incremental Term Loan or Revolving Commitment Increase which (i) are materially more restrictive on the Holdings and the Restricted Subsidiaries, taken as a whole, than those with respect to the Term Loans and Revolving Commitments made on the Closing Date (but excluding any terms applicable after the Term Loan Maturity Date) or (ii) relate to provisions of a mechanical (including with respect to the Collateral and currency mechanics) or administrative nature, shall in each case be reasonably satisfactory to the Administrative Agent; provided that the Administrative Agent, Issuing Lenders and Swing Line Lender shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to such Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases if such consent would be required under Section 11.6(b) for an assignment of Loans or Revolving Commitments, as applicable, to such Lender or Additional Lender; provided, further, that the Issuing Lenders and Swing Line Lender shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to any Revolving Commitment Increase provided by any Additional Lender. Commitments in respect of Incremental Term Loans and Revolving Commitment Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Lender, an increase in such Lender’s applicable Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be (unless waived by the Additional Lender) subject to the satisfaction of each of the conditions set forth in Section 5.2 (it being understood that all references to the date of such extension of credit or similar language in Section 5.2 shall be deemed to refer to the

Incremental Facility Closing Date) and such other conditions as the parties thereto shall agree (the effective date of any such Incremental Amendment, an “Incremental Facility Closing Date”). The Borrower will use the proceeds of the Incremental Term Loans and Revolving Commitment Increases for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans or Revolving Commitment Increases, unless it so agrees.

(d)          Upon each increase in the Revolving Commitments pursuant to this Section, each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Revolving Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Commitments of all Revolving Lenders represented by such Revolving Lender’s Revolving Commitment and if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Commitment Increase either be prepaid from the proceeds of additional Revolving Loans made hereunder or assigned to a Revolving Commitment Increase Lender (in each case, reflecting such increase in Revolving Commitments, such that Revolving Loans are held ratably in accordance with each Revolving Lender’s Pro Rata Share, after giving effect to such increase), which prepayment or assignment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.20. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(e)          Notwithstanding anything to the contrary herein, this Section 2.24 shall supersede any provisions in Sections 2.17 or 11.1 to the contrary and the Borrower and the Administrative Agent may amend Section 2.17 to implement any Incremental Amendment.

2.25       Refinancing Amendments.

(a)          At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Permitted Credit Agreement Refinancing Debt in respect of (1) all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (1) will be deemed to include any then outstanding Other Term Loans) or (2) all or any portion of the Revolving Loans (or unused Revolving Commitments) under this Agreement (which for purposes of this clause (2) will be deemed to include any then outstanding Other Revolving Loans and Other Revolving Commitments), in the form of (x) Other Term Loans or Other Term Commitments or (y) Other Revolving Loans or Other Revolving Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided that such Permitted Credit Agreement Refinancing Debt:

(i)           will rank pari passu in right of payment and of security with the other Loans and Commitments hereunder;

(ii)          will have such pricing, premiums, optional prepayment terms and financial covenants as may be agreed by the Borrower and the Lenders thereof;

(iii)          (x) with respect to any Other Revolving Loans or Other Revolving Commitments, will have a maturity date that is not prior to the maturity date of Revolving Loans (or unused Revolving Commitments) being Refinanced and (y) with respect to any Other Term Loans or Other Term Commitments, will have a maturity date that is not prior to the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Term Loans being Refinanced;

(iv)          subject to clause (ii) above, will have terms and conditions that are either substantially identical to, or, taken as a whole, less favorable to the Lenders or Additional Lenders providing such Permitted Credit Agreement Refinancing Debt than, the Refinanced Debt; and

(v)           the proceeds of such Permitted Credit Agreement Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans or reduction of Revolving Commitments being so Refinanced (and repayment of Revolving Loans outstanding thereunder);

provided, further, that the terms and conditions applicable to such Permitted Credit Agreement Refinancing Debt may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Permitted Credit Agreement Refinancing Debt is issued, incurred or obtained. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 5.2 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 5.1. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower or any Restricted Subsidiary, pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit under the Revolving Commitments subject to the approval of the Issuing Lenders.

(b)          The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Credit Agreement Refinancing Debt incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments).

(c)          Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement, any Intercreditor Agreement (or to effect a replacement of any Intercreditor Agreement) and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. In addition, if so provided in the relevant Refinancing Amendment and with the consent of the Issuing Lender, participations in Letters of Credit expiring on or after the Revolving Termination Date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding revolving commitments, be deemed to be participation interests in respect of such revolving commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.

(d)         Notwithstanding anything to the contrary in this Agreement, this Section 2.25 shall supersede any provisions in Sections 2.17 or 11.1 to the contrary and the Borrower and the Administrative Agent may amend Section 2.17 to implement any Refinancing Amendment.

2.26       Defaulting Lenders.

(a)          Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)          Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted in the definitions of “Required Lenders”, “Majority Revolving Lenders” and “Majority Term Lenders” and otherwise as set forth in Section 11.1.

(ii)         Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 11.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Revolving Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender and the Swing Line Lender hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, in the case of a Revolving Lender, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Lender or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or L/C Advances and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of, and L/C Advances owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to Section 3.2(b). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 3.2(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        Certain Fees. Such Defaulting Lender shall not be entitled to receive or accrue Letter of Credit fees or any commitment fee pursuant to Section 2.8(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(iv)          Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, Refinance or fund participations in Swing Line Loans and Letters of Credit pursuant to Sections 2.7 and 3.4, respectively, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender to acquire, Refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of such non-Defaulting Lender minus (2) the aggregate principal amount of the Revolving Loans of such Lender. In the event non-Defaulting Lenders’ obligations to acquire, Refinance or fund participations in Letters of Credit are increased as a result of a Defaulting Lender, then all Letter of Credit fees that would have been paid to such Defaulting Lender shall be paid to such non-Defaulting Lenders ratably in accordance with such increase of such non- Defaulting Lender’s obligations to acquire, Refinance or fund participations in Letters of Credit.

(b)          Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and the Issuing Lender agree in writing that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 2.26(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)          No Release. The provisions hereof attributable to Defaulting Lenders shall not release or excuse any Defaulting Lender from failure to perform its obligations hereunder.

2.27        Loan Modification Offers.

(a)          The Borrower may, on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes on the same terms to each such Lender (each Class subject to such a Loan Modification Offer, a “Specified Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower; provided that (i) any such offer shall be made by the Borrower to all Lenders with Loans with a like maturity date (whether under one or more tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Loans), (ii) no Default or Event of Default shall have occurred and be continuing at the time of any such offer, (iii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower and (iv) in the case of any Permitted Amendment relating to the Revolving Commitments, the Issuing Lender and the Swingline Lender shall have approved such Permitted Amendment. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than five Business Days nor more than 45 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent); provided that, notwithstanding anything to the contrary, (x) assignments and participations of Specified Classes shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions than those set forth in Section 11.6, and (y) no repayment of Specified Classes shall be permitted unless such repayment is accompanied by an at least pro rata repayment of all earlier maturing Loans (including previously extended Loans) (or all earlier maturing Loans (including previously extended Loans) shall otherwise be or have been terminated and repaid in full). Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Specified Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Specified Class as to which such Lender’s acceptance has been made. No Lender shall have any obligation to accept any Loan Modification Offer.

(b)       A Permitted Amendment shall be effected pursuant to an amendment to this Agreement (a “Loan Modification Agreement”) executed and delivered by the Borrower, each applicable Accepting Lender and the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. No Loan Modification Agreement shall provide for any extension of any Specified Class in an aggregate principal amount that is less than 25% of such Specified Class then outstanding or committed, as the case may be. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 2.27, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder; provided that (x) no Loan Modification Agreement may provide for (i) any Specified Class to be secured by any Collateral or other assets of any Group Member that does not also secure the Loans and (ii) so long as any Loans are outstanding, any mandatory or voluntary prepayment provisions that do not also apply to the Loans on a pro rata basis, (y) in the case of any Loan Modification Offer relating to Revolving Commitments or Revolving Loans, except as otherwise agreed to by the Issuing Lender, (i) the allocation of the participation exposure with respect to any then-existing or subsequently issued Letter of Credit as between the commitments of such new “Class” and the remaining Revolving Commitments shall be made on a ratable basis as between the commitments of such new “Class” and the remaining Revolving Commitments and (ii) the Revolving Termination Date may not be extended without the prior written consent of the Issuing Lender; and (z) the terms and conditions of the applicable Loans and/or Commitments of the Accepting Lenders (excluding pricing, fees, rate floors and optional prepayment or redemption terms) shall be substantially identical to, or (taken as a whole) shall be no more favorable to, the Accepting Lenders than those applicable to the Specified Class (except for financial covenants or other covenants or provisions applicable only to periods after the Latest Maturity Date at the time of such Loan Modification Offer, as may be agreed by the Borrower and the Accepting Lenders).

(c)       Subject to Section 2.27(b), the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Loan Modification Agreement that a minimum amount (to be determined and specified in the relevant Loan Modification Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Loans of any or all applicable Classes be extended.

(d)       Notwithstanding anything to the contrary in this Agreement, this Section 2.27 shall supersede any provisions in Sections 2.17 or 11.1 to the contrary and the Borrower and the Administrative Agent may amend Section 2.17 to implement any Loan Modification Agreement.

SECTION 3.          LETTERS OF CREDIT

3.1       L/C Commitment.

(a)       Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit and to the extent agreed to by an Issuing Lender, bank guarantees and commercial letters of credit (collectively, “Letters of Credit”) for the account of the Borrower or the account of any Restricted Subsidiary (provided that the Borrower shall be an applicant, and be fully and unconditionally liable, with respect to each Letter of Credit issued for the account of a Restricted Subsidiary) on any Business Day prior to the date that is 30 days prior to the Revolving Termination Date in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a stated amount acceptable to the Issuing Lender, (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance, or such longer period as is reasonably acceptable to the Issuing Lender, and (y) the date that is three Business Days prior to the Revolving Termination Date, provided that any Letter of Credit may provide for the renewal or extension thereof for additional one-year periods or such longer period of time as may be agreed by the Issuing Lender (which shall in no event extend beyond the date referred to in clause (y) above, except to the extent the L/C Obligations under such Letter of Credit have been Cash Collateralized); and provided, further, that the Issuing Lender shall not renew or extend any such Letter of Credit if it has received written notice (or otherwise has knowledge) that an Event of Default has occurred and is continuing or any of the conditions set forth in Section 5.2 are not satisfied prior to the date of the decision to renew or extend such Letter of Credit) and (iv) be otherwise reasonably acceptable in all respects to the Issuing Lender. Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender for any such extension. Once any Letter of Credit has been issued that may be extended automatically pursuant to the foregoing, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit, including to the date that is three Business Days prior to the Revolving Termination Date.

(b)       The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if (i) such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law or (ii) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Requirement of Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it.

3.2       Procedure for Issuance of Letter of Credit.

(a)       The Borrower may from time to time on any Business Day occurring from the Closing Date until the Revolving Termination Date request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit (a) earlier than (i) three Business Days, in the case of standby Letters of Credit or similar agreements or (ii) to the extent an Issuing Lender agrees to issue bank guarantees or commercial Letters of Credit, or similar agreements, such period of time as is acceptable to such Issuing Lender, or (b) later than 10 Business Days, (or in each case such shorter period as may be agreed to by the Issuing Lender in any particular instance) after, its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

(b)       Cash Collateral. (i) If an Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing and the conditions set forth in Section 5.2 to a Revolving Borrowing cannot then be met, (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (iii) if any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 9.2 or (iv) an Event of Default set forth under Section 9.1(g) occurs and is continuing, then the Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be), and shall do so not later than 2:00 P.M., New York City time, on (x) in the case of the immediately preceding clauses (i) through (iii), (1) if the Borrower receives notice thereof prior to 11:00 A.M., New York City time, on any Business Day, on the Business Day immediately following receipt of such notice or (2) if the Borrower receives notice thereof after 11:00 A.M., New York City time, on any Business Day, on the second Business Day immediately following receipt of such notice (y) in the case of the immediately preceding clause (iv), the Business Day on which an Event of Default set forth under Section 9.1(g) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.26(a)(iv)), then promptly upon the request of the Administrative Agent, the Issuing Lender or the Swing Line Lender, the Borrower shall Cash Collateralize its Defaulting Lender Fronting Exposure and deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any Cash Collateral provided by the Defaulting Lender). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant Issuing Lender and the Lenders, as collateral for the L/C Obligations, Cash Collateral pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant Issuing Lender (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lenders and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in a Cash Collateral Account and may be invested in readily available Cash Equivalents. If at any time the Administrative Agent reasonably determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations (or in the case of Cash Collateral provided with regard to Defaulting Lender Fronting Exposure, such amount of Defaulting Lender Fronting Exposure), the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in a Cash Collateral Account as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant Issuing Lender. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower.

3.3       Fees and Other Charges.

(a)       The Borrower will pay a fee on the actual aggregate daily undrawn and unexpired amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, less the amount of fronting fee referred to in the next sentence, shared ratably among the Revolving Lenders and payable quarterly in arrears on each applicable Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum (or such lower fee as the Issuing Lender may agree) on the actual aggregate daily undrawn and unexpired amount of all such Issuing Lender’s Letters of Credit outstanding during the applicable period, payable quarterly in arrears on each applicable Fee Payment Date after the issuance date.

(b)       In addition to the foregoing fees, the Borrower shall pay or reimburse such Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit. Such costs and expenses shall be due and payable on demand and nonrefundable.

3.4       L/C Participations.

(a)       The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower, any other Group Member or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)       If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing

Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)       Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5       Reimbursement Obligation of the Borrower. If any drawing is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the drawing so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than by 3:00 P.M., New York City time, on (i) the Business Day following the Business Day on which notice of such drawing was received, if such notice is received on such day prior to 11:00 A.M., New York City time, or (ii) if clause (i) above does not apply, two Business Days following the day that the Borrower receive such notice; provided that any Taxes shall be governed solely by Section 2.19. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant drawing is paid until payment in full at the rate set forth in (x) until the second Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(c).

3.6       Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person (it being understood that this provision shall not preclude the ability of the Borrower to bring any claim for damages against any such Person who has acted with gross negligence or willful misconduct, as determined in a final and nonappealable decision of a court of competent jurisdiction). The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct (as determined in a final and nonappealable decision of a court of competent jurisdiction), shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.7       Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

3.8       Applications. To the extent that any provision of any Application related to any Letter of Credit, or any other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender or any other Person relating to any Letter of Credit, is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall control.

3.9       Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms (or the terms of any applicable Letter of Credit Application or other document, agreement or instrument entered into by the applicable Issuing Lender and the Borrower (or Restricted Subsidiary, if applicable) or in favor of the Issuing Lender and relating to such Letter of Credit) provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 4.          REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each Loan Party (in the case of Holdings, only in respect of itself to the extent set forth in this Section 4) hereby jointly and severally represents and warrants to the Administrative Agent and each Lender that (provided that the representation and warranty in Section 4.2 shall not be made as of the Closing Date):

4.1       Financial Condition.

(a)       The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries and related pro forma consolidated statements of income of the Borrower as at March 31, 2013 (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Transactions, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses on the Closing Date in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly in all material respects on a Pro Forma Basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at March 31, 2013 assuming that the events specified in the preceding sentence had actually occurred at such date.

(b)       The unaudited combined balance sheets and related unaudited combined statements of income and comprehensive income and combined statement of cash flows related to the Borrower for the fiscal quarter ended March 31, 2013 present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such applicable date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal quarters then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved.

(c)       The audited combined balance sheets for the fiscal years ended December 31, 2012 and December 31, 2011 and related combined statements of income and comprehensive income and combined statements of cash flows related to the Borrower for the fiscal years ended December 31, 2012, December 31, 2011 and December 31, 2010, in each case reported on by and accompanied by an unqualified report as to going concern or scope of audit from Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such applicable date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has, as of the Closing Date after giving effect to the Transactions and excluding obligations under the Loan Documents, any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are required in conformity with GAAP to be disclosed therein and which are not reflected in the most recent financial statements referred to in this paragraph.

4.2       No Change. Since December 31, 2012, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3       Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and (where applicable in the relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and (where applicable in the relevant jurisdiction) in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except in the case of clauses (a) (as it relates to good standing), (c) and (d) above, to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4       Power; Authorization; Enforceable Obligations.

(a)       Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement and to authorize the other Transactions.

(b)       No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.15. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the consummation of the Transactions, except (x) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (y) the filings referred to in Section 4.15 and (iii) those, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

(c)       Each Loan Document has been duly executed and delivered on behalf of each applicable Loan Party. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each applicable Loan Party, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5       No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings and guarantees hereunder and the use of the proceeds thereof will not violate any material Requirement of Law, any Contractual Obligation of any Group Member that is material to the Group Members, taken as a whole, or the Organizational Documents of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law, any such Organizational Documents or any such Contractual Obligation (other than the Liens created by the Security Documents). The consummation of the Transactions will not (a) violate (x) any Requirement of Law or any Contractual Obligation of any Group Member, except as would not reasonably be expected to have a Material Adverse Effect or (y) the Organizational Documents of any Loan Party and (b) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law, any such Organizational Documents or any such Contractual Obligation (other than the Liens created by the Security Documents).

4.6       Litigation. No litigation, suit or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened by or against any Group Member or against any of their respective properties, assets or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have a Material Adverse Effect.

4.7       Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.7 and except where the failure to have such title or other interest could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.8       Intellectual Property. Except as could not, individually or in an aggregate, reasonably be expected to have a Material Adverse Effect, the Group Members own, or are licensed to use, all intellectual property necessary for the conduct in all material respects of the business of the Group Members, taken as a whole, as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning any Group Member’s use of any intellectual property or the validity or effectiveness of any Group Member’s intellectual property or alleging that the conduct of any Group Member’s business infringes or violates the rights of any Person, nor does any Group Member know of any valid basis for any such claim except for such claims that could not reasonably be expected to impair or interfere in any material respect with the operations of the business conducted by the Group Members, taken as a whole, or result in a Material Adverse Effect.

4.9         Taxes. Except as set forth on Schedule 4.9 or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Group Member has filed or caused to be filed all tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property by any Governmental Authority (other than any amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); and (ii) no tax Lien has been filed, and, to the knowledge of any of the Group Members, no claim is being asserted, with respect to any such tax, fee or other charge.

4.10       Federal Regulations. No Group Member is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for the purpose of buying or carrying Margin Stock or for any purpose that violates the provisions of the Regulations of the Board.

4.11       ERISA. Neither a Reportable Event nor a failure to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Plan has been operated and maintained in compliance in all respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA. No such Multiemployer Plan is in Reorganization or Insolvent.

4.12       Investment Company Act; Other Regulations. None of the Group Members is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. None of the Group Members is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.13       Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)         the facilities and real properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and (to the knowledge of the Group Members) have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of any Environmental Law;

(b)         no Group Member has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does any Loan Party have knowledge that any such notice is being threatened;

(c)         Materials of Environmental Concern have not been released, transported, generated, treated, stored or disposed of from the Properties in violation of, or in a manner or to a location that is reasonably expected to give rise to liability under, any Environmental Law;

(d)         no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Group Member, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)         the Properties and all operations at the Properties are in compliance, and (to the knowledge of the Group Members) have in the past been in compliance, with all applicable Environmental Laws;

(f)          to the knowledge of the Group Members, there are no past or present conditions, events, circumstances, facts, or activities that would reasonably be expected to give rise to any liability or other obligation for any Group Member under any Environmental Laws;

(g)         no Group Member has assumed any liability of any other Person under Environmental Laws.

4.14       Accuracy of Information, etc. No statement or information concerning any Group Member or the business operated by any Group Member contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained, as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the Closing Date), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading. The projections and pro forma financial information, taken as a whole, contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made and as of the Closing Date (with respect to such projections and pro forma financial information delivered prior to the Closing Date), it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, forecasts and projections are subject to uncertainties and contingencies, actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no assurance can be given that any forecast or projections will be realized.

4.15       Security Documents.

(a)         Each of the Security Documents is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of (i) the Capital Stock described in the Security Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the New York UCC or the corresponding code or statute of any other applicable jurisdiction, when certificates representing such Capital Stock are delivered to the Administrative Agent, and (ii) in the case of the other Collateral not described in clause (i) constituting personal property described in the Security Agreement, when financing statements and other filings, agreements and actions specified on Schedule 4.15(a) in appropriate form are executed and delivered, performed or filed in the offices specified on

Schedule 4.15(a), as the case may be, the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Permitted Priority Liens). Other than as set forth on Schedule 4.15(a), as of the Closing Date, none of the Capital Stock of any Subsidiary Guarantor that is a limited liability company or partnership is a Certificated Security (as defined in the Security Agreement).

(b)         Each of the Mortgages delivered on or after the Closing Date is, or upon execution and recording will be, effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the recording offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person other than holders of Permitted Priority Liens. Schedule 1.1B lists, as of the Closing Date, each parcel of Material Property located in the United States and held by the Borrower or a Restricted Subsidiary.

4.16       Solvency. As of the Closing Date, the Borrower and the Restricted Subsidiaries, on a consolidated basis, after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith and the other transactions contemplated hereby and thereby, will be and will continue to be, Solvent.

4.17       Patriot Act; FCPA; OFAC.

(a)         To the extent applicable, each Loan Party and each Group Member is in compliance, in all material respects, with (i) the Patriot Act and (ii) each of the foreign assets control regulations administered by the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended).

(b)         Each Loan Party and each Group Member is in compliance, in all material respects, with the U.S. Foreign Corrupt Practices Act, as amended from time to time and any other applicable anti-bribery or anti-corruption law. No part of the proceeds of the Loans will knowingly be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(c)           No Loan Party or Group Member, nor to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate thereof, is any of the following:

(i)         a Person that is listed in the annex to, or it otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);

(ii)         a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)        a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any laws with respect to terrorism or money laundering;

(iv)        a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)         a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list or is currently subject to any U.S. economic sanctions administered by OFAC.

(d)           The Borrower will not knowingly directly or indirectly use the proceeds of the Loans or otherwise knowingly make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. economic sanctions administered by OFAC.

4.18         Status as Senior Indebtedness. The Obligations under the Facilities constitute “Senior Indebtedness” under the Senior Notes and “senior debt”, “senior indebtedness”, “guarantor senior debt”, “senior secured financing” and “designated senior indebtedness” (or any comparable term) for all Indebtedness (if any) that is subordinated in right of payment to the Obligations.

Notwithstanding anything herein or in any other Loan Document to the contrary, no officer of the Borrower or any of its Subsidiaries shall have any personal liability in connection with the representations and warranties and other certifications in this Agreement or any other Loan Document.

SECTION 5.          CONDITIONS PRECEDENT

5.1           Conditions to Closing Date. The agreement of each Lender to make the initial extension of credit requested to be made by it under this Agreement on the Closing Date is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)           Loan Documents. The Administrative Agent shall have received:

(i)          this Agreement, executed and delivered by Holdings, the Borrower, each Subsidiary Guarantor and each Person listed on Schedule 1.1A;

(ii)         the Security Agreement, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor;

(iii)        the Intellectual Property Security Agreements executed and delivered by each applicable Loan Party;

(iv)        each other Security Document executed and delivered by each applicable Loan Party;

(v)         each Note duly executed by the Borrower in favor of each Lender requesting the same;

(vi)        (a) customary release letters reflecting the release of the Borrower and its Subsidiaries as guarantors under the Existing Credit Agreement and the Existing Indentures and (b) if requested by the Administrative Agent, a customary payoff letter in respect of the Existing Seller Loan;

(vii)       a copy of the Acquisition Agreement, duly executed by the parties thereto; and

(viii)      a Borrowing Request from Buyer or the Borrower, as applicable.

(b)           Transactions.

(i)          The Acquisition shall have been or, substantially concurrently with the initial borrowing hereunder shall be, consummated in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments or express waivers or consents thereto that are materially adverse to the Lenders without the consent of the Joint Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed) (it being understood and agreed that (a) any decrease in the purchase price shall not be materially adverse to the Lenders so long as the condition in paragraph (ii) of this Section 5.1(b) is satisfied and such reduction is allocated ratably to reduce the Equity Contribution, the Facilities and the Senior Notes (and with respect to the Facilities and the Senior Notes, ratably to the Facilities and the Senior Notes) in proportion to the actual percentages that the amount of the Equity Contribution, the Facilities and the Senior Notes bear to the Total Capitalization and (b) any increase in the purchase price shall not be materially adverse to the Lenders so long as such increase is funded by an increase in the Equity Contribution).

(ii)         The Equity Contribution shall have been or, substantially concurrently with the initial borrowing under the Facilities shall be, consummated.

(c)           Existing Debt Release/Repayment. The Existing Debt Release/Repayment shall have been or, substantially concurrently with the initial borrowing under the Facilities shall be, consummated, and after giving effect to the Transactions, the Group Members shall have outstanding no Indebtedness other than (i) the Loans, (ii) the Senior Notes and (iii) Indebtedness permitted to be outstanding under Section 7.2(b)(iii) of this Agreement.

(d)           Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (a) audited combined balance sheets for the fiscal years ended December 31, 2012 and December 31, 2011 and related combined statements of income and comprehensive income and combined statements of cash flows related to the Borrower for the fiscal years ended December 31, 2012, December 31, 2011 and December 31, 2010, (b) unaudited combined balance sheets and related combined statements of income and comprehensive income and combined statement of cash flows related to the Borrower for the fiscal quarter ended March 31, 2013 and (c) a pro forma consolidated balance sheet and related pro forma consolidated statements of income of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days before the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other statements of income), which need not include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)); provided that all of the financial statements referred to in this paragraph shall be prepared in accordance with Regulation S-X under the Securities Act, with customary adjustments and carve-outs for leveraged transactions (including, without limitation, carve-outs for Rule 3-10 and 3-16).

(e)           Liens. The Administrative Agent shall have received lien release documents, UCC-3 termination statements and other customary and reasonably required documentation and filings from the agent under the Existing Credit Agreement in connection with the Existing Debt Release/Repayment.

(f)           Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid on or prior to the Closing Date, and all expenses required to be paid on the Closing Date for which reasonably detailed invoices have been presented (including the reasonable, fees and expenses of legal counsel to the Administrative Agent) to the Borrower at least three Business Days prior to the Closing Date.

(g)           Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, in form and substance reasonably acceptable to the Administrative Agent, with appropriate insertions and attachments, including certified organizational authorizations, incumbency certifications, the certificate of incorporation or other similar Organizational Document of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and bylaws or other similar Organizational Document of each Loan Party certified by a Responsible Officer as being in full force and effect on the Closing Date and (ii) a good standing certificate (long form, to the extent available) for each Loan Party from its jurisdiction of organization.

(h)           Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Fried, Frank, Harris, Shriver & Jacobson, LLP, special counsel to the Loan Parties and executed legal opinions of each local counsel to the Loan Parties set forth on Schedule 5.1(h), each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(i)            Pledged Stock; Stock Powers; Pledged Notes. Subject to the last paragraph of this Section 5.1, the Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock (to the extent certificated) pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) each promissory note (if any) required to be pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j)            Filings, Registrations and Recordings. Subject to the last paragraph of this Section 5.1, each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than Permitted Priority Liens), shall have been executed and delivered to the Administrative Agent in proper form for filing, registration or recordation.

(k)           Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate, which demonstrates that the Borrower and the Restricted Subsidiaries, on a consolidated basis, are and, after giving effect to the Transactions and the other transactions contemplated hereby, will be and will continue to be, Solvent.

(l)            Patriot Act. The Administrative Agent and the Lenders (to the extent reasonably requested in writing at least 10 days prior to the Closing Date) shall have received, at least three Business Days prior to the Closing Date, all documentation and other information that the Administrative Agent reasonably determines to be required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act.

(m)          Representations and Warranties. The Specified Representations shall be true and correct in all material respects (or, if already qualified by “materiality”, “Material Adverse Effect” or similar phrases, in all respects (after giving effect to such qualification)) on and as of the Closing Date and the Acquisition Agreement Representations shall be true and correct on and as of the Closing Date (except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only to be true and accurate as of such date) without giving effect to “materiality”, “Company Material Adverse Effect” or similar phrases, except to the extent the failure of such representations and warranties to be true and correct has not had, or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(n)           No Company Material Adverse Effect. Since March 31, 2013, there shall not have been any event, occurrence or development that has had, or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Notwithstanding the foregoing, to the extent any Collateral or any security interest therein (other than Collateral with respect to which a lien or security interest may be perfected by (x) intellectual property security filings with the United States Patent and Trademark Office or the United States Copyright Office, (y) the filing of a financing statement under the UCC or (z) the delivery of stock certificates together with undated stock powers executed in blank pledged pursuant to the Security Agreement; provided that such stock certificates and undated stock powers will only be delivered on the Closing Date to the extent received from the seller under the Acquisition Agreement after the Borrower’s use of commercially reasonable efforts to do so) is not provided or perfected on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so or cannot be provided or perfected without undue burden or expense, the provision and/or perfection of such security interests in such Collateral shall not constitute a condition precedent to the availability of any Facility on the Closing Date, but shall be required to be provided and/or perfected within 90 days after the Closing Date (and in any event, in the case of the pledge of and perfection of security interests in Collateral not otherwise required on the Closing Date, subject to extensions granted by the Administrative Agent in its reasonable discretion).

5.2           Conditions to Each Borrowing Date. The agreement of each Lender to make any extension of credit requested to be made by it on any date (other than its initial extension of credit on the Closing Date) is subject to the satisfaction of the following conditions precedent:

(a)           Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except where such representations and warranties are already qualified by materiality, in which case such representation and warranty shall be accurate in all respects) on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except where such representations and warranties are already qualified by materiality, in which case such representation and warranty shall be accurate in all respects) as of such earlier date.

(b)           No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)           Notice. The Administrative Agent and, if applicable, the Issuing Lender or the Swing Line Lender, shall have received notice from the Borrower, which, if in writing, may be in the form of a Borrowing Request.

Each borrowing by, and each issuance, renewal, extension, increase or amendment of a Letter of Credit on behalf of, the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.        AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made) and all Letters of Credit have been canceled, have expired or have been Collateralized, each of Holdings and the Borrower shall, and shall cause each Restricted Subsidiary to:

6.1           Financial Statements. Furnish to the Administrative Agent (who shall promptly furnish to each Lender):

(a)           as soon as available, but in any event within 90 days (or, in the case of the fiscal year ending December 31, 2013, 120 days) after the last day of each fiscal year of the Borrower ending thereafter, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year and accompanied by an opinion of Ernst & Young LLP or other independent certified public accountants of recognized national standing, which opinion shall not be subject to qualification as to scope or contain any “going concern” qualification or exception other than with respect to or resulting from (i) the maturity of any Loans under this Agreement occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial covenant under Section 7.1 of this Agreement on a future date or for a future period (provided that delivery within the time periods specified above of copies of the Annual Report on Form 10-K of the Borrower (or any direct or indirect parent company thereof) filed with the SEC shall be deemed to satisfy the requirements of this Section 6.1(a)); and

(b)          as soon as available, but in any event within 45 days (or, in the case of the fiscal quarters ending June 30, 2013 and September 30, 2013, 75 days) after the last day of the first three fiscal quarters of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as fairly stating in all material respects the financial position of the Borrower and its consolidated Subsidiaries in accordance with GAAP for the period covered thereby (subject to normal year-end audit adjustments and the absence of footnotes) (provided that delivery within the time periods specified above of copies of the Quarterly Report on Form 10-Q of the Borrower (or any direct or indirect parent company thereof) filed with the SEC shall be deemed to satisfy the requirements of this Section 6.1(b)).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and (except as otherwise provided below) in accordance with GAAP applied consistently (except to the extent any such inconsistent application of GAAP has been approved by such accountants (in the case of clause (a) above) or officer (in the case of clause (b) above), as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods, and all such financial statements shall include a presentation of Consolidated EBITDA and any scheduling adjustments.

6.2           Certificates; Other Information. Furnish to the Administrative Agent (who shall promptly furnish to each Lender) or, in the case of clause (g), to the relevant Lender:

(a)           promptly upon the request of the Administrative Agent, in connection with the delivery of any financial statements or other information pursuant to Section 6.1 or this Section 6.2, confirmation of whether such statements or information contains any Private Lender Information. The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, Holdings, their respective Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to Section 6.1 or this Section 6.2 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Private Lender Information shall not be posted on that portion of the Platform designated for such public-side Lenders, provided that if Holdings has not indicated whether a document or notice delivered pursuant to Section 6.1 or this Section 6.2 contains Private Lender Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrower, Holdings, their respective Subsidiaries or their securities;

(b)          concurrently with the delivery of the financial statements referred to in Section 6.1(a), a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of the Borrower and its consolidated Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge that any Default insofar as it relates to financial or accounting matters has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof;

(c)           concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) (x) to the extent that a Financial Compliance Date occurred on the last day of the period covered by such financial statements, a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower with the provisions of Section 7.1 of this Agreement as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be (and, with respect to each annual financial statement commencing with the fiscal year of the Borrower ending December 31, 2014, the amount, if any, of Excess Cash Flow for such fiscal year together with the calculation thereof in reasonable detail), and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any registered intellectual property acquired or developed by any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date), (iii) certifying a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (ii) of the definition of the term “Immaterial Subsidiary”, and (iv) certifying a list of names of all Unrestricted Subsidiaries and that each Subsidiary set forth on such list individually qualifies as an Unrestricted Subsidiary;

(d)          commencing with the fiscal year ending on or about December 31, 2013, simultaneously with the delivery of the consolidated financial statements referred to in Section 6.1(a) above, a detailed consolidated budget for the following fiscal year (including (i) projected consolidated quarterly income statements and (ii) projected consolidated annual balance sheets of the Borrower and its consolidated Subsidiaries, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall be based on reasonable estimates, information and assumptions that are reasonable at the time in light of the circumstances then existing, it being understood that projections are subject to uncertainties and there is no assurance that any projections will be realized;

(e)           simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.1(a) and (b) above, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and the Restricted Subsidiaries for such fiscal quarter or fiscal year, as applicable, and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter (or for the entire such fiscal year most recently ended in the case of such discussion and analysis given after the end of such fiscal year), as compared to the comparable periods of the previous year (provided that delivery within the time periods specified above of copies of the Quarterly Report on Form 10-Q and Annual Report on Form 10-K, as applicable, of the Borrower (or any direct or indirect parent company thereof) filed with the SEC shall be deemed to satisfy the requirements of this Section 6.2(e));

(f)           promptly, copies of all financial statements and reports that the Borrower sends generally to the holders of any class of its debt securities or public equity securities, acting in such capacity, and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;

(g)           promptly following any Lender’s request therefor, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering or terrorist financing rules and regulations, including the Patriot Act; and

(h)          as promptly as reasonably practicable from time to time following the Administrative Agent’s request therefor, such other information regarding the operations, business affairs and financial condition of any Group Member, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request.

6.3          Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Tax obligations of whatever nature, except (i) where the failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.4          Maintenance of Existence; Compliance with Law. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other all rights, privileges and franchises, in each case necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.8 or by the Security Agreement and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Governmental Approvals except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.5           Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, (b) maintain all the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect and (c) maintain with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business.

6.6           Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which entries full, true and correct in all material respects in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities and (b) permit, at the Borrower’s sole expense, representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours, upon reasonable prior written notice, and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided that (i) in no event shall there be more than one such visit for the Administrative Agent and its representatives as a group per calendar year except during the continuance of an Event of Default and (ii) the Borrower shall have the right to be present during any discussions with accountants.

6.7           Notices. Promptly give notice to the Administrative Agent (who shall promptly furnish to each Lender) of:

(a)           the occurrence of any Default or Event of Default;

(b)           the following events, promptly and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan in a material amount, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan that would result in the imposition of a material withdrawal liability, or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination (in other than a “standard termination” as defined in ERISA), Reorganization or Insolvency of, any Plan; and

(c)           any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8           Environmental Laws.

(a)           Comply with, and take commercially reasonably action to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and take commercially reasonably action to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b)          Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and in the event that any Group Member shall fail timely to commence or cause to be commenced or fail diligently to prosecute to completion such actions, or contest such requirement in good faith as provided herein, allow the Administrative Agent (at its election) to cause such actions to be performed, and promptly pay all costs and expenses (including attorneys’ and consultants’ fees, charges and disbursements) thereof or incurred by the Administrative Agent in connection therewith.

6.9          Additional Collateral, etc.

(a)           With respect to any property (to the extent included in the definition of Collateral) acquired at any time after the Closing Date by any Loan Party (or any Group Member required to become a Loan Party pursuant to the terms of the Loan Documents) (other than (x) any property described in paragraph (b), (c) or (d) below and (y) any property subject to a Lien expressly permitted by clauses (6)(A) and (B), (8), (9), (12), (16), (26), (29), (35) and (38) of the definition of “Permitted Liens” to the extent and for so long as the obligations relating to such Liens do not permit a Lien on such property in favor of the Secured Parties) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, within 90 days (or such longer period as the Administrative Agent shall reasonably agree) (i) execute and deliver to the Administrative Agent such amendments to the Security Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Liens permitted under Section 7.7) in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may reasonably be requested by the Administrative Agent.

(b)           Subject to the last sentence of this paragraph, with respect to any interest in any Material Property either (i) owned at the Closing Date by any Loan Party or (ii) acquired by any Loan Party (or any Group Member required to become a Loan Party pursuant to the terms of the Loan Documents) after the Closing Date (other than any such real property subject to a Lien expressly permitted by clauses (8), (9) and (38) of the definition of “Permitted Liens” to the extent and for so long as the obligations relating to such Liens do not permit a Lien on such property in favor of the Secured Parties), within 90 days (or such longer period as the Administrative Agent shall reasonably agree) (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such interest in real property, (ii) if requested by the Administrative Agent, provide the Lenders with a Title Policy as well as a current ALTA survey thereof (or an existing ALTA survey (accompanied if necessary by a “no-change” affidavit and/or other documents) sufficient to remove the survey exception from the Title Policy and to obtain survey coverage in the Title Policy), together with a surveyor’s certificate in form reasonably acceptable to the Administrative Agent and

(iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the enforceability of any such Mortgage and the Lien created thereby, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, no Loan Party (or any Group Member required to become a Loan Party pursuant to the terms of the Loan Documents) shall be required to provide a Mortgage with respect to any Non-Material Property or any leasehold property pursuant to this Section 6.9(b).

(c)           With respect to any new Subsidiary Guarantor created or acquired after the Closing Date by any Group Member (which, for the purposes of this Section 6.9(c), shall include any existing Group Member that ceases to be an Excluded Foreign Subsidiary or a Non-Guarantor Subsidiary), within 90 days (or such longer period as the Administrative Agent shall reasonably agree) after the date of such creation or acquisition (i) execute and deliver to the Administrative Agent such amendments to this Agreement and the Security Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary Guarantor that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary Guarantor (a) to execute and deliver to the Administrative Agent (x) a Guarantor Joinder Agreement or such comparable documentation requested by the Administrative Agent to become a Subsidiary Guarantor, (y) a joinder agreement to the Security Agreement, substantially in the form annexed thereto, (b) to take such actions reasonably necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Security Agreement with respect to such new Subsidiary Guarantor, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Administrative Agent, and (c) to deliver to the Administrative Agent a certificate of such Subsidiary Guarantor, in form and substance reasonably acceptable to the Administrative Agent, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)          With respect to any new Restricted Subsidiary which is an Excluded Foreign Subsidiary described in clause (i) of the definition of Excluded Foreign Subsidiary (other than an Immaterial Subsidiary) created or acquired after the Closing Date by any Loan Party, within 90 days (or such longer period as the Administrative Agent shall reasonably agree) after the date of such creation or acquisition (i) execute and deliver to the Administrative Agent such amendments to the Security Agreement and, to the extent requested by the Administrative Agent, a security agreement compatible with the laws of such Excluded Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Administrative Agent, in each case, as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Priority Liens) in the Capital Stock of such Excluded Foreign Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; provided that in the event the stamp, excise or similar taxes of any jurisdiction applicable to the pledge of Capital Stock of any Excluded Foreign Subsidiary organized in such jurisdiction are excessive in relation to customary practices or the benefit afforded to the Secured Parties from such pledge and the compliance with the provisions of this Section 6.9(d) would result in the imposition of such stamp, excise or similar taxes on the Borrower and the Restricted Subsidiaries, the Administrative Agent may elect not to require the Loan Parties to pledge such Capital Stock of any such Excluded Foreign Subsidiary or not to require such pledge to be recorded or registered in any applicable jurisdiction, or may defer such requirement to such date or time as the Administrative Agent may determine.

(e)           With respect to any new Non-Guarantor Subsidiary created or acquired after the Closing Date by any Loan Party (but excluding any such Subsidiary that is an Excluded Foreign Subsidiary and any Non-Guarantor Subsidiary to the extent a pledge of the Capital Stock of such entity is prohibited by its Organizational Documents or requires the consent of any Person party thereto (other than a Group Member)), within 90 days (or such longer period as the Administrative Agent shall reasonably agree) after the date of such creation or acquisition (i) execute and deliver to the Administrative Agent such amendments to this Agreement and the Security Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Priority Liens) in the Capital Stock of such Non-Guarantor Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member and (iii) cause such new Subsidiary Guarantor to deliver to the Administrative Agent a certificate of such Subsidiary Guarantor, in form and substance reasonably acceptable to the Administrative Agent, with appropriate insertions and attachments.

(f)           Notwithstanding anything to the contrary in this Agreement (i) no actions in any jurisdiction outside the United States shall be required in order to create any security interests in assets located or titled outside of the United States, or to perfect any security interests in such assets, including any intellectual property registered in any jurisdiction outside the United States (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction outside the United States) and (ii) in no event shall control agreements or perfection by control or similar arrangements be required with respect to any Collateral (including deposit or securities accounts), other than in respect of (x) certificated equity interests in the Borrower and the Restricted Subsidiaries otherwise required to be pledged pursuant to the terms of any Loan Document and (y) intercompany notes and other promissory notes held by any Loan Party.

6.10         Credit Ratings. Use commercially reasonable efforts to maintain at all times a credit rating by each of S&P and Moody’s in respect of the Facilities provided for under this Agreement and a corporate rating by S&P and a corporate family rating by Moody’s for the Borrower (it being understood that there shall be no requirement to maintain any specific credit rating).

6.11         Further Assurances. At any time or from time to time upon the reasonable request of the Administrative Agent, at the expense of the Borrower, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, the Loan Parties shall take such actions as the Administrative Agent may reasonably request from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, landlord’s consents and estoppels, stock powers, financing statements and other documents, the filing or recording of any of the foregoing, obtaining of title insurance with respect to any of the foregoing that relates to an interest in real property, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession, in each case to the extent required by the applicable Security Documents) to ensure that the

Obligations are guaranteed by the Guarantors, on a first priority basis (subject to Permitted Priority Liens) and are secured by substantially all of the assets (other than those assets specifically excluded by the terms of this Agreement and the other Loan Documents) of the Loan Parties.

6.12         Designation of Unrestricted Subsidiaries. The Borrower may at any time after the Closing Date designate any Restricted Subsidiary as an Unrestricted Subsidiary and subsequently re-designate any Unrestricted Subsidiary as a Restricted Subsidiary, so long as (i) after giving effect thereto, the Total First Lien Net Leverage Ratio shall be less than or equal to the Applicable Total First Lien Net Leverage Ratio Level on a Pro Forma Basis as of the most recently completed period of four consecutive fiscal quarters for which the financial statements and certificates required by Section 6.1(a) or (b), as the case may be, have been or were required to have been delivered, whether or not a Financial Compliance Date occurred on the last day of the most recent fiscal quarter, and (ii) no Default or Event of Default has occurred and is continuing or would result therefrom. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the applicable Loan Party or Restricted Subsidiary therein at the date of designation in an amount equal to the fair market value of the applicable Loan Party’s or Restricted Subsidiary’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence at the time of designation of Indebtedness or Liens of such Subsidiary existing at such time, and (y) a return on any Investment by the applicable Loan Party or Restricted Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of such Loan Party’s or Restricted Subsidiary’s Investment in such Subsidiary. For the avoidance of doubt, the Borrower shall not be permitted to be an Unrestricted Subsidiary. At any time a Subsidiary is designated as an Unrestricted Subsidiary hereunder, the Borrower shall cause such Subsidiary to be designated as an Unrestricted Subsidiary (or any similar applicable term) under any Indebtedness permitted under Section 7.2 that is pari passu in right of payment with the Obligations, and, in any event, any Indebtedness described in Section 7.2(b)(ii), (b)(iv) or (b)(vi).

6.13         ERISA. Cause each Commonly Controlled Entity to maintain all Plans that are presently in existence or may, from time to time, come into existence, in compliance with the terms of any such Plan, ERISA, the Code and all other applicable laws, except to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.14         Use of Proceeds. The proceeds of the Term Loans made on the Closing Date shall be used, together with the proceeds of the Senior Notes and proceeds of the Equity Contribution, solely to pay the consideration for the Transactions and to pay costs and expenses related to the Transactions. The Letters of Credit and proceeds of the Revolving Loans shall be used for working capital, Capital Expenditures and for other general corporate purposes (including Permitted Acquisitions). The proceeds of the Incremental Term Loans, Revolving Loans, the Swingline Loans, the Incremental Term Loans and the Letters of Credit shall be used for working capital and general corporate purposes of Holdings and its Subsidiaries. The proceeds of the Other Revolving Loans and the Other Term Loans shall be used as provided in Section 2.25.

SECTION 7.           NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made) and all Letters of Credit have been canceled, have expired or have been Collateralized, each of Holdings and the Borrower shall, and shall cause its Restricted Subsidiaries to comply with this Section 7.

7.1           Total First Lien Net Leverage Ratio. The Borrower shall not, without the written consent of the Majority Revolving Lenders, permit the Total First Lien Net Leverage Ratio on a Pro Forma Basis as at the last day of any period of four consecutive fiscal quarters of the Borrower commencing with the fiscal quarter ending September 30, 2013 (but only if the last day of such fiscal quarter constitutes a Financial Compliance Date) to exceed 6.00 to 1.00.

7.2           Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)           (i) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) the Borrower shall not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Borrower and any of its Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and the Borrower and any of its Restricted Subsidiaries may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Borrower and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued (the “Calculation Period”) would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, that the amount of Indebtedness that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to this clause (a) by Restricted Subsidiaries that are not Guarantors of the Loans and Obligations, taken together with all other Indebtedness Incurred and Disqualified Stock and Preferred Stock issued pursuant to this proviso to this clause (a), shall not exceed the greater of $25,000,000 and 2.50% of Total Assets (at the time such Indebtedness is Incurred) at any one time outstanding (minus the amount of Indebtedness Incurred by Restricted Subsidiaries that are Non- Guarantor Subsidiaries pursuant to clauses (b)(vi) and (b)(xxiii) of this Section 7.2).

(b)           The limitations set forth in Section 7.2(a) shall not apply to (collectively, “Permitted Debt”):

(i)          Indebtedness Incurred pursuant to this Agreement and any other Loan Document;

(ii)         Indebtedness Incurred pursuant to the Senior Notes;

(iii)        Indebtedness existing on the Closing Date (other than Indebtedness described in clauses (i) and (ii) of this Section 7.2(b));

(iv)        Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt;

(v)         Permitted Unsecured Refinancing Debt;

(vi)        Indebtedness not to exceed an amount equal to the sum of (x) an unlimited amount at any time so long as the Total Net Secured Leverage Ratio on a Pro Forma Basis (but without giving effect to the cash proceeds remaining on the balance sheet of such Indebtedness) as of the most recently completed period of four consecutive fiscal quarters for which the financial statements and certificates required by Section 6.1(a) or (b), as the case may be, have been or were required to have been delivered (calculated assuming that such Indebtedness is fully drawn throughout such period) does not exceed 4.50 to 1.00, plus (y) $100,000,000 (minus the aggregate principal amount of Indebtedness Incurred under Section 2.24(a)(ii)(y)), which amount may be secured; provided, that the amount of Indebtedness that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to this clause (vi) by Restricted Subsidiaries that are Non-Guarantor Subsidiaries, taken together with all other Indebtedness Incurred and Disqualified Stock and Preferred Stock issued pursuant to this proviso to this clause (vi), shall not exceed the greater of $25,000,000 and 2.50% of Total Assets (at the time such Indebtedness is Incurred) at any one time outstanding (minus the amount of Indebtedness Incurred by Restricted Subsidiaries that are Non-Guarantor Subsidiaries pursuant to clauses (a) and (b)(xxiii) of this Section 7.2); provided, further, that the Applicable Requirements shall have been satisfied; provided, further, that no Indebtedness under this clause (vi) may be Incurred at any time that a Default or Event of Default has occurred and is continuing;

(vii)      Indebtedness (including Capitalized Lease Obligations, mortgage financings or purchase money obligations) Incurred by the Borrower or any of its Restricted Subsidiaries, Disqualified Stock issued by the Borrower or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Borrower to finance, all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets used or useful in the business of the Borrower or its Restricted Subsidiaries or in a Similar Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount, including all Indebtedness Incurred to renew, refund, Refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this clause (vii), not to exceed the greater of $25,000,000 and 2.50% of Total Assets (at the time such Indebtedness is Incurred) at any one time outstanding;

(viii)      Indebtedness (x) in respect of any bankers’ acceptance, bank guarantees, discounted bill of exchange or the discounting or factoring of receivables for credit management purposes, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business and (y) constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing;

(ix)         Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary of the Borrower providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of the Borrower in accordance with the terms of this Agreement, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(x)         shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(xi)        Indebtedness or Disqualified Stock of (a) a Restricted Subsidiary to the Borrower or (b) the Borrower or any Restricted Subsidiary to any Restricted Subsidiary; provided that if the Borrower or a Guarantor Incurs such Indebtedness or issues such Disqualified Stock to a Restricted Subsidiary that is not the Borrower or a Guarantor such Indebtedness or Disqualified Stock, as applicable, is subordinated in right of payment to the Loans or the Guarantee of such Guarantor, as the case may be and is permitted pursuant to Section 7.3; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary lending such Indebtedness or Disqualified Stock, as applicable, ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock, as applicable, (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness or Disqualified Stock, as applicable;

(xii)       Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(xiii)      obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Borrower or any of its Restricted Subsidiaries;

(xiv)      Indebtedness, Disqualified Stock or Preferred Stock in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xiv), does not exceed the greater of $40,000,000 and 3.75% of Total Assets (at the time such Indebtedness is Incurred) at any one time outstanding;

(xv)       any guarantee by the Borrower or any of its Restricted Subsidiaries of Indebtedness or other obligations of the Borrower or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by the Borrower or such Restricted Subsidiary is permitted under the terms of this Agreement; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Loans or the Guarantee of any such Restricted Subsidiary that is a Guarantor, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to the Guarantee of such Restricted Subsidiary substantially to the same extent as such Indebtedness is subordinated to the Loans or the Guarantee of such Restricted Subsidiary, as applicable;

(xvi)      any Indebtedness Incurred pursuant to Sale Leaseback Transactions permitted pursuant to Section 7.9;

(xvii)     the Incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Borrower that serves to refund, Refinance, replace or defease any Indebtedness, Disqualified Stock or Preferred Stock Incurred as permitted under clause (a) of this Section 7.2 and clauses (b)(ii), (b)(iii), (b)(vi), (b)(vii), (b)(xiv), (b)(xvii), (b)(xx) and (b)(xxiii) of this Section 7.2 or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or Refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness,

Disqualified Stock or Preferred Stock Incurred to pay accrued and unpaid interest, fees and expenses, including any premium and defeasance costs in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)         has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of (x) the Indebtedness, being refunded or Refinanced or (y) the Senior Notes;

(2)         has a Stated Maturity which is no earlier than the Stated Maturity of (x) the Indebtedness being refunded or refinanced or (y) the Senior Notes;

(3)         to the extent such Refinancing Indebtedness Refinances (x) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness, or (y) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4)         is Incurred in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced plus (y) the amount necessary to pay accrued and unpaid interest, fees and expenses, including any premium and defeasance costs Incurred in connection with such Refinancing; and

(5)         shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Guarantor that Refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower; (y) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Guarantor that Refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or (z) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary that Refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(xviii)    Indebtedness arising from (x) Cash Management Services and (y) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that, in the case of this (y), such Indebtedness is extinguished within ten Business Days of its Incurrence;

(xix)       Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower supported by a letter of credit or bank guarantee issued pursuant to this Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(xx)        Contribution Indebtedness;

(xxi)       Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements;

(xxii)      (i) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or any Restricted Subsidiary Incurred to finance an acquisition or (ii) Acquired Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount that, when aggregated with the principal amount or liquidation preference of all other Indebtedness,

Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xxii), does not exceed $10,000,000 at any one time outstanding;

(xxiii)     (x) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or any of its Restricted Subsidiaries Incurred to finance an acquisition or (y) Acquired Indebtedness of the Borrower or any of its Restricted Subsidiaries; provided that, in either case, after giving effect to the transactions that result in the Incurrence or issuance thereof, on a pro forma basis, (1) either (a) the Borrower would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (a) of this Section 7.2 or (b) the Fixed Charge Coverage Ratio of the Borrower and its Restricted Subsidiaries would not be less than immediately prior to such transactions and (2) the aggregate principal amount of Indebtedness Incurred or assumed by Restricted Subsidiaries which are Non- Guarantor Subsidiaries under this clause (xxiii) shall not exceed the greater of $25,000,000 and 2.50% of Total Assets (at the time such Indebtedness is Incurred) at any one time outstanding (minus the amount of Indebtedness Incurred by Restricted Subsidiaries that are Non-Guarantor Subsidiaries pursuant to clauses (a) and (b)(vi) of this Section 7.2):

(xxiv)    Indebtedness Incurred by the Borrower or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Obligations;

(xxv)     Guarantees (A) Incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees that, in each case, are non-Affiliates or (B) otherwise constituting Investments permitted under this Agreement;

(xxvi)    Indebtedness issued by the Borrower or any of its Restricted Subsidiaries to current or former employees, directors, managers and consultants thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent described in Section 7.3(b)(iv);

(xxvii)   Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Borrower and its Restricted Subsidiaries;

(xxviii)  customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business; and

(xxix)     Indebtedness Incurred by Restricted Subsidiaries that are Non-Guarantor Subsidiaries in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (xxix), does not exceed the greater of $25,000,000 and 2.50% of Total Assets (at the time such Indebtedness is Incurred) at any one time outstanding.

(c)           For purposes of determining compliance with this Section 7.2, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred pursuant to clause (a) of this Section 7.2, the Borrower shall, in its sole discretion, at the time of Incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 7.2. The Borrower will also be entitled to divide, classify or reclassify an item of Indebtedness in more than one of the types of Permitted Debt described in clauses (a) and (b) of this Section 7.2 without giving pro forma effect to the Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) Incurred pursuant to clause (b) of this Section 7.2 when calculating the amount of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) that may be Incurred pursuant to clause (a) of this Section 7.2. For purposes of determining compliance with this Section 7.2, with respect to Indebtedness Incurred, reborrowings of amounts previously repaid pursuant to “cash sweep” provisions or any similar provisions that provide that Indebtedness is deemed to be repaid daily (or otherwise periodically) shall only be deemed for purposes of this Section 7.2 to have been Incurred on the date such Indebtedness was first Incurred and not on the date of any subsequent reborrowing thereof. Accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 7.2. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 7.2.

(d)           For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced.

7.3           Limitation on Restricted Payments.

(a)           The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)          pay any dividend or make any distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Borrower (other than dividends, payments or distributions (A) payable solely in Equity Interests (other than Disqualified Stock) of the Borrower or to the Borrower and its Restricted Subsidiaries; or (B) by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii)         purchase or otherwise acquire or retire for value any Equity Interests of the Borrower or any other direct or indirect parent of the Borrower;

(iii)          make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under Section 7.2(b)(xi)); or

(iv)          make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above, other than any of the exceptions thereto, being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)           no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)           immediately after giving effect to such transaction on a pro forma basis, the Borrower could Incur $1.00 of additional Indebtedness under Section 7.2(a); and

(3)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clauses (b)(i), (b)(ii) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (B) thereof only), (b)(vi)(C), (b)(viii) and (b)(xvi) of this Section 7.3, but excluding all other Restricted Payments permitted by clause (b) of this Section 7.3), is less than the sum of, without duplication,

(A)        50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from July 1, 2013 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(B)        100% of the aggregate net proceeds, including cash and the Fair Market Value of assets other than cash, received by the Borrower after the Closing Date from the issue or sale of Equity Interests of the Borrower or any direct or indirect parent of the Borrower (excluding (without duplication) Refunding Capital Stock (as defined below), Designated Preferred Stock, Cash Contribution Amount, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Borrower or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries), plus

(C)        100% of the aggregate amount of contributions to the capital of the Borrower received in cash and the Fair Market Value of property other than cash after the Closing Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock and Disqualified Stock and the Cash Contribution Amount), plus

(D)        the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, of the Borrower or any Restricted Subsidiary thereof issued after the Closing Date (other than Indebtedness or Disqualified Stock issued to the Borrower or another Restricted Subsidiary) that has been converted into or exchanged for Equity Interests in the Borrower or any direct or indirect parent of the Borrower (other than Disqualified Stock), plus

(E)         100% of the aggregate amount received by the Borrower or any Restricted Subsidiary in cash and the Fair Market Value of property other than cash received by the Borrower or any Restricted Subsidiary from:

(I)          the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made by the Borrower and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Borrower and its Restricted Subsidiaries by any Person (other than the Borrower or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clauses (b)(vii) or (b)(x) of this Section 7.3),

(II)         the sale (other than to the Borrower or a Restricted Subsidiary of the Borrower) of the Capital Stock of an Unrestricted Subsidiary, or

(III)       any distribution or dividend from an Unrestricted Subsidiary (to the extent such distribution or dividend is not already included in the calculation of Consolidated Net Income); plus

(F)         in the event any Unrestricted Subsidiary of the Borrower has been redesignated as a Restricted Subsidiary or has been merged or consolidated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower, in each case after the Closing Date, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of the Borrower in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clauses (b)(vii) or (b)(x) of this Section 7.3 or constituted a Permitted Investment).

(b)          The provisions of Section 7.3(a) will not prohibit:

(i)            the payment of any dividend or distribution or consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;

(ii)           (A) the redemption, repurchase, defeasance, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Borrower or any direct or indirect parent of the Borrower or any Restricted Subsidiary or Subordinated Indebtedness of the Borrower or any Restricted Subsidiary, in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Borrower or any direct or indirect parent of the Borrower to the extent the proceeds therefrom are contributed to the Borrower or contributions to the equity capital of the Borrower (other than any Disqualified Stock or any Equity Interests sold to the Borrower or any Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); (B) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) of this Section 7.3(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, defease, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement; and (C) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) of Refunding Capital Stock;

(iii)          the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Borrower or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower or a Restricted Subsidiary that is Incurred in accordance with Section 7.2 so long as:

(A)        the principal amount of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus accrued and unpaid interest, fees and expenses, including any premium and defeasance costs, required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired plus any fees and expenses Incurred in connection therewith, including reasonable tender premiums);

(B)         such Indebtedness is subordinated to the Facilities or the related Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value;

(C)         such Indebtedness has a final scheduled maturity no earlier than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired; and

(D)         such Indebtedness has a Weighted Average Life to Maturity that is not less than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired;

(iv)         the purchase, retirement, redemption or other acquisition (or dividends to the Borrower or any other direct or indirect parent of the Borrower to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests of the Borrower or any other direct or indirect parent of the Borrower held by any future, present or former employee, director or consultant of the Borrower or any direct or indirect parent of the Borrower or any Subsidiary of the Borrower or their estates or the beneficiaries of such estates pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other similar agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (iv) do not exceed $10,000,000 in any calendar year, which shall increase to $15,000,000 subsequent to the consummation of an underwritten public Equity Offering by the Borrower or any direct or indirect parent (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $15,000,000 in any calendar year, which shall increase to $25,000,000 subsequent to the consummation of an underwritten public Equity Offering by the Borrower or any direct or indirect parent); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A)        the cash proceeds received by the Borrower or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Borrower or any other direct or indirect parent of the Borrower (to the extent contributed to the Borrower) to members of management, directors or consultants of the Borrower and its Restricted Subsidiaries or the Borrower or any other direct or indirect parent of the Borrower that occurs after the Closing Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (a)(iii) of this Section 7.3); plus

(B)         the cash proceeds of key man life insurance policies received by the Borrower or any direct or indirect parent of the Borrower (to the extent contributed to the Borrower) and its Restricted Subsidiaries after the Closing Date;

provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year); in addition, cancellation of Indebtedness owing to the Borrower from any current or former officer, director or employee (or any permitted transferees thereof) of the Borrower or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of the Borrower from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 7.3 or any other provisions of this Agreement;

(v)           the payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Borrower or any of its Restricted Subsidiaries and any Preferred Stock of any Restricted Subsidiaries issued or Incurred in accordance with Section 7.2;

(vi)          (A) the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Closing Date, (B) the payment of dividends to any direct or indirect parent of the Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Borrower issued after the Closing Date; and (C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (b)(ii) of this Section 7.3; provided, however, that (x) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Fixed Charge Coverage Ratio of the Borrower and its Restricted Subsidiaries would have been at least 2.00 to 1.00 and (y) the aggregate amount of dividends declared and paid pursuant to this clause (vi) does not exceed the net cash proceeds actually received by the Borrower from any such sale of Designated Preferred Stock (other than Disqualified Stock issued after the Closing Date and securities issued in connection with the Cure Right);

(vii)         Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (being measured at the time such Investment is made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed the greater of $15,000,000 and 1.50% of Total Assets (at the time such Investment is made) at any one time outstanding;

(viii)       the payment of dividends on the Borrower’s common stock (or the payment of dividends to any direct or indirect parent of the Borrower to fund the payment by any direct or indirect parent of the Borrower of dividends on such entity’s common stock) of up to 6.0% per annum of the net proceeds received by the Borrower from any public offering of common stock or contributed to the Borrower or any other direct or indirect parent of the Borrower from any public offering of common stock;

(ix)          Restricted Payments that are made with Excluded Contributions;

(x)           other Restricted Payments in an aggregate amount, taken together with all other Restricted Payments made pursuant to this clause (x), not to exceed the greater of $30,000,000 and 2.75% of Total Assets (at the time such Restricted Payment is made);

(xi)          the distribution, as a dividend or otherwise, of shares of Capital Stock or other securities of, or Indebtedness owed to, the Borrower or a Restricted Subsidiary of the Borrower by, Unrestricted Subsidiaries;

(xii)         the payment of any dividends or other distributions to any direct or indirect equity holder of the Borrower or a Restricted Subsidiary in amounts required for such equity holder to pay U.S. federal, state, foreign and/or local income taxes (as the case may be) imposed directly on such equity holder to the extent such income taxes are attributable to the income of the Borrower or such Restricted Subsidiary (and, to the extent of the amounts actually received by the Borrower or a Restricted Subsidiary from an Unrestricted Subsidiary, amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiary paid to the Borrower or a Restricted Subsidiary), as the case may be; provided that in each case the amount of such payments in respect of any tax year does not exceed the amount that the Borrower or Restricted Subsidiary, as the case may be, would have been required to pay in respect of U.S., federal, state, foreign and local taxes (as the case may be) for such year had the Borrower or such Restricted Subsidiary paid such taxes as a stand-alone taxpayer (or stand-alone group) (reduced by any such taxes paid directly by the Borrower or such Restricted Subsidiary);

(xiii)        the payment of dividends, other distributions or other amounts to, or the making of loans to any direct or indirect parent, in the amount required for such entity to, if applicable:

(A)        pay amounts equal to the amounts required for any direct or indirect parent of the Borrower to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of the Borrower or any direct or indirect parent of the Borrower, if applicable, and general corporate operating and overhead expenses of any direct or indirect parent of the Borrower, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Borrower, if applicable, and its Subsidiaries;

(B)         pay, if applicable, amounts equal to amounts required for any direct or indirect parent of the Borrower, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Borrower or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Borrower or any of its Restricted Subsidiaries Incurred in accordance with Section 7.2;

(C)         pay fees and expenses Incurred by any direct or indirect parent, other than to Affiliates of the Borrower, related to any equity or debt offering of such parent; and

(D)         payments to the Sponsor (a) pursuant to the Management Agreement or any amendment thereto (so long as such amendment is not less advantageous to the Lenders in any material respect than the Management Agreement) or (b) for any other financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, in each case to the extent permitted under Section 7.6(b)(xii) and (b)(xiii);

(xiv)        (i) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and (ii) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award;

(xv)         [Reserved];

(xvi)        the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Borrower and its Restricted Subsidiaries in connection with a change of control or an Asset Sale that is permitted under Section 7.5 and the other terms of this Agreement; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Borrower (or a third party to the extent permitted by this Agreement) has applied such amounts in accordance with Section 2.11 as a result of such change of control or Asset Sale, as the case may be;

(xvii)       any joint venture that is not a Restricted Subsidiary may make Restricted Payments required or permitted to be made pursuant to the terms of the joint venture arrangements to holders of its Equity Interests;

(xviii)      any Restricted Payments made in connection with the consummation of the Transactions (including dividends to any direct or indirect parent of the Borrower to fund such payment);

(xix)         the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of the Borrower;

(xx)          payments or distributions, in the nature of satisfaction of dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Agreement applicable to mergers, consolidations and transfers of all or substantially all the property and assets of the Borrower; and

(xxi)         the redemption, repurchase, defeasance, retirement or other acquisition of any Subordinated Indebtedness of the Borrower or any direct or indirect parent of the Borrower, taken together with all other redemptions, repurchases, defeasances, retirements or other acquisitions of any Subordinated Indebtedness pursuant to this clause (xxi), in an amount not to exceed $10,000,000 in the aggregate, provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (b)(vi), (b)(vii), (b)(viii), (b)(x), (b)(xi), (b)(xvi) and (b)(xxi) of this Section 7.3, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)           For purposes of this Section 7.3, if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Borrower may divide and classify such Investment or Restricted Payment in any manner that complies with this Section 7.3 and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

7.4           Dividend and Other Payment Restrictions Affecting Subsidiaries. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries that is not a Guarantor to, directly or indirectly create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary that is not a Guarantor to:

(a)           (i) pay dividends or make any other distributions to the Borrower or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries;

(b)           make loans or advances to the Borrower or any of its Restricted Subsidiaries; or

(c)           sell, lease or transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)           contractual encumbrances or restrictions in effect or entered into or existing on the Closing Date, including pursuant to this Agreement, Hedging Obligations and the other documents relating to the Transactions;

(2)           this Agreement, the Loan Documents, the Senior Notes and, in each case, any guarantees thereof, and in the case of the Senior Notes, any exchange notes issued therefor;

(3)           applicable law or any applicable rule, regulation or order;

(4)           any agreement or other instrument of a Person acquired by the Borrower or any Restricted Subsidiary which was in existence at the time of such acquisition or at the time it merges with or into the Borrower or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person and its Subsidiaries, other than the Person, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets so assumed;

(5)           contracts or agreements for the sale of assets, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary;

(6)           Indebtedness secured by a Lien that is otherwise permitted to be Incurred pursuant to Sections 7.2 and 7.7 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)           restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)           customary and usual provisions in joint venture, operating or other similar agreements, asset sale agreements and stock sale agreements in connection with the entering into of such transaction;

(9)           purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature described in clause (c) of this Section 7.4 on the property so acquired;

(10)         customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business (including leases or licenses of intellectual property) that impose restrictions of the type described in clause (c) of this Section 7.4 on the property subject to such lease, license, contract or agreement;

(11)         [Reserved];

(12)         other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Borrower that is Incurred subsequent to the Closing Date pursuant to Section 7.2; provided that either (A) such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Borrower’s ability to make anticipated principal or interest payment on the Loans (as determined by the Borrower in good faith) or (B) such encumbrances and restrictions are not materially more restrictive, taken as a whole, than those, in the case of encumbrances, outstanding on the Closing Date, and in the case of restrictions, contained in this Agreement or the indenture governing the Senior Notes;

(13)         any Restricted Investment not prohibited by Section 7.3 and any Permitted Investment;

(14)         arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Borrower or any Restricted Subsidiary thereof in any manner material to the Borrower or any Restricted Subsidiary thereof;

(15)         existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being Refinanced;

(16)         restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary;

(17)         any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) of this Section 7.4 imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 7.4, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Borrower or a Restricted Subsidiary of the Borrower to other Indebtedness Incurred by the Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

7.5           Asset Sales. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless either (x):

(a)           the Borrower or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Borrower) of the Equity Interests issued or assets sold or otherwise disposed of;

(b)           immediately before and after giving effect to such Asset Sale, no Event of Default has occurred and is continuing or would result therefrom; and

(c)           except in the case of a Permitted Asset Swap, at least 75.0% of the consideration therefore received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(i)            any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto or, if incurred, increased or decreased subsequent to the date of such balance sheet, such liabilities that would have been reflected in the Borrower’s or such Restricted Subsidiary’s balance sheet or in the notes thereto if such incurrence, increase or decrease had taken place on the date of such balance sheet, as reasonably determined in good faith by the Borrower) of the Borrower or any Restricted Subsidiary of the Borrower (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee (or a third party on behalf of the transferee) of any such assets or Equity Interests pursuant to an agreement that releases or indemnifies the Borrower or such Restricted Subsidiary (or a third party on behalf of the transferee), as the case may be, from further liability;

(ii)           any notes or other obligations or other securities or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received);

(iii)          any Designated Non-cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value (being measured at the time received and without giving effect to subsequent changes in value), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of $15,000,000 and 1.50% of Total Assets (at the time of the receipt of such Designated Non-cash Consideration);

(iv)          Indebtedness of any Restricted Subsidiary of the Borrower that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Borrower and each other Restricted Subsidiary are released from any Guarantee of such Indebtedness in connection with such Asset Sale; and

(v)           consideration consisting of Indebtedness of the Borrower or any Guarantor received from Persons who are not the Borrower or a Restricted Subsidiary, shall each be deemed to be Cash Equivalents for the purposes of this Section 7.5; or

(y)          such Asset Sales constitute dispositions of non-core assets acquired pursuant to any Permitted Acquisition by the Borrower or any Restricted Subsidiary, provided that (i) the value of such non-core assets does not exceed 50.0% of the consideration paid in connection with such Permitted Acquisition, (ii) not less than 50.0% of the consideration payable to the Borrower and the Restricted Subsidiaries in connection with such Disposition is in the form of cash or Cash Equivalents (provided, further, that for purposes of this clause (ii), any Designated Non-cash Consideration received by the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this proviso that is at that time outstanding, not in excess of the greater of $15,000,000 and 1.50% of Total Assets, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash), (iii) the consideration payable to the Borrower and the Restricted Subsidiaries in connection with such Disposition is not less than aggregate fair market value (as determined in good faith by the Borrower) thereof and (iv) no Event of Default has occurred and is continuing or would result therefrom.

After the Borrower’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale pursuant to clause (x) or (y) above, the Borrower or such Restricted Subsidiary shall apply the Net Cash Proceeds from such Asset Sale if and to the extent required by Section 2.11(c).

7.6          Transactions with Affiliates.

(a)          The Borrower shall not, and shall not permit any Restricted Subsidiaries of the Borrower to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5,000,000, unless:

(i)            such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person; and

(ii)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15,000,000, the Borrower delivers to the Administrative Agent a resolution adopted in good faith by the majority of the Board of Directors of the Borrower or any other direct or indirect parent of the Borrower approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b)          The foregoing provisions will not apply to the following:

(i)            (A) transactions between or among the Borrower and/or any of the Restricted Subsidiaries of the Borrower (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (B) any merger or consolidation of the Borrower or any direct parent company of the Borrower, provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Borrower and such merger or consolidation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(ii)           (A) Restricted Payments permitted by Section 7.3 (including any payments that are exceptions to the definition of Restricted Payments set forth in Section 7.3(a)(i) through (iv)) and (B) Permitted Investments;

(iii)          transactions pursuant to compensatory, benefit and incentive plans and agreements with officers, directors, managers or employees of the Borrower or any of its Restricted Subsidiaries approved by a majority of the Board of Directors of the Borrower in good faith;

(iv)          the payment of reasonable and customary fees and reimbursements paid to, and indemnity and similar arrangements provided on behalf of, former, current or future officers, directors, managers, employees or consultants of the Borrower or any Restricted Subsidiary or any direct or indirect parent of the Borrower;

(v)           transactions in which the Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial

Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a)(i) of this Section 7.6;

(vi)          payments, loans or advances to employees or consultants or guarantees in respect thereof (or cancellation of loans, advances or guarantees) for bona fide business purposes in the ordinary course of business;

(vii)         any agreement, instrument or arrangement as in effect as of the Closing Date or any transaction contemplated thereby, or any amendment thereto (so long as any such amendment is not disadvantageous to Lenders in any material respect when taken as a whole as compared to the applicable agreement as in effect on the Closing Date as reasonably determined by the Borrower in good faith);

(viii)        the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date, and any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Closing Date shall only be permitted by this clause (viii) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the Lenders in any material respect than the original transaction, agreement or arrangement as in effect on the Closing Date;

(ix)           (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Borrower and the Restricted Subsidiaries of the Borrower in the reasonable determination of the Borrower, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(x)           [Reserved];

(xi)          the sale or issuance of Equity Interests (other than Disqualified Stock) of the Borrower;

(xii)         the payment of annual management, consulting, monitoring and advisory fees to the Sponsor pursuant to the Management Agreement to the Sponsor in an aggregate amount in any fiscal year not to exceed $750,000, plus all out-of-pocket reasonable expenses Incurred by the Sponsor or any of its Affiliates in connection with the performance of management, consulting, monitoring, advisory or other services with respect to the Borrower and its Restricted Subsidiaries, plus any applicable termination fee paid pursuant to such Management Agreement;

(xiii)        payments by the Borrower or any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are (x) made pursuant to agreements with the Sponsor as in effect on the Closing Date or (y) approved by a majority of the Board of Directors of the Borrower or any direct or indirect parent of the Borrower in good faith;

(xiv)         any contribution to the capital of the Borrower or any Restricted Subsidiary;

(xv)          transactions permitted by, and complying with, the provisions of Section 7.8;

(xvi)         transactions between the Borrower or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Borrower or any direct or indirect parent of the Borrower; provided, however, that such director abstains from voting as a director of the Borrower or such direct or indirect parent of the Borrower, as the case may be, on any matter involving such other Person;

(xvii)        pledges of Equity Interests of Unrestricted Subsidiaries;

(xviii)       any employment agreements, option plans and other similar arrangements entered into by the Borrower or any of its Restricted Subsidiaries with employees or consultants in the ordinary course of business;

(xix)         the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Borrower or any direct or indirect parent of the Borrower or of a Restricted Subsidiary of the Borrower, as appropriate, in good faith;

(xx)          the entering into of any tax sharing agreement or arrangement and any payments permitted by Section 7.3(b)(xii);

(xxi)         transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions;

(xxii)        any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Borrower or any of its Restricted Subsidiaries with current, former or future officers and employees of the Borrower or any of its respective Restricted Subsidiaries and the payment of compensation to officers and employees of the Borrower or any of its respective Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

(xxiii)       transactions with a Person that is an Affiliate of the Borrower solely because the Borrower, directly or indirectly, owns Equity Interests in, or controls, such Person entered into in the ordinary course of business;

(xxiv)       [Reserved];

(xxv)        transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Borrower or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(xxvi)      any agreement that provides customary registration rights to the equity holders of the Borrower or any direct or indirect parent of the Borrower and the performance of such agreements;

(xxvii)      payments to and from and transactions with any joint venture in the ordinary course of business; provided such joint venture is not controlled by an Affiliate (other than a Restricted Subsidiary) of the Borrower;

(xxviii)     transactions between any Group Member and any Person that is an Affiliate thereof solely due to the fact that a director of such Person is also a director of Holdings or any direct or indirect parent of Holdings; provided, however, that such director abstains from voting as a director of Holdings or such direct or indirect parent of Holdings, as the case may be, on any matter involving such other Person; and

(xxix)       transactions in which the Borrower or any of its Restricted Subsidiaries, as the case may be, deliver to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a)(i) of this Section 7.6.

7.7          Liens. The Borrower shall not, and shall not permit any Restricted Subsidiary to, create or Incur any Lien (other than Permitted Liens) that secures obligations under any Indebtedness on any asset or property of the Borrower or any Guarantor.

7.8          Merger, Consolidation or Sale of All or Substantially All Assets. The Borrower shall not consolidate or merge with or into or wind up into (whether or not the Borrower is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(a)          the Borrower is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Borrower or such Person, as the case may be, being herein called the “Successor Company”) and, if such entity is not a corporation, a co-obligor of the Obligations is a corporation organized or existing under such laws;

(b)          the Successor Company (if other than the Borrower) expressly assumes all the obligations of such Company under this Agreement and the other Loan Documents to which it is a party;

(c)          immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(d)          immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either:

(i)            the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.2(a); or

(ii)           the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would not be less than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such transaction;

(e)          if the Successor Company is an entity other than the Borrower, each Guarantor (unless it is the other party to the transactions described above) shall have by a Guarantor Joinder Agreement confirmed that its Guarantee shall apply to the Successor Company’s obligations under this Agreement and the other Loan Documents; and

(f)           the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate and an opinion of counsel (which may be subject to customary assumptions and exclusions) stating that such consolidation, merger or transfer complies with this Agreement and the other Loan Documents.

The Successor Company (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement and in such event the Borrower will automatically be released and discharged from its obligations under this Agreement and the other Loan Documents. Notwithstanding clauses (c) and (d) of this Section 7.8, (A) the Borrower may consolidate with, merge into or sell, assign, transfer, lease, convey or otherwise dispose (including in connection with a liquidation) of all or part of its properties and assets to any Restricted Subsidiary and (B) the Borrower may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Borrower in another state of the United States, the District of Columbia or any territory of the United States and (C) the Transactions may occur so long as the amount of Indebtedness of the Borrower and its Restricted Subsidiaries is not increased thereby.

No Guarantor will, and the Borrower will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose (including in connection with a liquidation) of all or substantially all of its properties or assets in one or more related transactions to, any Person (herein called the “Successor Guarantor”) (other than the Transactions) unless (i) the surviving company (or company to which such assets are transferred) in such liquidation, merger, sale, transfer or other disposition is the Borrower or a Guarantor; or (ii):

(1)           such sale or disposition or consolidation or merger is not in violation of Section 7.5;

(2)           immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(3)           the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to the Administrative Agent an Officer’s Certificate stating and an opinion of counsel (which may be subject to customary assumptions and exclusions) that such consolidation, merger or transfer complies with this Agreement; and

(4)           the Successor Guarantor expressly assumes all the obligations of such Guarantor under this Agreement and the other Loan Documents, pursuant to a Guarantor Joinder Agreement.

The Successor Guarantor will succeed to, and be substituted for, such Guarantor under this Agreement and such Guarantor’s Guarantee, and such Guarantor will automatically be released and discharged from its obligations under this Agreement and such Guarantor’s Guarantee. Notwithstanding the foregoing, (x) a Guarantor may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing such Guarantor in another state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby, (y) a Guarantor may merge or consolidate with or transfer all or part of its properties or assets to another Guarantor or the Borrower and (z) a Guarantor may convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor or any of the jurisdictions set forth in clause (x) of this sentence.

7.9          Sale Leaseback Transactions. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any Sale Leaseback Transaction unless, after giving effect thereto, the aggregate outstanding amount of Attributable Debt in respect of all Sale Leaseback Transactions does not at any time exceed the greater of $10,000,000 and 1.00% of Total Assets (at the time such Attributable Debt is Incurred) at any time outstanding.

7.10        Changes in Fiscal Periods. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.11        Negative Pledge Clauses. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements evidencing or governing any purchase money Liens or Capitalized Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and contracts entered into in the ordinary course of business, (d) any agreement in effect at the time any Person becomes a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary, (e) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary (or the assets of a Restricted Subsidiary) pending such sale; provided that such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder), (f) restrictions and conditions existing on the Closing Date and any amendments or modifications thereto so long as such amendment or modification does not expand the scope of any such restriction or condition in any material respect, (g) restrictions under agreements evidencing or governing or otherwise relating to Indebtedness of Foreign Subsidiaries or Non-Guarantor Subsidiaries permitted under Section 7.2; provided that such Indebtedness is only with respect to the assets of Foreign Subsidiaries or Non-Guarantor Subsidiaries and (h) customary provisions in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements and other similar agreements.

7.12        Lines of Business. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Borrower and the Restricted Subsidiaries are engaged on the

Closing Date or that are reasonably related, complementary or ancillary thereto and reasonable extensions thereof. Holdings shall not Incur any material Indebtedness or material liabilities, own any material assets or engage in any business or activity other than (i) the ownership of all outstanding Capital Stock in the Borrower, (ii) maintaining its corporate existence, (iii) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies including the other Group Members or other subsidiaries of Holdings, (iv) the performance of obligations under the Loan Documents to which it is a party, (v) making and receiving Restricted Payments and Investments to the extent permitted by Section 7.3, (vi) Indebtedness Incurred pursuant to Section 7.2(b)(viii), (b)(ix), (b)(xii), (b)(xiii), (b)(xv), (b)(xvii), (b)(xviii), (b)(xix), (b)(xxi), (b)(xxv), (b)(xxvi) and (b)(xxvii) and (vii) activities incidental to the businesses or activities described in clauses (i) through (vi).

7.13         Amendments to Organizational Documents. Holdings and the Borrower shall not, and shall not permit any Group Member to, terminate or agree to any amendment, supplement, or other modification of (pursuant to a waiver or otherwise), or waive any of its rights under, any Organizational Documents of any of the Group Members, if, in light of the then-existing circumstances, a Material Adverse Effect would be reasonably likely to exist or result after giving effect to such termination, amendment, supplement or other modification or waiver, except, in each case, as otherwise permitted by the Loan Documents.

SECTION 8.     GUARANTEE

8.1           The Guarantee. Each Guarantor hereby jointly and severally guarantees (the “Guarantee”), as a primary obligor and not as a surety, to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of (1) the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code or any similar law of any other jurisdiction) on all Loans and (2) all other Obligations from time to time owing to the Secured Parties by the Borrower (such obligations being herein collectively called the “Guarantor Obligations”). Each Guarantor hereby jointly and severally agrees that, if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guarantor Obligations, such Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guarantor Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

8.2           Obligations Unconditional.

The obligations of the Guarantors under Section 8.1 shall constitute a guaranty of payment (and not of collection) and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guarantor Obligations under this Agreement, the Notes, if any, any Loan Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guarantor Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety by any Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall, in each case, remain absolute, irrevocable and unconditional under any and all circumstances as described above;

(a)           at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guarantor Obligations shall be extended, or such performance or compliance shall be waived;

(b)           any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)           the maturity of any of the Guarantor Obligations shall be accelerated, or any of the Guarantor Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guarantor Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)           any Lien or security interest granted to, or in favor of, the Issuing Lender or any Lender or the Administrative Agent as security for any of the Guarantor Obligations shall fail to be valid or perfected or entitled to the expected priority;

(e)           the release of any other Guarantor pursuant to Section 8.9, 10.10 or otherwise; or

(f)            any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guarantor Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower or any other Guarantor for the Guarantor Obligations, or of such Guarantor under the Guarantee or of any security interest granted by any Guarantor, whether in a proceeding under any Debtor Relief Law or in any other instance.

Each of the Guarantors hereby expressly waives diligence, presentment, demand of payment, marshaling, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guarantor Obligations. Each of the Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guarantor Obligations and notice of or proof of reliance by any Secured Party upon the Guarantee or acceptance of the Guarantee, and the Guarantor Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon the Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon the Guarantee. The Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guarantor Obligations at any time or from time to time held by the Secured Parties and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guarantor Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. The Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the applicable Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guarantor Obligations outstanding.

8.3          Reinstatement. The obligations of the Guarantors under this Section 8 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any other Loan Party in respect of the Guarantor Obligations is rescinded or must be otherwise restored by any holder of any of the Guarantor Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

8.4           No Subrogation. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guarantor Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been made) and the expiration and termination of the Commitments under this Agreement, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its Guarantee, whether by subrogation, right of contribution or otherwise, against the Borrower or any other Guarantor of any of the Guarantor Obligations or any security for any of the Guarantor Obligations.

8.5           Remedies. Each Guarantor jointly and severally agrees that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 9 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9) for purposes of Section 8.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower or any Guarantor and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable, or the circumstances occurring where Section 9 provides that such obligations shall become due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 8.1.

8.6           Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the Guarantee constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

8.7           Continuing Guarantee. The Guarantee is a continuing guarantee of payment and shall apply to all Guarantor Obligations whenever arising.

8.8           General Limitation on Guarantor Obligations. In any action or proceeding involving any federal, state, provincial or territorial, corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 8.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 8.1, then, notwithstanding any other provision to the contrary, the amount of such liability of such Guarantor shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 8.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. To effectuate the foregoing, the Administrative Agent and the Guarantors hereby irrevocably agree that the Guarantor Obligations of each Guarantor in respect of the Guarantee at any time shall be limited to the maximum amount as will result in the Guarantor Obligations of such Guarantor with respect thereto hereof not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such Guarantee and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor. For purposes of the foregoing, all guarantees of such Guarantor other than the Guarantee will be deemed to be enforceable and payable after the Guarantee. To the fullest extent permitted by applicable law, this Section 8.8 shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Equity Interest in such Guarantor.

8.9           Release of Subsidiary Guarantors. Any Subsidiary Guarantor shall be automatically released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of to a Person other than a Loan Party in a transaction permitted by this Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least five days, or such shorter period as the Administrative Agent may agree, prior to the date of the release, a written notice of such for release identifying the relevant Subsidiary Guarantor and the terms of the sale or other disposition in reasonable detail, together with a certification by the Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents. In connection with any such release of any Subsidiary Guarantor, the Administrative Agent shall execute and deliver to the Borrower, at the Borrower’s expense, all UCC termination statements and other documents that the Borrower shall reasonably request to evidence such release.

8.10         Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 8.4. The provisions of this Section 8.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the other Secured Parties, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Subsidiary Guarantor hereunder. Notwithstanding the foregoing, no Excluded ECP Guarantor shall have any obligations or liabilities to any Subsidiary Guarantor, the Administrative Agent or any other Secured Party with respect to Excluded Swap Obligations.

8.11         Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 8.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.11, or otherwise under the Guarantee, as it relates to such Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 8.11 shall remain in full force and effect until the termination and release of all Obligations in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 8.11 constitute, and this Section 8.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 9.     EVENTS OF DEFAULT

9.1           Events of Default. An Event of Default shall occur if any of the following events shall occur and be continuing; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied (any such event, a “Event of Default”):

(a)           the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)           any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect (except where such representations and warranties are already qualified by materiality, in which case, in any respect) on or as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date); or

(c)           any Loan Party shall default in the observance or performance of any agreement contained in Section 6.4(a)(i) (in respect of the Borrower), Section 6.7(a) or Section 7 of this Agreement (other than Section 7.1); or

(d)           subject to Section 9.3, the Borrower shall default in the observance or performance of its agreement contained in Section 7.1; provided that, notwithstanding anything to the contrary in this Agreement or any other Loan Document, a breach of the requirements of Section 7.1 shall not constitute an Event of Default for purposes of any Facility other than the Revolving Facility; or

(e)           any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (d) of this Section 9.1), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(f)            any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation in respect of Indebtedness, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (y) to cause, with the giving of notice if required, any Group Member to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; provided that a default, event or condition described in clause (i), (ii) or (iii) of this Section 9.1(f) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this Section 9.1(f) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $20,000,000; provided, further, that clause (iii) of this Section 9.1(f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary Disposition of the property or assets securing such Indebtedness, if such Disposition is permitted hereunder and such Indebtedness that becomes due is paid upon such Disposition; or

(g)           (i) Holdings, the Borrower or any Significant Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower or any Significant Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrower or any Significant Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrower or any Significant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower or any Significant Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, the Borrower or any Significant Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h)           (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any Plan shall fail to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability in connection with a complete or partial withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan that could give rise to liability under Title IV of ERISA; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(i)            one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not (x) paid or covered by insurance as to which the relevant insurance company has been notified of the claim and has not denied coverage or (y) covered by valid third party indemnification obligation from a third party which is Solvent of $20,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(j)            any of the Security Documents shall cease, for any reason, to be in full force and effect, other than pursuant to the terms hereof or thereof, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except (A) to the extent that (x) any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Agreement or from the failure of the Administrative Agent to file UCC continuation statements (or similar statements or filings in other jurisdictions) and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has been notified and has not denied coverage and (y) the Loan Parties take such action as the Administrative Agent may reasonably request to remedy such loss of perfection or priority or (B) the fair market value of assets affected thereby does not exceed $1,500,000; or

(k)           the Guarantee of Holdings or any Guarantor that is a Significant Subsidiary shall cease, for any reason, to be in full force and effect, other than as provided for in Sections 8.9 or 10.10, or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(l)            a Change of Control shall occur.

9.2           Action in Event of Default. (a) Upon any Event of Default specified in (x) Section 9.1(g)(i) or (ii), the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall automatically immediately become due and payable, and (b) if any other Event of Default under Section 9.1 (other than Section 9.1(g)(i) or (ii)) occurs and is continuing, subject to paragraphs (b) and (c) of this Section 9.2, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In furtherance of the foregoing, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, exercise any and all other remedies available under the Loan Documents at law or in equity, including commencing and prosecuting any suits, actions or proceedings at law or in equity in any court of competent jurisdiction and collecting the Collateral or any portion thereof and enforcing any other right in respect of any Collateral.

(b)           Upon the occurrence of an Event of Default under Section 9.1(d) (a “Financial Covenant Event of Default”) that is uncured or unwaived, the Majority Revolving Lenders may, so long as a Financial Compliance Date continues to be in effect, either (x) terminate the Revolving Commitments and/or (y) take the actions specified in Section 9.2(a) and (c) in respect of the Revolving Commitments, the Revolving Loans, Letters of Credit and Swingline Loans.

(c)            In respect of a Financial Covenant Event of Default that is continuing, the Required Lenders may take the actions specified in Section 9.2(a) on the date that the Majority Revolving Lenders terminate the Revolving Commitments and accelerate all Obligations in respect of the Revolving Commitments; provided, however, that the Required Lenders may not take such actions if either (i) the Revolving Loans have been repaid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made) and the Revolving Commitments have been terminated or (ii) the Financial Covenant Event of Default has been waived by either the Majority Revolving Lenders or the Required Lenders.

(d)           With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a Cash Collateral Account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such Cash Collateral Account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon and all amounts drawn thereunder have been reimbursed in full and all other Obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made), the balance, if any, in such Cash Collateral Account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 9.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

9.3           Right to Cure.

(a)           Notwithstanding anything to the contrary contained in Section 9, in the event that the Borrower fails (or, but for the operation of this Section 9.3, would fail) to comply with the requirements of Section 7.1, the Borrower and Holdings shall have the right from the date of delivery of a Notice of Intent to Cure with respect to the fiscal quarter most recently ended for which financial results have been provided under Sections 6.1(a) or (b) until 10 Business Days thereafter (the “Cure Period”), to issue Permitted Cure Securities for cash or otherwise receive cash equity contributions to the capital of Holdings, and, in each case, to contribute any such cash to the capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by the Borrower or Holdings of such Cure Right, the Total First Lien Net Leverage Ratio shall be recalculated by increasing Consolidated EBITDA (solely for purposes of compliance with Section 7.1) on a Pro Forma Basis solely for the purpose of measuring the Total First Lien Net Leverage Ratio and not for any other purpose under this Agreement, by an amount equal to the Cure Amount.

(b)           If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of Section 7.1, then the Borrower shall be deemed to have satisfied the requirements of Section 7.1 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 7.1 that had occurred shall be deemed cured for the purposes of this Agreement.

(c)           To the extent a fiscal quarter ended for which the Total First Lien Net Leverage Ratio was initially recalculated as a result of a Cure Right and such fiscal quarter is included in the calculation of the Total First Lien Net Leverage Ratio in a subsequent fiscal quarter, the Cure Amount shall be included in Consolidated EBITDA of such initial fiscal quarter.

(d)           Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) for purposes of this Section 9.3, the Cure Amount shall be no greater than the amount required for purposes of complying with the Total First Lien Net Leverage Ratio, determined at the time the Cure Right is exercised with respect to the fiscal quarter ended for which the Total First Lien Net Leverage Ratio was initially recalculated as a result of a Cure Right, (iii) the Cure Amount shall be disregarded for all other purposes of this Agreement, including, determining any baskets with respect to the covenants contained in Section 7, and shall not result in any adjustment to any amounts other than the amount of Consolidated EBITDA as described in clause (a) above, (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of any Cure Amount for the fiscal quarter immediately preceding the fiscal quarter in which the Cure Right is exercised for purposes of determining compliance with Section 7.1 and (v) the Borrower or Holdings shall not exercise the Cure Right in excess of five instances over the term of this Agreement.

9.4           Application of Proceeds. If an Event of Default shall have occurred and be continuing, the Administrative Agent may apply, at such time or times as the Administrative Agent may elect, all or any part of proceeds constituting Collateral in payment of the Obligations (and in the event the Loans and other Obligations are accelerated pursuant to Section 9.3, the Administrative Agent shall, from time to time, apply the proceeds constituting Collateral in payment of the Obligations) in the following order:

(a)           First, to the payment of all costs and expenses of any sale, collection or other realization on the Collateral, including reimbursement for all costs, expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith (including all reasonable costs and expenses of every kind incurred in connection any action taken pursuant to any Loan Document or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, reasonable attorneys’ fees and disbursements and any other amount required by any provision of law (including Section 9-615(a)(3) of the Uniform Commercial Code)), and all amounts for which Administrative Agent is entitled to indemnification hereunder and under the other Loan Documents and all advances made by the Administrative Agent hereunder and thereunder for the account of any Loan Party (excluding principal and interest in respect of any Loans extended to such Loan Party), and to the payment of all costs and expenses paid or incurred by the Administrative Agent in connection with the exercise of any right or remedy hereunder or under this Agreement or any other Loan Document and to the payment or reimbursement of all indemnification obligations, fees, costs and expenses owing to the Administrative Agent hereunder or under this Agreement or any other Loan Document, all in accordance with the terms hereof or thereof;

(b)           Second, for application by it pro rata to (i) repay the Swingline Lender for any then outstanding Swingline Loans to the extent Revolving Lenders have not funded their obligations to acquire participations therein, (ii) cure any Funding Default that has occurred and is continuing at such time and (iii) repay the Issuing Lender for any amounts not paid by L/C Participants pursuant to Section 3.4;

(c)           Third, for application by it towards all other Obligations (including, without duplication, Guarantor Obligations with respect to Loans), pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties (including all Obligations arising under Specified Swap Agreements and including obligations to provide cash collateral with respect to Letters of Credit); and

(d)           Fourth, any balance of such Proceeds remaining after all of the Obligations shall have been satisfied by payment in full in immediately available funds (or in the case of Letters of Credit, terminated or Collateralized) and the Commitments shall have been terminated, be paid over to or upon the order of the applicable Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

SECTION 10.     ADMINISTRATIVE AGENT

10.1         Appointment and Authority.

(a)           Administrative Agent. Each of the Lenders and the Issuing Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and, except to the extent that any Group Member has any express rights under this Section 10, no Group Member shall have rights as a third party beneficiary of any of such provisions.

(b)           Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Qualified Counterparty and a potential Cash Management Provider) and the Issuing Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Lenders for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Section 10 and Section 11, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy with respect to any Collateral against the Borrower or any other Loan Party or any other obligor under any of the Loan Documents, the Specified Swap Agreements or any Specified Cash Management Agreement (including, in each case, the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral of the Borrower or any other Loan Party, without the prior written consent of the Administrative Agent. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or a sale of any of the Collateral pursuant to Section 363 of the Bankruptcy Code, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, with the consent or at the direction of the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.

10.2         Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3         Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law;

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)           shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.1 and Section 9.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the applicable Issuing Lender.

(e)           The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4         Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required

Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.

10.5         Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6         Resignation and Removal of Administrative Agent.

(a)           The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the approval of the Borrower, not to be unreasonably withheld, for so long as no Event of Default set forth under Section 9.1(a) or (g) has occurred and is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Lenders, in consultation with the Borrower, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)           If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, subject to the approval of the Borrower, not to be unreasonably withheld, for so long as no Event of Default set forth under Section 9.1(a) or (g) has occurred and is continuing, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)           With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lenders directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 11.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)           Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swing Line Lender. If Bank of America resigns as an Issuing Lender, it shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit issued by it which are outstanding as of the effective date of its resignation as an Issuing Lender and all L/C Obligations with respect thereto, including the right to require the Lenders to make ABR Loans or fund risk participations in unreimbursed amounts in connection with Letters of Credit. If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans. Upon the appointment by the Borrower of a successor Issuing Lender or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender or Swing Line Lender, as applicable, (b) the retiring Issuing Lender and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the retiring Issuing Lender which are outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.7         Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8       No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Administrative Agent, Joint Bookrunners, Joint Lead Arrangers, Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

10.9       Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 2.8, 3.3 and 11.5) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the applicable Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8 and 11.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Lender or in any such proceeding.

10.10     Collateral and Guaranty Matters.

(a)          Each of the Lenders (including in its capacities as a potential Qualified Counterparty and a potential Cash Management Provider) and the Issuing Lenders irrevocably authorize the Administrative Agent (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1): (i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (1) at the time the property subject to such Lien is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan

Document to any Person other than a Loan Party, (2) subject to Section 11.1, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (3) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under the Guarantee or (4) that constitutes Excluded Assets; (ii) to release or subordinate, as expressly permitted hereunder, any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement to the extent required by the holder of, or pursuant to the terms of any agreement governing, the obligations secured by such Liens; (iii) to release any Guarantor from its obligations under the Guarantee if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; and (iv) to release any Collateral or Guarantor Obligations to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1.

(b)          Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release (pursuant to clause (a) above) any Guarantor from its obligations under the Guarantee.

(c)          At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than contingent obligations for which no claim has been made) shall have been satisfied by payment in full in immediately available funds, the Commitments have been terminated and no Letters of Credit shall be outstanding or all outstanding Letters of Credit have been Collateralized, the Collateral shall be automatically released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Group Member under the Security Documents shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(d)          If (i) a Guarantor was released from its obligations under the Guarantee or (ii) the Collateral was released from the assignment and security interest granted under the Security Document (or the interest in such item subordinated), the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to) execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Guarantor from its obligations under the Guarantee, the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, in each case in accordance with the terms of the Loan Documents and this Section 10.10.

10.11     Intercreditor Agreements.

The Lenders hereby authorize the Administrative Agent to enter into any Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement and any such intercreditor agreement is binding upon the Lenders.

Except as otherwise expressly set forth herein or in any Security Document, no Qualified Counterparty or Cash Management Provider that obtains the benefits of Section 9.4, any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 10 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations and Obligations arising under Specified Swap Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Provider or Qualified Counterparty, as the case may be.

10.12     Withholding Tax Indemnity.

To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower or any other Loan Party pursuant to Sections 2.16 and 2.19 and without limiting or expanding the obligation of the Borrower or any other Loan Party to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 10.12. The agreements in this Section 10.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, a “Lender” shall, for purposes of this Section 10.12, include any Issuing Lender and the Swing Line Lender.

10.13     Indemnification.

Each of the Lenders agrees to indemnify the Administrative Agent and the Joint Lead Arrangers (and their Related Parties) in their respective capacities as such (to the extent not reimbursed by any Loan Party and without limiting or expanding the obligation of the Loan Parties to do so), according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 10.13 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent, the Joint Lead Arrangers or their Related Parties (the foregoing, the “Lender Indemnitees”) in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or any other Person under or in connection with any of the foregoing; provided that no Lender shall be liable to any Lender Indemnitee for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent that they are (i) (A) found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Lender Indemnitee, (B) found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from a material breach of the Loan Documents by such Lender Indemnitee, or (C) are disputes that do not involve an act or omission by Holdings or any of its Affiliates and that are brought by any Lender Indemnitee against any other Lender Indemnitee (other than in its capacity as Administrative Agent, Joint Lead Arranger, Joint Bookrunner, Swingline Lender or Issuing Lender or similar role hereunder) or (ii) settlements entered into by such person without such Lender’s written consent (such consent to not be unreasonably withheld, conditioned or delayed). The agreements in this Section 10.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 11. MISCELLANEOUS

11.1       Amendments and Waivers.

(a)          Except as otherwise provided in clause (b) below, neither this Agreement nor any other Loan Document (or any terms hereof or thereof) may be amended, supplemented or modified other than in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment or increase such Lender’s Commitment, in each case without the written consent of each Lender directly adversely affected thereby; (B) amend, modify, eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of all Lenders; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under Section 8 of this Agreement or under the Security Agreement, in each case without the written consent of all Lenders; (D) amend, modify or waive any provision of Section 2.17(a) or (b) which results in a change to the pro rata application of Loans under any Facility without the written consent of each Lender directly affected thereby in respect of each Facility adversely affected thereby, unless the amendment is made in connection with an amendment pursuant to paragraph (b) below, in which case the written consent of the Required Lenders shall be required; (E) reduce the percentage specified in the definition of any of Majority Revolving Lenders or Majority Term Lenders without the written consent of all Lenders under such Facility; (F) amend, modify or waive any provision of Section 10 without the written consent of the Administrative Agent; (G) amend, modify or waive any provision of Sections 2.6 or 2.7 without the written consent of the Swingline Lender; (H) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender; (I) amend or modify the application of prepayments set forth in Section 2.11(g) in a manner that adversely affects any Facility without the written consent of the Majority Facility Lenders of each adversely affected Facility; or (J) forgive the principal amount or extend the payment date of any Reimbursement Obligation without the written consent of each Lender directly affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)          Notwithstanding anything in this Agreement (including clause (a) above) or any other Loan Document to the contrary:

(i)          this Agreement may be amended (or amended and restated) with the written consent of the Administrative Agent, the Issuing Lenders (to the extent affected), each Lender participating in the additional or extended credit facilities contemplated under this paragraph (b)(i) and the Borrower (w) to add one or more additional credit facilities to this Agreement or to increase the amount of the existing facilities under this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof, (x) to permit any such additional credit facility which is a term loan facility or any such increase in the Term Facility to share ratably in prepayments with the Term Loans, (y) to permit any such additional credit facility which is a revolving loan facility or any such increase in the Revolving Facility to share ratably in prepayments with the Revolving Facility and (z) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders;

(ii)         this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Repriced Term Loans (as defined below) to permit a (x) any prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of syndicated term loans bearing interest with an “effective yield” (taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (A) the weighted average life to maturity of such term loans and (B) four years), but excluding any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared ratably with all lenders or holders of such term loans in their capacities as lenders or holders of such term loans) less than the “effective yield” applicable to the Term Loans (determined on the same basis as provided in the preceding parenthetical) and (y) any amendment to the Term Loans or any tranche thereof which reduces the “effective yield” applicable to such Term Loans (as determined on the same basis as provided in clause (x)) (“Repriced Term Loans”); provided that the Repriced Term Loans shall otherwise meet the Applicable Requirements;

(iii)        this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Repricing Indebtedness to permit any Repricing Transaction;

(iv)        this Agreement and the other Loan Documents may be amended or amended and restated as contemplated by Section 2.24 in connection with any Incremental Amendment and any related increase in Commitments or Loans, with the consent of the Borrower, the Administrative Agent and the Incremental Term Lenders providing such increased

Commitments or Loans (provided that, if any Incremental Term Loans are intended to have rights to share in the Collateral on a second lien, subordinated basis to the Obligations, then the Administrative Agent may enter into an Intercreditor Agreement (or amend, supplement or modify and existing Intercreditor Agreement) as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the terms of any such Incremental Term Loans);

(v)         this Agreement and the other Loan Documents may be amended in connection with the incurrence of any Permitted Credit Agreement Refinancing Debt pursuant to Section 2.25 to the extent (but only to the extent) necessary to reflect the existence and terms of such Permitted Credit Agreement Refinancing Debt (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments), with the written consent of the Borrower, the Administrative Agent and each Additional Lender and Lender that agrees to provide any portion of such Permitted Credit Agreement Refinancing Debt (a “Refinancing Amendment”) (provided that the Administrative Agent and the Borrower may effect such amendments to this Agreement, any Intercreditor Agreement (or enter into a replacement thereof) and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of such Refinancing Amendment);

(vi)        this Agreement and the other Loan Documents may be amended in connection with any Permitted Amendment pursuant to a Loan Modification Offer in accordance with Section 2.27(b) (and the Administrative Agent and the Borrower may effect such amendments to this Agreement, any Intercreditor Agreement (or enter into a replacement thereof) and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of such Permitted Amendment);

(vii)       the Administrative Agent may amend an Intercreditor Agreement (or enter into a replacement thereof), additional Security Documents and/or replacement Security Documents (including a collateral trust agreement) in connection with the incurrence of (x) any Permitted First Priority Refinancing Debt to provide that a Senior Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, (y) any Permitted Second Priority Refinancing Debt to provide that a Senior Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a second lien, subordinated basis to the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and (z) any Indebtedness incurred pursuant to Section 7.2(b)(vi) to provide that an agent, trustee or other representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a pari passu or second lien, subordinated basis to the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt;

(viii)      only the consent of the Majority Revolving Lenders shall be necessary to amend, modify or waive Sections 5.2, 5.3 (with respect to the making of Revolving Loans or Swingline Loans or the issuance of Letters of Credit), 7.1, 9.1(d), 9.2(b) and 9.3;

(ix)        amendments and waivers of this Agreement and the other Loan Documents that affect solely the Lenders under the Term Facility, Revolving Facility or any Incremental Facility (including waiver or modification of conditions to extensions of credit under the Term Facility, Revolving Facility or any Incremental Facility, the availability and conditions to funding of any Incremental Facility, pricing and other modifications, and in respect of the Revolving Facility, the obligations of the Borrower contained in Section 7.1 (or the definition of Total First Lien Net Leverage Ratio for purposes thereof)) will require only the consent of Lenders holding more than 50% of the aggregate commitments or loans, as applicable, under such Term Facility, Revolving Facility or Incremental Facility, and, in each case, (x) no other consents or approvals shall be required and (y) any fees or other consideration payable to obtain such amendments or waivers need only be offered on a pro rata basis to the Lenders under the affected Term Facility, Revolving Facility or Incremental Facility, as the case may be; and

(x)       this Agreement and the other Loan Documents may be amended with the consent of the Administrative Agent and the Borrower to correct any mistakes or ambiguities of a technical nature.

11.2       Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

To the Borrower:

Emerald Expositions Holding, Inc.

Attention: Denise Bashem, Secretary, Treasurer and Vice

President - Finance & Business Management

31910 Del Obispo Street

San Juan Capistrano, CA 92675

Phone: (949) 226 – 5747

To any Guarantor:	c/o the Borrower at the address set forth above

To the Administrative Agent:

Bank of America, N.A.

901 Main Street

Dallas, TX 75202

Attention: Angie Hidalgo

Phone: (972) 338 – 3768

Fax: (214) 416 – 0555

With a copy to:

Bank of America, N.A.

901 Main Street

Dallas, TX 75202

Attention: Henry Pennell

Phone: (214) 209 – 1226

Fax: (214) 290 – 9448

Email: henry.pennell@baml.com

; provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender (“Approved Electronic Communications”). The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

Each Loan Party agrees to assume all risk, and hold the Administrative Agent, the Joint Bookrunners and each Lender harmless from any losses, associated with, the electronic transmission of information (including the protection of confidential information), except to the extent caused by the gross negligence or willful misconduct of such Person.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Each Loan Party, the Lenders, the Issuing Lender, the Joint Lead Arrangers, the Joint Bookrunners and the Administrative Agent agree that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

11.3       No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4       Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

11.5       Payment of Expenses and Taxes. The Borrower agrees upon the occurrence of the Closing Date (a) to pay or reimburse the Joint Lead Arrangers, the Issuing Lenders, the Swingline Lender and the Administrative Agent (without duplication) for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one primary counsel to the Administrative Agent, the Issuing Lenders, the Swingline Lender, the Joint Lead Arrangers, the Joint Bookrunners, the Syndication Agent and the Co-Documentation Agents, taken as a whole, and one local counsel to the foregoing Persons, taken as a whole, in each appropriate jurisdiction (which may include one special counsel acting in multiple jurisdictions) (and additional counsel in the case of actual or perceived conflicts), and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower on or prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender, each Issuing Lender, the Swingline Lender, and the Administrative Agent for all of their reasonable out-of-pocket costs and expenses (other than allocated costs of in-house counsel) incurred in connection with the workout, restructuring, enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees and disbursements of one primary counsel to the Lenders, the Issuing Lenders, the Swingline Lender, the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners, the Syndication Agent and the Co-Documentation Agents, taken as a whole, and one local counsel to the foregoing Persons, taken as a whole, in each appropriate jurisdiction (which may include one special counsel acting in multiple jurisdictions) (and in the case of an actual or perceived conflict of interest by any of the foregoing Persons, additional counsel to such affected Person), (c) to pay, indemnify, and hold each Lender, each Issuing Lender, the Swingline Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) which do not constitute Non-Excluded Taxes or Other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, each Issuing Lender, the Swingline Lender, the Administrative Agent, each Joint Lead Arranger, the Joint Bookrunners, the Syndication Agent, each Co-Documentation Agent, each of their respective Affiliates that are providing services in connection with the financing contemplated by this Agreement and each member (and successors and assigns), officer, director, trustee, employee, agent and controlling person of the foregoing (each, an “Indemnitee”) harmless from and against any and all other claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of or in connection with the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents (regardless of whether any Indemnitee is a party hereto and regardless of whether any such matter is initiated by a third party, the Borrower, any other Loan Party or any other Person), including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law relating to any Group Member or any of the Properties and the reasonable fees and expenses of one primary legal counsel to the Indemnitees, taken as a whole (or in the case of an actual or perceived conflict of interest by an Indemnitee, additional counsel to the affected Indemnitees), and one local counsel in each appropriate jurisdiction (which may include one special counsel acting in multiple jurisdictions) to the Indemnitees in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”) (but excluding any losses, liabilities, claims, damages, costs or expenses relating to the matters referred to in Sections 2.18, 2.19 and 2.20 (which shall be the sole remedy in respect of the matters set forth therein)), provided that the Borrower shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are (i) (A) found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (B) found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from a material breach of the Loan Documents by such Indemnitee, (C) any dispute that does not involve an act or omission by Holdings or any of its Affiliates and that is brought by any Indemnitee against any other Indemnitee (other than in its capacity as Administrative Agent, Joint Lead Arranger, Joint Bookrunner, Swingline Lender or Issuing Lender or similar role hereunder) or (D) directly and exclusively caused, with respect to the violation of, noncompliance with or liability under, any Environmental Law relating to any of the Properties, by the act or omissions by Persons other than Borrower or any Subsidiary of Borrower or their respective Related Parties with respect to the applicable Property that occur after the Administrative Agent sells the respective Property pursuant to a foreclosure or has accepted a deed in lieu of foreclosure or (ii) settlements entered into by such person without the Borrower’s written consent (such consent to not be unreasonably withheld, conditioned or delayed). All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to the Borrower at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

11.6       Successors and Assigns; Participations and Assignments.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the Administrative Agent (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

(b)          (i)          Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it and the Note or Notes (if any) held by it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A)          in the case of any Term Lender (other than with respect to Incremental Term Loans and Incremental Term Commitments), any Revolving Lender or Incremental Term Lender (with respect to Incremental Term Loans and Incremental Term Commitments), the Borrower, provided that such consent shall be deemed to have been given if the Borrower, as the case may be, has not responded within 10 Business Days after notice by the Administrative Agent, provided, further, that no consent of the Borrower shall be required (x) in the case of the Revolving Facility, for an assignment to any existing Lender under the Revolving Facility or, if an Event of Default under Section 9.1(a) (or, in respect of the Borrower, Section 9.1(f) or (g)) has occurred and is continuing, any other Eligible Assignee or (y) in the case of the Term Facility, for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 9.1(a) (or, in respect of the Borrower, Section 9.1(f) or (g)) has occurred and is continuing, any other Eligible Assignee;

(B)          except with respect to an assignment of Term Loans to an existing Lender, an Affiliate of a Lender or an Approved Fund, the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); and

(C)          with respect to any proposed assignment of all or a portion of any Revolving Loan or Revolving Commitment, the Swingline Lender and each Issuing Lender.

(ii)          Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (i) with respect to Term Loans, $1,000,000 and (ii) with respect to Revolving Loans and Revolving Commitments, $5,000,000 (provided that, in each case, that simultaneous assignments to or by two or more Approved Funds shall be aggregated for purposes of determining such amount) unless the Administrative Agent and, in the case of Term Loans (other than Incremental Term Loans), Revolving Commitments or Revolving Loans or Incremental Term Loans or Incremental Term Commitments, the Borrower otherwise consent;

(B)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(C)          the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire and applicable Forms.

This paragraph (b) shall not prohibit any Lender from assigning all or any portion of its rights and obligations among separate Facilities on a non-pro rata basis.

For the purposes of this Section 11.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)          Assignments to Permitted Auction Purchasers. Each Lender acknowledges that each Permitted Auction Purchaser is an Eligible Assignee hereunder and may purchase or acquire Term Loans hereunder from Lenders from time to time (x) pursuant to a Dutch Auction in accordance with the terms of this Agreement (including Section 11.6 hereof), subject to the restrictions set forth in the definitions of “Eligible Assignee” and “Dutch Auction” or (y) pursuant to open market purchases, in each case, subject to the following limitations:

(A)          each Permitted Auction Purchaser agrees that, notwithstanding anything herein or in any of the other Loan Documents to the contrary, with respect to any Auction Purchase or other acquisition of Term Loans, (1) under no circumstances, whether or not any Loan Party is subject to a bankruptcy or other insolvency proceeding, shall such Permitted Auction Purchaser be permitted to exercise any voting rights or other privileges with respect to any Term Loans and any Term Loans that are assigned to such Permitted Auction Purchaser shall have no voting rights or other privileges under this Agreement and the other Loan Documents and shall not be taken into account in determining any required vote or consent and (2) such Permitted Auction Purchaser shall not receive information provided solely to Lenders by the Administrative Agent or any Lender and shall not be permitted to attend or participate in meetings attended solely by Lenders and the Administrative Agent and their advisors; rather, all Loans held by any Permitted Auction Purchaser shall be automatically Cancelled immediately upon the purchase or acquisition thereof in accordance with the terms of this Agreement (including Section 11.6 hereof);

(B)          at the time any Permitted Auction Purchaser is making purchases of Loans it shall enter into an Assignment and Assumption Agreement;

(C)          immediately upon the effectiveness of each Auction Purchase or other acquisition of Term Loans, a Cancellation (it being understood that such Cancellation shall not constitute a voluntary repayment of Loans for purposes of this Agreement) shall be automatically irrevocably effected with respect to all of the Loans and related Obligations subject to such Auction Purchase, with the effect that such Loans and related Obligations shall for all purposes of this Agreement and the other Loan Documents no longer be outstanding, and the Borrower and the Guarantors shall no longer have any Obligations relating thereto, it being understood that such forgiveness and cancellation shall result in the Borrower and the Guarantors being irrevocably and unconditionally released from all claims and liabilities relating to such Obligations which have been so cancelled and forgiven, and the Collateral shall cease to secure any such Obligations which have been so cancelled and forgiven; and

(D)          at the time of such Purchase Notice and Auction Purchase or other acquisition of Term Loans, (w) no Default or Event of Default shall have occurred and be continuing, (x) Holdings, the Borrower or any of its Affiliates shall not be required to make any representation that it is not in possession of material non-public information with respect to the Borrower, its subsidiaries or their respective securities, (y) any Affiliated Lender that is a Purchaser shall identify itself as such and (z) no proceeds of Revolving Credit Loans shall be used to consummate the Auction Purchase.

Notwithstanding anything to the contrary herein, this Section 11.6(b)(iii) shall supersede any provisions in Section 2.17 to the contrary.

(iv)          Assignments to Affiliated Lenders. Any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Term Loans to an Affiliated Lender through (x) Dutch Auctions open to all Lenders on a pro rata basis or (y) open market purchases, in each case subject to the following limitations:

(A)          notwithstanding anything in Section 11.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Lenders have (1) consented to any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 11.1), (2) otherwise acted on any matter related to any Loan Document, (3) directed or required Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, or (4) subject to Section 2.22, voted on any plan of reorganization pursuant to Title 11 of the United States Code, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender disproportionately in any material respect as compared to other Lenders, the Sponsor and any Non-Debt Fund Affiliate will be deemed to have voted in the same proportion as Lenders that are not Affiliated Lenders voting on such matter; and the Sponsor and each Non-Debt Fund Affiliate each hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to Title 11 of the United States Code) is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of Title 11 of the United States Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of Title 11 of the United States Code; provided that, for the avoidance of doubt, Debt Fund Affiliates shall not be subject to such limitation and shall be entitled to vote as any other Lender; provided, further, that, notwithstanding the foregoing or anything herein to the contrary, Debt Fund Affiliates may not in the aggregate account for more than 49.9% of the amounts set forth in the calculation of Required Lenders and any amount in excess of 49.9% will be subject to the limitations set forth in this clause (A);

(B)          the Sponsor and Non-Debt Fund Affiliates shall not receive information provided solely to Lenders by the Administrative Agent or any Lender and shall not be permitted to attend or participate in meetings attended solely by Lenders and the Administrative Agent and their advisors, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Section 2;

(C)          at the time any Affiliated Lender is making purchases of Loans pursuant to a Dutch Auction it shall identify itself as an Affiliated Lender and shall enter into an Assignment and Assumption Agreement;

(D)          with respect to a Dutch Auction, at the time of such Purchase Notice and Auction Purchase, no Affiliated Lender shall be required to make any representation that it is not in possession of material non-public information with respect to Holdings, the Borrower, its subsidiaries or their respective securities; and

(E)          the aggregate principal amount of all Term Loans which may be purchased by the Sponsor or any Non-Debt Fund Affiliate through Dutch Auctions or assigned to the Sponsor or any Non-Debt Fund Affiliate through open market purchases shall in no event exceed, as calculated at the time of the consummation of any aforementioned Purchases or assignments, 25% of the aggregate principal amount of the Term Loans then outstanding.

Notwithstanding anything to the contrary herein, this Section 11.6(b)(iv) shall supersede any provisions in Section 2.17 to the contrary.

(v)          Subject to acceptance and recording thereof pursuant to Section 11.6(b)(vii) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations if such transaction complies with the requirements of Section 11.6(c).

(vi)         The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of (and any stated interest on) the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vii)        Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire and applicable Forms (unless the Assignee shall already be a Lender hereunder), together with (x) any processing and recordation fee and (y) any written consent to such assignment required by Section 11.6(b), the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)          (i)          Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than a natural person, a Defaulting Lender, Holdings or any Subsidiary of Holdings) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires, subject to Section 11.1(b), the consent of each Lender directly affected thereby pursuant to clauses (A) and (C) of Section 11.1(a) and (2) directly affects such Participant. Subject to Section 11.6(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 (subject to the requirements of those sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for U.S. federal income tax purposes as the agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the commitment of, and the principal amounts (and stated interest) of, each Participant’s interest in the Loans, L/C Obligations or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, L/C Obligations or its other obligations under any Loan Document) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan, L/C Obligation or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the Internal Revenue Service (“IRS”), any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii)        A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. No Participant shall be entitled to the benefits of Section 2.19 unless such Participant complies with Sections 2.19(d) and 2.19(e).

(d)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)          The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 11.6(d) above.

(f)          Each Lender, upon succeeding to an interest in Commitments or Loans, as the case may be, represents and warrants as of the effective date of the applicable Assignment and Assumption that it is an Eligible Assignee.

11.7       Adjustments; Set-off.

(a)          Except to the extent that this Agreement expressly provides for or permits payments to be allocated or made to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(g) or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)          In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, with the prior consent of the Administrative Agent, without prior notice to Holdings or the Borrower or any other Loan Party, any such notice being expressly waived by Holdings and the Borrower and each other Loan Party to the extent permitted by applicable law, upon the occurrence and during the continuance of any Event of Default, to set off and appropriate and apply against the Obligations any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower or any such other Loan Party, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.8       Counterparts; Electronic Execution.

(a)          This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile transmission or electronic PDF shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

(b)          The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.9         Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10       Integration. This Agreement, the Commitment Letter, the other Loan Documents and any separate letter agreements with respect to fees payable to the Joint Lead Arranger, the Joint Bookrunners and the Administrative Agent represent the entire agreement of Holdings, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11       Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

11.12       Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof, to the extent such courts would have subject matter jurisdiction with respect thereto, and agrees that notwithstanding the foregoing (x) a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (y) legal actions or proceedings brought by the Secured Parties in connection with the exercise of rights and remedies with respect to Collateral may be brought in other jurisdictions where such Collateral is located or such rights or remedies may be exercised;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court and waives any right to claim that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to each party hereto, as the case may be at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of

Credit or the use of the proceeds thereof, any special, exemplary, punitive or consequential damages against any Indemnitee.

11.13       Acknowledgements. Each of the Borrower and Guarantors hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings, the Borrower or any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings, the Borrower and each Guarantor, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower or the Guarantors and the Lenders.

11.14       [Reserved].

11.15       Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is not designated by the provider thereof as public information or non-confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners, any other Lender or any Affiliate thereof, (b) subject to an agreement to comply with provisions no less restrictive than this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, trustees, agents, attorneys, accountants and other professional advisors that have been advised of the provisions of this Section and have been instructed to keep such information confidential, (d) upon the request or demand of any Governmental Authority or any self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding; provided that unless specifically prohibited by applicable law, reasonable efforts shall be made to notify the Borrower of any such request prior to disclosure, (g) that has been publicly disclosed other than as a result of a breach of this Section, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; provided, such Person has been advised of the provisions of this Section and instructed to keep such information confidential or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the extensions of credit hereunder. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

11.16       Waivers Of Jury Trial. EACH OF HOLDINGS, THE BORROWER, THE GUARANTORS THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.17       USA Patriot Act Notification. The following notification is provided to the Borrower and each Guarantor pursuant to Section 326 of the Patriot Act:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.

What this means for the Borrower or Guarantor: When the Borrower or Guarantor opens an account, if the Borrower or Guarantor is an individual, the Administrative Agent and the Lenders will ask for the Borrower’s name, residential address, tax identification number, date of birth, and other information that will allow the Administrative Agent and the Lenders to identify the Borrower, and, if the Borrower or Guarantor is not an individual, the Administrative Agent and the Lenders will ask for the Borrower’s name, tax identification number, business address, and other information that will allow the Administrative Agent and the Lenders to identify the Borrower. The Administrative Agent and the Lenders may also ask, if the Borrower or Guarantor is an individual, to see the Borrower’s driver’s license or other identifying documents, and, if the Borrower or Guarantor is not an individual, to see the Borrower’s legal organizational documents or other identifying documents.

11.18       Maximum Amount.

(a)            It is the intention of the Borrower and the Lenders to conform strictly to the usury and similar laws relating to interest from time to time in force, and all agreements between the Loan Parties and their respective Subsidiaries and the Lenders, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to the Lenders as interest (whether or not designated as interest, and including any amount otherwise designated but deemed to constitute interest by a court of competent jurisdiction) hereunder or under the other Loan Documents or in any other agreement given to secure the Indebtedness evidenced hereby or other Obligations of the Borrower, or in any other document evidencing, securing or pertaining to the Indebtedness evidenced hereby, exceed the maximum amount permissible under applicable usury or such other laws (the “Maximum Amount”). If under any circumstances whatsoever fulfillment of any provision hereof, or any of the other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding the Maximum Amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount. For the purposes of calculating the actual amount of interest paid and/or payable hereunder in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the Indebtedness of the Borrower evidenced hereby, outstanding from time to time shall, to the extent permitted by Applicable Law, be amortized, pro-rated, allocated and spread from the date of disbursement of the proceeds of the

Notes until payment in full of all of such Indebtedness, so that the actual rate of interest on account of such Indebtedness is uniform through the term hereof. The terms and provisions of this Section 11.18(a) shall control and supersede every other provision of all agreements between the Borrower or any endorser of the Notes and the Lenders.

(b)            If under any circumstances any Lender shall ever receive an amount which would exceed the Maximum Amount, such amount shall be deemed a payment in reduction of the principal amount of the Loans and shall be treated as a voluntary prepayment under Section 2.10 and shall be so applied in accordance with Section 2.17 or if such excessive interest exceeds the unpaid balance of the Loans and any other Indebtedness of the Borrower in favor of such Lender, the excess shall be deemed to have been a payment made by mistake and shall be refunded to the Borrower.

11.19       Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 11.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

11.20       No Fiduciary Duty. Each of the Administrative Agent, the Joint Bookrunners, the Joint Lead Arrangers, the Syndication Agent, each Co-Documentation Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other, except as otherwise explicitly provided herein. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person, except as otherwise explicitly provided herein. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

EMERALD EXPOSITIONS HOLDING, INC.

By:	/s/ David Loechner
Name: David Loechner
Title: President

GUARANTORS:

EMERALD EXPOSITIONS, INC.

By:	/s/ David Loechner
Name: David Loechner
Title: President

FOREMOST EXHIBITS, INC.

By:	/s/ David Loechner
Name: David Loechner
Title: President

RANGEFINDER PUBLISHING CO., INC.

By:	/s/ David Loechner
Name: David Loechner
Title: President

[Signature Page to Credit Agreement]

EXPO EVENT MIDCO, INC.

By:	/s/ Kosty Gilis
Name: Kosty Gilis
Title: President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N. A., as Administrative Agent, Swingline Lender, an Issuing Lender and a Lender

By:	/s/ Joseph L. Corah
Name: Joseph L. Corah
Title: Director

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Judith Smith
Name: Judith Smith
Title: Authorized Signatory

By:	/s/ Michael D’Onofrio
Name: Michael D’Onofrio
Title: Authorized Signatory

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Nicholas Romig
Name: Nicholas Romig
Title: Authorized Signatory

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Edward Valderrama
Name: Edward Valderrama
Title: Authorized Signatory

[Signature Page to Credit Agreement]

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Lana Gifas
Name: Lana Gifas
Title: Director

By:	/s/ Kenneth Chin
Name: Kenneth Chin
Title: Director

[Signature Page to Credit Agreement]